Exhibit 99.1

ITEM 6.	SELECTED FINANCIAL DATA

Kilroy Realty Corporation Consolidated

(in thousands, except per share, square footage and occupancy data)

	Year Ended December 31,
	2008	2007	2006	2005	2004
Statements of Operations Data:
Rental income	$252,084	$229,672	$216,745	$205,070	$182,461
Tenant reimbursements	31,035	25,322	22,440	20,270	18,549
Other property income	6,849	3,478	2,356	771	1,080

Total revenues	289,968	258,472	241,541	226,111	202,090

Property expenses	48,875	43,306	39,700	36,061	30,276
Real estate taxes	22,108	19,539	18,149	16,334	15,220
Provision for bad debts	4,051	473	744	(668)	832
Ground leases	1,617	1,582	1,583	1,207	976
General and administrative expenses	38,260	36,580	22,800	66,456	34,021
Interest expense	45,346	40,762	43,541	38,956	33,678
Depreciation and amortization	83,275	72,815	68,830	64,273	54,820

Total expenses	243,532	215,057	195,347	222,619	169,823

Interest and other investment (loss) income	(93)	1,606	1,653	604	521
Net settlement receipts (payments) on interest rate swaps			991	364	(2,893)
(Loss) gain on derivative instruments			(818)	378	3,099

Total other (loss) income	(93)	1,606	1,826	1,346	727

Income from continuing operations	46,343	45,021	48,020	4,838	32,994

Discontinued operations:
Revenues from discontinued operations	199	10,312	22,788	16,734	23,585
Expenses from discontinued operations	135	(6,521)	(8,625)	(9,780)	(13,374)
Net gain on dispositions of discontinued operations	234	74,505	31,259	30,764	6,148
Impairment loss on property held for sale					(726)

Total income from discontinued operations	568	78,296	45,422	37,718	15,633

NET INCOME	46,911	123,317	93,442	42,556	48,627
Net income attributable to noncontrolling common units of the Operating Partnership	(1,886)	(6,957)	(5,990)	(3,149)	(4,307)

NET INCOME ATTRIBUTABLE TO THE COMPANY	45,025	116,360	87,452	39,407	44,320

PREFERRED DIVIDENDS AND DISTRIBUTIONS:
Distributions to noncontrolling cumulative redeemable preferred units of the Operating Partnership	(5,588)	(5,588)	(5,588)	(5,588)	(9,579)
Original issuance costs of redeemed preferred units					(1,200)
Preferred dividends	(9,608)	(9,608)	(9,608)	(9,608)	(3,553)

Total preferred dividends and distributions	(15,196)	(15,196)	(15,196)	(15,196)	(14,332)

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$29,829	$101,164	$72,256	$24,211	$29,988

Share Data:
Weighted average common shares outstanding—basic	32,466,591	32,379,997	31,244,062	28,710,726	28,244,459

Weighted average common shares outstanding—diluted	32,540,872	32,408,966	31,292,628	28,710,726	28,308,348

Income (loss) from continuing operations available to common stockholders per common share—basic	$0.89	$0.85	$0.96	$(0.32)	$0.58

Income (loss) from continuing operations available to common stockholders per common share—diluted	$0.89	$0.85	$0.96	$(0.32)	$0.57

Net income available to common stockholders per common share—basic	$0.91	$3.09	$2.30	$0.84	$1.06

Net income available to common stockholders per common share—diluted	$0.91	$3.09	$2.30	$0.84	$1.05

Dividends declared per common share	$2.32	$2.22	$2.12	$2.04	$1.98

	Kilroy Realty Corporation Consolidated
	December 31,
	2008	2007	2006	2005	2004
Balance Sheet Data:
Total real estate held for investment, before accumulated depreciation and amortization	$2,475,596	$2,370,004	$2,040,761	$1,953,971	$1,863,230
Total assets	2,102,918	2,069,810	1,799,352	1,674,474	1,609,024
Total debt	1,142,348	1,072,659	879,198	842,282	801,441
Total liabilities	1,314,394	1,229,138	1,011,790	1,031,106	929,348
Noncontrolling interest(1)	73,638	73,638	73,638	73,638	73,638
Total preferred stock	121,582	121,582	121,582	121,582	121,582
Total equity(2)	714,886	767,034	713,924	569,730	606,038
Other Data:
Funds From Operations(3)	$113,972	$107,324	$118,184	$63,603	$87,643
Cash flows provided by (used in):
Operating activities	144,481	147,500	61,570	116,002	120,513
Investing activities	(93,825)	(244,802)	(136,193)	(75,682)	(123,271)
Financing activities	(52,835)	97,086	82,690	(41,292)	(2,281)
Office Properties:
Rentable square footage	8,650,126	8,088,769	7,835,040	7,948,152	7,674,424
Occupancy	86.2%	93.7%	95.8%	92.5%	94.0%
Industrial Properties:
Rentable square footage	3,718,663	3,869,969	3,869,969	4,587,491	4,602,605
Occupancy	96.3%	94.7%	95.8%	99.3%	95.5%

(1)	Represents the redemption value, less issuance costs of the Company’s issued and outstanding 1,500,000 Series A Cumulative Redeemable Preferred Units (the “Series A Preferred Units”).

(2)	Includes the noncontrolling interest of the common units of the Operating Partnership.

(3)

We calculate FFO in accordance with the White Paper on FFO approved by the Board of Governors of NAREIT. The White Paper defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.

We believe that FFO is a useful supplemental measure of our operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of our activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, our FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting to be insufficient by themselves. Because FFO excludes depreciation and amortization of real estate assets, we believe that FFO along with the required GAAP presentations provides a more complete measurement of our performance relative to our competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide.

However, FFO should not be viewed as an alternative measure of our operating performance since it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results of operations.

Non-cash adjustments to arrive at FFO were as follows: in all periods, minority interest in earnings of the Operating Partnership, depreciation and amortization of real estate assets and net gain (loss) from dispositions of operating properties. For additional information, see Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations “—Non-GAAP Supplemental Financial Measure: Funds From Operations” including a reconciliation of our GAAP net income available for common stockholders to FFO for the years ended December 31, 2008, 2007, 2006, 2005, and 2004.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to our consolidated financial statements and should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report. Statements contained in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are not historical facts may be forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Some of the information presented is forward-looking in nature, including information concerning projected future occupancy rates, rental rate increases, property development timing and investment amounts. Although the information is based on our current expectations, actual results could vary from expectations stated in this report. Numerous factors will affect our actual results, some of which are beyond our control. These include the breadth and duration of the current economic recession and its impact on our tenants, the strength of commercial and industrial real estate markets, market conditions affecting tenants, competitive market conditions, interest rate levels, volatility in our stock price, and capital market conditions. You are cautioned not to place undue reliance on this information, which speaks only as of the date of this report. We assume no obligation to update publicly any forward-looking information, whether as a result of new information, future events or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws to disclose material information. For a discussion of important risks related to our business, and related to investing in our securities, including risks that could cause actual results and events to differ materially from results and events referred to in the forward-looking information, see Item 1A: Risk Factors and the discussion under the captions “—Factors That May Influence Future Results of Operations” and “—Liquidity and Capital Resources” below. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Overview and Background

We own, operate, and develop office and industrial real estate in Southern California. We operate as a self-administered REIT. We own our interests in all of our properties through the Operating Partnership and the Finance Partnership and conduct substantially all of our operations through the Operating Partnership. We owned a 95.0% and 93.7% general partnership interest in the Operating Partnership as of December 31, 2008 and 2007, respectively.

Critical Accounting Policies

The preparation of financial statements in conformity with GAAP requires management to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting periods.

Certain accounting policies are considered to be critical accounting policies. Critical accounting policies are those policies that require management to make significant estimates and/or assumptions about matters that are uncertain at the time the estimates and/or assumptions are made or where management is required to make significant judgments and assumptions with respect to the practical application of accounting principles in its business operations. Critical accounting policies are by definition those policies that are material to our financial statements and for which the impact of changes in estimates, assumptions and judgments could have a material impact to our financial statements.

The following critical accounting policies discussion reflects what we believe are the more significant estimates, assumptions and judgments used in the preparation of our consolidated financial statements. This discussion of our critical accounting policies is intended to supplement the description of our accounting policies in the footnotes to our consolidated financial statements and to provide additional insight into the information used by management when evaluating significant estimates, assumptions and judgments. For further discussion of our significant accounting policies, see Note 2 to our consolidated financial statements included in this report.

Rental Revenue Recognition

Rental revenue is our principal source of revenue. The timing of when we commence rental revenue recognition depends largely on our conclusion as to whether we are or the tenant is the owner for accounting purposes of the tenant improvements at the leased property. When we conclude that we are the owner of tenant improvements for accounting purposes, we record the cost to construct the tenant improvements as an asset and we commence rental revenue recognition when the tenant takes possession of the finished space, which is typically when such tenant improvements are substantially complete.

The determination of whether we are or the tenant is the owner of the tenant improvements for accounting purposes is subject to significant judgment. In making that determination, we consider numerous factors and perform a detailed evaluation of each individual lease. No one factor is determinative in reaching a conclusion. The factors we evaluate include but are not limited to the following:

•	whether the lease agreement requires landlord approval of how the tenant improvement allowance is spent prior to installation of the tenant improvements;

•

whether the lease agreement requires the tenant to provide evidence to the landlord supporting the cost and what the tenant improvement allowance was spent on prior to payment by the landlord for such tenant improvements;

•	whether the tenant improvements are unique to the tenant or reusable by other tenants;

•

whether the tenant is permitted to alter or remove the tenant improvements without the consent of the landlord or without compensating the landlord for any lost utility or diminution in fair value; and

•	whether the ownership of the tenant improvements remains with the landlord or remains with the tenant at the end of the lease term.

In addition, we also record the cost of certain tenant improvements paid for or reimbursed by tenants when we conclude that we are the owner of such tenant improvements using the factors discussed above. For these tenant-funded tenant improvements, we record the amount funded or reimbursed by tenants as deferred revenue, which is amortized and recognized as rental revenue over the term of the related lease beginning upon substantial completion of the leased premises. During the years ended December 31, 2008, 2007 and 2006, we recorded $28.1 million, $41.1 million and $5.9 million, respectively, of tenant-funded tenant improvements, primarily at certain of our in-process development and redevelopment properties, and we recognized $11.3 million, $4.3 million and $2.3 million, respectively, of non-cash rental revenue related to the amortization of deferred revenue recorded in connection with these tenant-funded tenant improvements.

When we conclude that we are not the owner and the tenant is the owner of tenant improvements for accounting purposes, we record our contribution towards those improvements as a lease incentive, which is amortized as a reduction to rental revenue on a straight-line basis over the term of the related lease, and rental revenue recognition begins when the tenant takes possession of or controls the space.

Our judgment as to whether we are or the tenant is the owner of tenant improvements for accounting purposes is made on a lease by lease basis and has a significant impact on the amount of non-cash rental revenue that we record related to the amortization of deferred revenue for tenant-funded tenant improvements, and therefore on our results of operations. Our judgment as to whether we are or the tenant is the owner of the tenant improvements for accounting purposes can also have a significant effect on the timing of our overall revenue recognition and therefore on our results of operations.

Tenant Reimbursement Revenue

Reimbursements from tenants consist of amounts due from tenants for common area maintenance, real estate taxes and other recoverable costs. Calculating tenant reimbursement revenue requires an in-depth analysis of the complex terms of each applicable underlying lease. Examples of judgments and estimates used when determining the amounts recoverable include:

•	estimating the final expenses, net of accruals, that are recoverable;

•	estimating the fixed and variable components of operating expenses for each building;

•	conforming recoverable expense pools to those used in establishing the base year or base allowance for the applicable underlying lease; and

•	concluding whether an expense or capital expenditure is recoverable per the terms of the underlying lease.

During the year, we accrue estimated tenant reimbursement revenue in the period in which the reimbursable expenses are incurred and thus recoverable from the tenant based on our best estimate of the amounts to be recovered. Throughout the year, we perform analyses to properly match tenant reimbursement revenue with reimbursable costs incurred to date. Additionally, during the fourth quarter of each year, we perform preliminary reconciliations and accrue additional tenant reimbursement revenue or refunds. Subsequent to year end, we perform final detailed reconciliations and analyses on a lease-by-lease basis and bill or refund each tenant for any cumulative annual adjustments in the first and second quarters of each year for the previous year’s activity.

Our historical experience for the years ended December 31, 2007, 2006 and 2005 has been that our final reconciliation and billing process resulted in final amounts that approximated the total annual tenant reimbursement revenues recognized. We are currently in the process of performing our 2008 final reconciliations.

Allowances for Uncollectible Current Tenant Receivables and Deferred Rent Receivables

Tenant receivables and deferred rent receivables are carried net of the allowances for uncollectible current tenant receivables and deferred rent receivables. Current tenant receivables consist primarily of amounts due for contractual lease payments and reimbursements of common area maintenance expenses, property taxes and other expenses recoverable from tenants. Deferred rent receivables represent the amount by which the cumulative straight-line rental revenue recorded to date exceeds cash rents billed to date under the lease agreement.

Management’s determination of the adequacy of the allowance for uncollectible current tenant receivables and the allowance for deferred rent receivables is performed using a methodology that incorporates a specific identification analysis and an aging analysis and includes an overall evaluation of our historical loss trends and the current economic and business environment.

With respect to the allowance for uncollectible tenant receivables, the specific identification methodology analysis, relies on factors such as the age and nature of the receivables, the payment history and financial condition of the tenant, our assessment of the tenant’s ability to meet its lease obligations and the status of negotiations of any disputes with the tenant. With respect to the allowance for deferred rent receivables, given the longer term nature of these receivables, the specific identification methodology analysis evaluates each of our significant tenants and any tenants on our internal watchlist and relies on factors such as each tenant’s financial condition and its ability to meet its lease obligations. Our allowances also include a reserve based on historical loss trends, which is not associated with any specific tenant. These reserves as well as our specific identification reserve is re-evaluated quarterly based on changes in the financial condition of tenants and our assessment of the tenant’s ability to meet its lease obligations, overall economic conditions and the current business environment.

Our determination of the adequacy of these allowances requires significant judgment and estimates about matters that are uncertain at the time the estimates are made. For example, the factors that we consider and re-evaluate on a quarterly basis with respect to our allowances include the creditworthiness of specific tenants, specific industry trends and conditions and general economic trends and conditions. Since these factors are beyond our control, actual results can differ from our estimates, and such differences could be material.

For the years ended December 31, 2008, 2007 and 2006, we recorded a total provision for bad debts for both current tenant receivables and deferred rent receivables of approximately 1.4%, 0.2% and 0.3%, respectively, of recurring rental revenue. Included in the provision amount for 2008 is approximately $3.1 million to reserve for the unrecoverable portion of the deferred rent receivable balance related to the Favrille, Inc. (“Favrille”) lease. See Note 18 to our consolidated financial statements included in this report. Excluding the impact of Favrille on the provision for bad debts, for the year ended December 31, 2008, we recorded a provision for bad debts of approximately 0.3% of recurring revenue. Our historical experience has been that actual write-offs of current tenant receivables and deferred rent receivables has approximated the provision for bad debts recorded for the years ended December 31, 2008, 2007 and 2006. In the event our estimates were not accurate and we had to change our allowances by 1% of recurring revenue, the potential impact to our net income available to common stockholders would be approximately $2.8 million, $2.6 million and $2.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Evaluation of Asset Impairment

We evaluate our real estate assets for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a given asset may not be recoverable. We evaluate our real estate assets for impairment on a property by property basis. Indicators we use to determine whether an impairment evaluation is necessary include:

•	current low occupancy levels or forecasted low occupancy levels at a specific property;

•	current period operating or cash flow losses combined with a historical pattern or future projection of potential continued operating or cash flow losses at a specific property;

•

deterioration in rental rates for a specific property as evidenced by sudden significant rental rate decreases or continuous rental rate decreases over numerous quarters, which could signal a decrease in future cash flow for that property;

•

deterioration of a given rental submarket as evidenced by significant increases in market vacancy and/or negative absorption rates or continuous increases in market vacancy and/or negative absorption rates over numerous quarters, which could signal a decrease in future cash flow for properties within that submarket;

•

significant increases in market capitalization rates, continuous increases in market capitalization rates over several quarters, or recent property sales at a loss within a given submarket, each of which could signal a decrease in the market value of properties;

•	significant change in strategy or use of a specific property or any other event that could result in a decreased holding period or significant development delay;

•	instances of physical damage to the property; and

•	default by a significant tenant when other indicators are present.

When evaluating properties to be held and used for potential impairment, we first evaluate whether there are any indicators of impairment for any of our properties. If any impairment indicators are present for a specific property, we then perform an undiscounted cash flow analysis and compare the net carrying amount of the property to the property’s estimated undiscounted future cash flow over the anticipated holding period. If the estimated undiscounted future cash flow is less than the net carrying amount of the property, we perform an impairment loss calculation to determine if the fair value of the property is less than the net carrying value of the property. Our impairment loss calculation compares the net carrying amount of the property to the property’s estimated fair value, which may be based on estimated discounted future cash flow calculations or third-party valuations or appraisals. We recognize an impairment loss if the amount of the asset’s net carrying amount exceeds the asset’s estimated fair value. If we recognize an impairment loss, the estimated fair value of the asset becomes its new cost basis. For a depreciable long-lived asset, the new cost basis will be depreciated (amortized) over the remaining useful life of that asset.

Our undiscounted cash flow and fair value calculations contain uncertainties because they require management to make assumptions and to apply judgment to estimate future cash flow and property fair values, including selecting the discount or capitalization rate that reflects the risk inherent in future cash flow. Estimating projected cash flow requires assumptions related to future rental rates, tenant allowances, operating expenditures, property taxes, capital improvements and occupancy levels. We are also required to make a number of assumptions relating to future economic and market events and prospective operating trends. Determining the appropriate capitalization rate also requires significant judgment and is typically based on many factors including the prevailing rate for the market or submarket, as well as the quality and location of the properties. Further, capitalization rates can fluctuate due to a variety of factors in the overall economy or within regional markets. If the actual net cash flow or actual market capitalization rates significantly differ from our estimates, the impairment evaluation for an individual asset could be materially affected.

During the years ended December 31, 2008, 2007 and 2006, we did not record any impairment losses since our strategy is to hold our properties for long-term use and therefore the undiscounted cash flow well exceeded the net carrying value for each evaluation.

Cost Capitalization and Depreciation

We capitalize costs associated with development and redevelopment activities, capital improvements, tenant improvements and leasing activities. Amounts capitalized are depreciated or amortized over estimated useful lives determined by management. We depreciate buildings and improvements based on the estimated useful life of the asset, and we amortize tenant improvements and leasing costs over the shorter of the estimated useful life or estimated remaining life of the related lease. All capitalized costs are depreciated or amortized using the straight-line method.

Determining whether expenditures meet the criteria for capitalization and the assignment of depreciable lives requires management to exercise significant judgment. Expenditures that meet one or more of the following criteria generally qualify for capitalization:

•	provide benefit in future periods;

•	extend the useful life of the asset beyond our original estimates;

•	increase the quantity of the asset beyond our original estimates; and

•	increase the quality of the asset beyond our original estimates.

Our historical experience has demonstrated that we have not had material write-offs of assets and that our depreciation and amortization estimates have been reasonable and appropriate.

Factors That May Influence Future Results of Operations

Global Market and Economic Conditions. In the U.S., recent market and economic conditions have been unprecedented and challenging with tighter credit conditions and slower growth through the fourth quarter of 2008. As a result of these market conditions, the cost and availability of credit has been and may continue to be adversely affected by illiquid credit markets and wider credit spreads. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease to provide funding to borrowers. Continued turbulence in the U.S. and international markets and economies may adversely affect our liquidity and financial condition, and the liquidity and financial condition of our tenants. If these market conditions continue, they may limit our ability, and the ability of our tenants, to timely refinance maturing liabilities and access the capital markets to meet liquidity needs.

Real Estate Asset Valuation. General economic conditions and the resulting impact on market conditions or a downturn in tenants’ businesses may adversely affect the value of our assets. Periods of economic slowdown or recession in the U.S., declining demand for leased office or industrial properties and/or a decrease in market rental rates and/or market values of real estate assets in our submarkets could have a negative impact on the value of our assets, including the value of our properties and related tenant improvements. If we were required under GAAP to write down the carrying value of any of our properties to the lower of cost or market due to impairment, or if as a result of an early lease termination we were required to remove and dispose of material amounts of tenant improvements that are not reusable to another tenant, our financial condition and results of operations would be negatively affected.

Leasing Activity and Rental Rates. The amount of net rental income generated by our properties depends principally on our ability to maintain the occupancy rates of currently leased space and to lease currently available space, newly developed or redeveloped properties and space available from unscheduled lease terminations. The amount of rental income we generate also depends on our ability to maintain or increase rental rates in our submarkets. Negative trends in one or more of these factors could adversely affect our rental income in future periods. The following tables set forth certain information regarding our 2008 leasing activity.

Leasing Activity by Segment Type

For the Year Ended December 31, 2008

	Number of Leases(1)		Rentable Square Feet(1)		Changes in Rents(2)	Changes in Cash Rents(3)	Retention Rates(4)	Weighted Average Lease Term (in months)
	New	Renewal	New	Renewal
Office Properties	29	31	226,820	349,009	36.4%	18.3%	48.7%	53
Industrial Properties	6	9	212,698	728,363	24.4%	0.8%	77.5%	63

Total portfolio	35	40	439,518	1,077,372	31.6%	11.3%	65.0%	59

(1)	Represents leasing activity for leases commenced during the period shown, including first and second generation space, net of month-to-month leases. Excludes leasing on new construction.

(2)	Calculated as the change between GAAP rents for new/renewed leases and the expiring GAAP rents for the same space. Excludes leases for which the space was vacant longer than one year.

(3)	Calculated as the change between stated rents for new/renewed leases and the expiring stated rents for the same space. Excludes leases for which the space was vacant longer than one year.

(4)	Calculated as the percentage of space either renewed or expanded into by existing tenants or subtenants at lease expiration.

We believe that at December 31, 2008 the weighted average cash rental rates for our properties were approximately 5% to 10% below the current average quoted market rates, although individual properties within any particular submarket presently may be leased either above, below or at the current quoted market rates within that submarket, and the average rental rates for individual submarkets may be above, below or at the average cash rental rate of our overall portfolio. However, under the current recessionary conditions affecting our markets, we cannot give any assurance that leases will be renewed or that available space will be re-leased at rental rates equal to or above the current quoted market rates. Our occupancy and rental rates are impacted by general economic conditions, including the pace of regional economic growth and access to capital. An extended economic slowdown and continued tightening of the credit markets could have an adverse affect on our tenants and, as a result, on our future occupancy, rental rates and cash flow.

Scheduled Lease Expirations. In addition to the 1.3 million rentable square feet, or 10.8%, of currently available space in our stabilized portfolio, leases representing approximately 9.2% and 16.4% of the occupied square footage of our stabilized portfolio are scheduled to expire during 2009 and in 2010, respectively. The leases scheduled to expire during 2009 and in 2010 represent approximately 2.0 million rentable square feet of office space, or 20.5% of our total annualized base rental revenue, and 0.8 million rentable square feet of industrial space, or 2.6% of our total annualized base rental revenue, respectively. We believe that the average cash rental rates are approximately 5% below the current average quoted market rates for leases scheduled to expire during 2009 and that the average cash rental rates are approximately 10% to 15% below the current average quoted market rates for leases scheduled to expire during 2010, although individual properties within any particular submarket presently may be leased either above, below or at the current quoted market rates within that submarket, and the average rental rates for individual submarkets may be above, below or at the average cash rental rate of our overall portfolio. Our ability to re-lease available space depends upon the market conditions in the specific regions in which our properties are located and general market conditions.

Sublease Space. Of our leased space at December 31, 2008, approximately 485,600 rentable square feet, or 3.9%, of the square footage in our stabilized portfolio, was available for sublease, compared to 608,100 rentable square feet, or 5.1% at December 31, 2007. Of the 3.9% of available sublease space in our stabilized portfolio at December 31, 2008, approximately 1.2% was vacant space, and the remaining 2.7% was occupied. Approximately 53.1%, 27.2% and 19.7% of the available sublease space as of December 31, 2008 is located in the San Diego, Orange County and Los Angeles regions, respectively. Of the approximately 485,600 rentable square feet available for sublease at December 31, 2008, approximately 47,700 rentable square feet representing three leases are scheduled to expire in 2009, and approximately 144,200 rentable square feet representing seven leases are scheduled to expire in 2010.

Negative trends or other unforeseeable events that impair our ability to renew or re-lease space and our ability to maintain or increase rental rates in our submarkets could have an adverse effect on our future financial condition, results of operations and cash flow.

Development and Redevelopment Programs. Historically, a significant portion of our growth has come from our development and redevelopment efforts. We have a proactive planning process by which we continually evaluate the size, timing, costs and scope of our development and redevelopment programs and, as necessary, scale activity to reflect the economic conditions and the real estate fundamentals that exist in our strategic submarkets.

We believe that a portion of our future potential growth will continue to come from our newly developed or redeveloped properties and our development pipeline. During the year ended December 31, 2008, we added approximately 560,000 rentable square feet of office space to our stabilized portfolio. As of December 31, 2008, our development pipeline included 116.7 gross acres of land with an aggregate cost basis of approximately $242 million. We may also continue to seek and obtain development opportunities throughout Southern California and specifically in our core markets.

However, we anticipate that the general economic conditions and the resulting impact on conditions in our core markets will delay timing and reduce the scope of our development program in the near future, which will further impact the average development and redevelopment asset balances qualifying for interest and other carry cost capitalization. During the third and fourth quarters of 2008, we did not capitalize interest and carry costs on certain development pipeline properties with an aggregate cost basis of approximately $39 million and $82 million, respectively, as it was determined these projects did not qualify for interest and other carry cost capitalization for the applicable quarters under GAAP.

In addition, we may be unable to lease committed development or redevelopment properties at expected rental rates or within projected timeframes or complete development or redevelopment properties on schedule or within budgeted amounts, which could adversely affect our financial condition, results of operations and cash flow. During the year ended December 31, 2008, three of the properties we added to the stabilized portfolio, encompassing approximately 159,000 rentable square feet, had not yet reached stabilized occupancy of 95% since one year had passed since cessation of major construction activity. The average occupancy for these three properties was approximately 13% at December 31, 2008.

We believe that other possible sources of potential future growth are redevelopment opportunities within our existing portfolio and/or targeted acquisitions. Redevelopment efforts can achieve similar returns to new development with reduced entitlement risk and shorter construction periods. Depending on market conditions, we will continue to pursue future redevelopment opportunities in our strategic submarkets where there is limited land for development. We had no redevelopment properties in-process as of December 31, 2008.

See additional information regarding our development and redevelopment properties under the caption “—2008 Stabilized Development and Redevelopment Properties” and in Item 2: Properties.

City of San Diego. Given the geographic concentration of our development program in San Diego County, our operating results may be affected by (i) the city of San Diego’s current financial difficulties and ongoing investigations with respect to the city’s finances, (ii) the city of San Diego’s General Plan and Land Use update, (iii) the city of San Diego’s zoning ordinance updates, (iv) the city of San Diego, state and federal agencies’ future adoption of potential impact fees to address water supply infrastructure, climate change legislation and mandatory energy and sustainable building code requirements, (v) the potential new building permit moratorium due to state and regional water agencies not issuing new water meters because of new water rationing guidelines, and (vi) recent storm water runoff regulations and other pending ordinances currently under consideration by the city, county and state water agencies and other agencies. Any of these factors may affect the city of San Diego’s ability to finance capital projects and may impact real estate development, entitlements, costs of development and market conditions in this important submarket. As of the date this report was filed, we have not experienced any material adverse effects arising from these factors.

Incentive Compensation. Our Executive Compensation Committee determines compensation, including equity and cash incentive programs, for our executive officers. The programs approved by the Executive Compensation Committee have historically provided for equity and cash compensation to be earned by our executive officers based on certain performance measures, including financial, operating and development targets.

In the first quarter of 2009, our Executive Compensation Committee approved the 2009 Annual Bonus Program for executive management that will allow for executive management to receive bonus compensation for achieving certain specified corporate performance measures for the fiscal year ending December 31, 2009. The provisions of the 2009 program were reported on Form 8-K filed with the SEC on January 29, 2009. As a result of the structure of these programs and other such programs that the Executive Compensation Committee may adopt in the future, accrued incentive compensation and compensation expense for these programs will be affected by our operating and development performance, financial results, the performance of our common stock and market conditions. Consequently, we cannot predict the amounts that will be recorded in future periods related to compensation programs.

Share-Based Compensation. As of December 31, 2008, there was $9.6 million of total unrecognized compensation cost related to outstanding nonvested shares issued under share-based compensation arrangements. That cost is expected to be recognized over a weighted-average period of 1.8 years. Additional unrecognized compensation cost of $9.7 million related to 51,040 nonvested shares of common stock and 569,973 nonvested restricted stock units issued under share-based compensation arrangements subsequent to December 31, 2008 is expected to be recognized over a weighted-average period of 1.4 years. See Note 13 to our consolidated financial statements included with this report for additional information regarding these programs.

Stabilized Portfolio Information

The following table reconciles the changes in the rentable square feet in our stabilized portfolio of operating properties from December 31, 2007 to December 31, 2008. Rentable square footage in our portfolio of stabilized properties increased by an aggregate of approximately 0.4 million rentable square feet, or 3.4%, to 12.4 million rentable square feet at December 31, 2008, as a result of the activity noted below.

	Quarter of Activity	Office Properties		Industrial Properties		Total
		Number of Buildings	Rentable Square Feet	Number of Buildings	Rentable Square Feet	Number of Buildings	Rentable Square Feet
Total at December 31, 2007		86	8,088,769	43	3,869,969	129	11,958,738
Properties added from the Development and Redevelopment Portfolios	Q3-Q4 2008	6	560,130			6	560,130
Properties not in service due to re-entitlement(1)	Q4 2008			(1)	(157,458)	(1)	(157,458)
Remeasurement			1,227		6,152		7,379

Total at December 31, 2008		92	8,650,126	42	3,718,663	134	12,368,789

(1)

We removed one property from the Orange County stabilized industrial portfolio in 2008 as we are in the process of re-entitling this property for residential use. If the re-entitlement is successful, we will evaluate the strategic options for the property, including the potential disposition of the asset.

2008 Stabilized Development and Redevelopment Properties

The following table sets forth certain information regarding development and redevelopment properties added to the stabilized portfolio during 2008.

Property Name / Address	Completion Date	Stabilization Date(1)	Number of Buildings	Rentable Square Feet	Percentage Leased at December 31, 2008
Development:
ICC 15004 Innovation Drive San Diego, CA	Q3 2008	Q3 2008	1	146,156	100%
Sorrento Gateway-Lot 3 4921 Directors Place San Diego, CA	Q4 2007	Q4 2008	1	55,500	0%
Kilroy Sabre Springs—Phase III 13480 Evening Creek Drive North San Diego, CA	Q3 2008	Q4 2008	1	147,533	100%

Total Development			3	349,189	84%

Redevelopment:
Kilroy Airport Center 2240 E Imperial Highway El Segundo, CA	Q3 2007	Q3 2008	1	107,041	100%
Sabre Springs Corporate Center 13280/13290 Evening Creek Dr San Diego, CA	Q4 2007	Q4 2008	2	103,900	19%

Total Redevelopment			3	210,941	60%

Total Stabilized Development and Redevelopment Properties			6	560,130	75%

(1)	The earlier of stabilized occupancy of 95% or one year from the date of cessation of major construction activities.

Occupancy Information

The following table sets forth certain information regarding our stabilized portfolio:

Stabilized Portfolio Occupancy by Segment Type

Region	Number of Buildings	Square Feet Total	Occupancy at(1)
			12/31/2008	12/31/2007	12/31/2006
Office Properties:
Los Angeles County	25	3,007,187	92.1%	96.1%	92.8%
San Diego County	57	5,019,160	83.1	91.4	98.6
Orange County	5	277,340	67.9	99.1	98.3
Other	5	346,439	94.2	99.6	92.8

	92	8,650,126	86.2	93.7	95.8

Industrial Properties:
Los Angeles County	1	192,053	100.0	100.0	100.0
Orange County	41	3,526,610	96.1	94.4	95.6

	42	3,718,663	96.3	94.7	95.8

Total stabilized portfolio	134	12,368,789	89.2%	94.0%	95.8%

	Average Occupancy
	Stabilized Portfolio(1)		Core Portfolio(2)
	2008	2007	2008	2007
Office Properties	92.0%	94.1%	91.3%	94.0%
Industrial Properties	93.0	92.1	93.0	92.3
	92.3%	93.4%	91.9%	93.1%

(1)	Occupancy percentages reported are based on our stabilized portfolio for the period presented.

(2)	Occupancy percentages reported are based on Office and Industrial Properties owned and stabilized at January 1, 2007 and still owned and stabilized at December 31, 2008.

As of December 31, 2008, the Office Properties and Industrial Properties represented approximately 88.2% and 11.8%, respectively, of our total annualized base rental revenue.

Current Regional Information

Los Angeles County. Our Los Angeles stabilized office portfolio of 3.0 million rentable square feet was 92.1% occupied with approximately 236,800 vacant rentable square feet as of December 31, 2008, compared to 96.1% occupied with approximately 112,100 vacant rentable square feet as of December 31, 2007. The decrease in Los Angeles County stabilized office portfolio occupancy is primarily attributable to a lease with Intuit that was terminated in July 2008, which represents approximately 90,000 rentable square feet. As of January 31, 2009, leases representing an aggregate of approximately 292,900 and 826,700 rentable square feet are scheduled to expire in 2009 and 2010, respectively, in this region. The aggregate rentable square feet scheduled to expire in 2009 and 2010 represent approximately 38.6% of the total occupied rentable square feet in this region as of January 31, 2009 and 11.8% of our annualized base rental revenues for our total stabilized portfolio. Demand in our primary Los Angeles County submarkets has continued to exhibit resilient strength and we believe that our 2009 and 2010 lease expirations are on average approximately 10% to 15% below the current quoted market rates.

Orange County. As of December 31, 2008, our Orange County stabilized industrial portfolio was 96.1% occupied with approximately 137,100 vacant rentable square feet, compared to 98.6% occupied as of December 31, 2007 after adjusting for one vacant building encompassing approximately 157,500 rentable square feet that we removed from our stabilized portfolio in 2008 as we are in the process of re-entitling this property for residential use. If the re-entitlement is successful, we will evaluate the strategic options for the property, including the potential disposition of the asset. Our Orange County stabilized office portfolio of approximately 277,300 rentable square feet was 67.9% occupied with approximately 89,000 vacant rentable square feet as of December 31, 2008, compared to 99.1% occupied with approximately 2,600 vacant rentable square feet as of December 31, 2007. The decrease in occupancy was primarily attributable to a lease that expired during the second quarter of 2008, which represented approximately 54,300 rentable square feet.

As of January 31, 2009, leases representing an aggregate of approximately 469,700 and 472,900 rentable square feet were scheduled to expire in 2009 and 2010, respectively, in this region. The aggregate rentable square feet scheduled to expire in 2009 and 2010 represents approximately 27.3% of the total occupied rentable square feet in this region as of the January 31, 2009 and 3.9% of the annualized base rental revenues for our total stabilized portfolio. We believe that our Orange County 2009 and 2010 lease expirations are on average approximately 0% to 5% above the current quoted market rates.

San Diego County. Our San Diego stabilized office portfolio was 83.1% occupied with approximately 849,800 vacant rentable square feet as of December 31, 2008, compared to 91.4% occupied with approximately 393,400 vacant rentable square feet as of December 31, 2007. The decrease in occupancy was primarily attributable to the following:

•	Two leases that expired during the third quarter of 2008, which represented approximately 189,400 rentable square feet;

•

One lease representing approximately 102,900 rentable square feet where the tenant ceased paying rent in 2008 and attempted to surrender the leased premises (see Note 16 to our consolidated financial statements included in this report for additional information). This building is shown as 0% occupied at December 31, 2008 in the table in Item 2: Properties “—Office and Industrial Properties”; and

•	The addition of three development properties that stabilized during 2008 encompassing approximately 159,000 rentable square feet, which were 12.5% occupied as of December 31, 2008.

In addition, our one development property in lease-up and all of our future development pipeline land holdings are located in San Diego County. We have seen that the demand in Central San Diego has decreased from prior quarters, as evidenced by modest increases in direct and total vacancy rates, reported decreases in active demand for office space and slower and more protracted lease negotiations. As a result, given the current recessionary conditions, it may take a longer period of time for us to lease vacant space in San Diego than in prior years. In addition, we will seek only economically attractive development opportunities in this region depending upon market conditions. See additional information under the caption “—Factors That May Influence Future Results of Operations—Development and Redevelopment Programs.”

As of January 31, 2009, leases representing an aggregate of approximately 217,900 and 401,100 rentable square feet are scheduled to expire in 2009 and 2010, respectively, in this region. The aggregate rentable square feet scheduled to expire in 2009 and 2010 represents approximately 14.8% of the total occupied rentable square feet in this region as of January 31, 2009 and 6.5% of our annualized base rental revenues for our total stabilized portfolio. Approximately 45% of the leases scheduled to expire in 2009 and 2010 are located in the Sorrento Mesa submarket. Direct vacancy for two and three-story office product in Sorrento Mesa is currently 7.8% and total vacancy is 9.3%. We currently believe that our Sorrento Mesa leases scheduled to expire during 2009 and 2010 are approximately 10% to 15% above the current average quoted market rates. Our remaining 2009 and 2010 lease expirations are spread across all of our other Central San Diego submarkets and we currently believe that the rental rate for these leases approximate current average quoted market rates.

Results of Operations

Management internally evaluates the operating performance and financial results of our portfolio based on Net Operating Income for the following segments of commercial real estate property: Office Properties and Industrial Properties. We define Net Operating Income as operating revenues from continuing operations (rental income, tenant reimbursements and other property income) less operating expenses from continuing operations (property expenses, real estate taxes, provision for bad debts and ground leases). The Net Operating Income segment information presented within this Management’s Discussion and Analysis of Financial Condition and Results of Operations consists of the same Net Operating Income segment information disclosed in Note 19 to our consolidated financial statements in accordance with Statement of Financial Accounting Standards No. 131 “Disclosures about Segments of an Enterprise and Related Information.”

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

The following table reconciles our Net Operating Income by segment to our net income available for common stockholders for the years ended December 31, 2008 and 2007.

	Year Ended December 31,		Dollar Change	Percentage Change
	2008	2007
	($ in thousands)
Net Operating Income, as defined
Office Properties	$185,967	$168,575	$17,392	10.3%
Industrial Properties	27,350	24,997	2,353	9.4

Total portfolio	213,317	193,572	19,745	10.2

Reconciliation to Net Income Available for Common Stockholders:
Net Operating Income, as defined for reportable segments	213,317	193,572	19,745	10.2
Other expenses:
General and administrative expenses	38,260	36,580	1,680	4.6
Interest expense	45,346	40,762	4,584	11.2
Depreciation and amortization	83,275	72,815	10,460	14.4
Interest and other investment (loss) income	(93)	1,606	(1,699)	(105.8)

Income from continuing operations	46,343	45,021	1,322	2.9
Income from discontinued operations	568	78,296	(77,728)	(99.3)

Net income	46,911	123,317	(76,406)	(62.0)
Net income attributable to noncontrolling common units of the Operating Partnership	(1,886)	(6,957)	5,071	72.9

Net income attributable to the Company	45,025	116,360	(71,335)	(61.3)
Preferred dividends and distributions	(15,196)	(15,196)	—	0.0

Net income available to common stockholders	$29,829	$101,164	$(71,335)	(70.5)%

Rental Operations

We evaluate the operations of our portfolio based on operating property type. The following tables compare the Net Operating Income for the Office Properties and for the Industrial Properties for the years ended December 31, 2008 and 2007.

Office Properties

	Total Office Portfolio				Core Office Portfolio(1)
	2008	2007	Dollar Change	Percentage Change	2008	2007	Dollar Change	Percentage Change
Operating revenues:
Rental income	$223,245	$202,601	$20,644	10.2%	$191,126	$190,715	$411	0.2%
Tenant reimbursements	26,898	21,804	5,094	23.4	21,879	20,068	1,811	9.0
Other property income	5,923	3,406	2,517	73.9	5,918	3,405	2,513	73.8

Total	256,066	227,811	28,255	12.4	218,923	214,188	4,735	2.2

Property and related expenses:
Property expenses	45,437	40,675	4,762	11.7	43,750	40,009	3,741	9.4
Real estate taxes	19,169	16,825	2,344	13.9	15,674	15,560	114	0.7
Provision for bad debts	3,876	154	3,722	2,416.9	3,876	154	3,722	2,416.9
Ground leases	1,617	1,582	35	2.2	1,612	1,576	36	2.3

Total	70,099	59,236	10,863	18.3	64,912	57,299	7,613	13.3

Net Operating Income	$185,967	$168,575	$17,392	10.3%	$154,011	$156,889	$(2,878)	(1.8)%

(1)	Office Properties owned and stabilized at January 1, 2007 and still owned and stabilized at December 31, 2008.

Operating Revenues

Total revenues from Office Properties increased $28.3 million, or 12.4%, to $256.1 million for the year ended December 31, 2008, compared to $227.8 million for the year ended December 31, 2007.

Rental Income

Rental income from Office Properties increased $20.6 million, or 10.2%, to $223.2 million for the year ended December 31, 2008, compared to $202.6 million for the year ended December 31, 2007, primarily due to:

•

An increase of $18.4 million generated by the five office development properties that were added to the stabilized portfolio in the third quarter of 2007, the one office development property that was added to the stabilized portfolio in the third quarter of 2008, and one office development property that was added to the stabilized portfolio in the fourth quarter of 2008 (the “Office Development Properties”);

•

An increase of $1.8 million generated by a redevelopment property that was added to the stabilized portfolio in the third quarter of 2008 and a redevelopment project consisting of two buildings that was added to the stabilized portfolio in the fourth quarter of 2008 (the “Office Redevelopment Properties”); and

•

An increase of $0.4 million generated by the Office Properties owned and stabilized at January 1, 2007 and still owned and stabilized at December 31, 2008 (the “Core Office Portfolio”) which was primarily due to:

•

An increase of $2.7 million of non-cash revenue primarily attributable to the acceleration of the amortization of the deferred revenue balance related to tenant-funded tenant improvements associated with the termination of the Favrille lease. See Note 18 to our consolidated financial statements included in this report for additional information; and

•	An offsetting net decrease of $2.1 million attributable to the following changes in occupancy:

•

A decrease of $4.0 million in rental income from our San Diego office portfolio primarily due to a decrease in average occupancy of 4.3% in the San Diego office portfolio to 89.0% for the year ended December 31, 2008 from 93.3% for the year ended December 31, 2007. The decrease in average occupancy is primarily attributable to six vacant buildings representing approximately 475,400 rentable square feet;

•

A decrease of $0.8 million in rental income from our Orange County office portfolio primarily due to a decrease in average occupancy of 21.2% in the Orange County office portfolio to 77.5% for the year ended December 31, 2008 from 98.7% for the year ended December 31, 2007. The decrease in average occupancy is primarily attributable to one vacant building representing approximately 60,900 rentable square feet; and

•

An offsetting increase of $2.7 million in our Los Angeles office portfolio primarily due to an increase in rental rates and a modest increase in average occupancy of 0.4% in the Los Angeles office portfolio to 94.7% for the year ended December 31, 2008 from 94.3% for the year ended December 31, 2007.

Tenant Reimbursements

Tenant reimbursements from Office Properties increased $5.1 million, or 23.4%, to $26.9 million for the year ended December 31, 2008 compared to $21.8 million for the year ended December 31, 2007 due to:

•	An increase of $3.3 million generated by the Office Development Properties and the Office Redevelopment Properties; and

•	An increase of $1.8 million generated by the Core Office Portfolio due to an increase in reimbursable property expenses as discussed below under the caption “—Property Expenses.”

Other Property Income

Other property income from Office Properties increased $2.5 million to $5.9 million for the year ended December 31, 2008 compared to $3.4 million for the year ended December 31, 2007. This increase was due primarily to a net lease termination fee from Intuit related to an early lease termination at one of our Office Properties in Los Angeles, of which $5.0 million was recognized during the year ended December 31, 2008. See Note 18 to our consolidated financial statements included in this report for additional information. During the year ended December 31, 2007, we recognized $2.8 million in net lease termination fees from two early lease terminations at two of our Office Properties in San Diego. Other property income for both periods consisted primarily of lease termination fees and other miscellaneous income within the Core Office Portfolio.

Property and Related Expenses

Total expenses from Office Properties increased $10.9 million, or 18.3%, to $70.1 million for the year ended December 31, 2008 compared to $59.2 million for the year ended December 31, 2007.

Property Expenses

Property expenses from Office Properties increased $4.8 million, or 11.7%, to $45.4 million for the year ended December 31, 2008 compared to $40.7 million for the year ended December 31, 2007 due to:

•	An increase of $3.7 million generated by the Core Office Portfolio primarily due to:

•

A $1.8 million increase attributable to general increases in certain recurring operating costs such as utilities, property management expenses, repairs and maintenance costs and janitorial and other service-related costs;

•	A $0.9 million increase due to non-reimbursable legal fees primarily related to tenant defaults; and

•	A $0.8 million increase due to costs associated with one-time repairs at three of our properties in San Diego; and

•	An increase of $0.9 million attributable to the Office Development Properties and the Office Redevelopment Properties.

Real Estate Taxes

Real estate taxes from Office Properties increased $2.3 million, or 13.9%, to $19.2 million for the year ended December 31, 2008 compared to $16.8 million for the year ended December 31, 2007 primarily due to the Office Development Properties and Office Redevelopment Properties.

Provision for Bad Debts

The provision for bad debts from Office Properties increased $3.7 million, or 2,416.9%, to $3.9 million for the year ended December 31, 2008 compared $0.2 million for the year ended December 31, 2007 due to:

•

An increase of $3.1 million due to increasing the provision for bad debts for the deferred rent receivable balance related to the Favrille lease. See Note 18 to our consolidated financial statements included with this report for additional information; and

•	An increase of $0.6 million primarily due to changes in our estimates of collectibility of receivables from certain other watchlist tenants. We evaluate our reserve levels on a quarterly basis.

Net Operating Income

Net Operating Income from Office Properties increased $17.4 million, or 10.3%, to $186.0 million for the year ended December 31, 2008 compared to $168.6 million for the year ended December 31, 2007 due to:

•	An increase of $18.2 million generated by the Office Development Properties;

•	An increase of $2.1 million generated by the Office Redevelopment Properties; and

•	An offsetting decrease of $2.9 million generated by the Core Office Portfolio as discussed above.

Industrial Properties

The following table compares the Net Operating Income for the Industrial Properties for the year ended December 31, 2008 and 2007.

Industrial Properties

	Total Industrial Portfolio				Core Industrial Portfolio(1)
	2008	2007	Dollar Change	Percentage Change	2008	2007	Dollar Change	Percentage Change
	($ in thousands)
Operating revenues:
Rental income	$28,839	$27,071	$1,768	6.5%	$28,683	$27,071	$1,612	6.0%
Tenant reimbursements	4,137	3,518	619	17.6	4,137	3,518	619	17.6
Other property income	926	72	854	1,186.1	873	72	801	1,112.5

Total	33,902	30,661	3,241	10.6	33,693	30,661	3,032	9.9

Property and related expenses:
Property expenses	3,438	2,631	807	30.7	3,315	2,324	991	42.6
Real estate taxes	2,939	2,714	225	8.3	2,651	2,567	84	3.3
Provision for bad debts	175	319	(144)	(45.1)	175	319	(144)	(45.1)

Total	6,552	5,664	888	15.7	6,141	5,210	931	17.9

Net Operating Income	$27,350	$24,997	$2,353	9.4%	$27,552	$25,451	$2,101	8.3%

(1)	Industrial Properties owned and stabilized at January 1, 2007 which are still owned and stabilized at December 31, 2008.

Operating Revenues

Total revenues from Industrial Properties increased $3.2 million, or 10.6%, to $33.9 million for the year ended December 31, 2008 compared to $30.7 million for the year ended December 31, 2007.

Rental Income

Rental income from Industrial Properties increased $1.8 million, or 6.5%, to $28.8 million for the year ended December 31, 2008 compared to $27.1 million for the year ended December 31, 2007. This increase was primarily attributable to an increase in rental rates in connection with new leases at two of our Orange County Industrial Properties and an increase in occupancy. Average occupancy in the Industrial Portfolio increased 0.7% to 93.0% for the year ended December 31, 2008 compared to 92.1% for the year ended December 31, 2007.

Tenant Reimbursements

Tenant reimbursements from Industrial Properties increased $0.6 million, or 17.6%, to $4.1 million for the year ended December 31, 2008 compared to $3.5 million for the year ended December 31, 2007. The increase in tenant reimbursements was primarily attributable to one new lease and two leases where our operating expense agreements were restructured at two of our Orange County Industrial Properties and a slight increase in reimbursable operating expenses.

Other Property Income

Other property income from Industrial Properties increased $0.9 million, or 1,186.1%, for the year ended December 31, 2008 compared to the year ended December 31, 2007 due to lease termination fees and other miscellaneous income within the industrial portfolio.

Property and Related Expenses

Total expenses from Industrial Properties increased $0.9 million, or 15.7%, to $6.6 million for the year ended December 31, 2008, compared to $5.7 million for the year ended December 31, 2007.

Property Expenses

Property expenses from Industrial Properties increased by $0.8 million, or 30.7%, to $3.4 million for the year ended December 31, 2008 compared to $2.6 million for the year ended December 31, 2007 due to:

•

An increase of $1.0 million generated by the Industrial Properties owned and stabilized at January 1, 2007 and still owned and stabilized at December 31, 2008 (the “Core Industrial Portfolio”) primarily due to:

•

A one-time credit of $0.7 million during the year ended December 31, 2007 relating to a gain recognized for insurance proceeds received in excess of expenses incurred for one of our Industrial Properties that sustained damage due to a fire sprinkler rupture;

•	An increase of $0.2 million in repairs and maintenance, other service-related costs and legal fees primarily related to tenant defaults; and

•	An increase of $0.5 million generated by one industrial building that was moved from our stabilized portfolio to the redevelopment portfolio during 2006 (the “Industrial Redevelopment Property”); and

•

An offsetting decrease of $0.7 million attributable to the one industrial building we are in the process of re-entitling (the “Industrial Re-entitlement Property”), primarily due to a one-time credit in 2008 for insurance proceeds received in connection with a theft, which was previously recognized as a reduction of property expenses when the loss occurred.

Provision for Bad Debts

The provision for bad debts from Industrial Properties decreased by $0.1 million, or 45.1%, to $0.2 million for the year ended December 31, 2008, compared to $0.3 million for the year ended December 31, 2007, primarily due to changes in our estimates of the collectibility of receivables from certain watchlist tenants. We evaluate our reserve levels on a quarterly basis.

Net Operating Income

Net Operating Income from Industrial Properties increased $2.4 million, or 9.4%, to $27.4 million for the year ended December 31, 2008 compared to $25.0 million for the year ended December 31, 2007 primarily due to an increase in occupancy in the Core Industrial Portfolio as discussed above.

Other Income and Expenses

General and Administrative Expense

General and administrative expenses increased $1.7 million, or 4.6%, to $38.3 million for the year ended December 31, 2008, compared to $36.6 million for the year ended December 31, 2007. The increase was primarily due to an increase in compensation-related expenses, including approximately $1.0 million of severance costs for the year ended December 31, 2008.

Interest Expense

The following table sets forth our gross interest expense, discount and loan cost amortization from continuing operations net of capitalized interest, discount and loan cost amortization for the year ended December 31, 2008 and 2007.

	2008	2007	Dollar Change	Percentage Change
	($ in thousands)
Gross interest expense and loan cost/discount amortization	$63,478	$60,278	$3,200	5.3%
Capitalized interest and loan cost/discount amortization	(18,132)	(19,516)	1,384	(7.1)%

Interest expense	$45,346	$40,762	$4,584	11.2%

Gross interest, discount and loan cost amortization before the effect of capitalized interest, discount and loan cost amortization increased $3.2 million, or 5.3%, for the year ended December 31, 2008 compared to the year ended December 31, 2007 primarily due to:

•

An increase in our average debt balance from approximately $1,021.0 million during the year ended December 31, 2007 to approximately $1,152.6 million during the year ended December 31, 2008 due to our development activities; and

•	An offsetting decrease in our weighted-average interest rate from approximately 6.0% during the year ended December 31, 2007 to approximately 5.4% during the year ended December 31, 2008.

Capitalized interest, discount and loan cost amortization decreased $1.4 million, or 7.1%, for the year ended December 31, 2008 compared to the year ended December 31, 2007 due to:

•

A decrease in our weighted-average interest rate as noted above, which caused a corresponding decrease in the capitalization rate applied to development and redevelopment asset balances qualifying for interest capitalization; and

•

A decrease in our average development and redevelopment asset balances qualifying for interest capitalization during the year ended December 31, 2008 compared to the year ended December 31, 2007. See Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operation “—Development and redevelopment programs” for a discussion of certain development pipeline projects for which we did not capitalize interest during the third and fourth quarters of 2008. We expect that average development and redevelopment asset balances qualifying for interest capitalization will decrease over the next year as a result of recently completed development projects that have been added to the Stabilized Portfolio and a decrease in the level of our development activities due to the current economic environment. See additional information regarding our development and redevelopment properties under the caption “—Development and redevelopment programs.”

Depreciation and Amortization Expense

Depreciation and amortization expense increased $10.5 million, or 14.4%, to $83.3 million for the year ended December 31, 2008 compared to $72.8 million for the year ended December 31, 2007 primarily due to:

•	An increase of $6.3 million from the Office Development Properties;

•

An increase of $2.8 million from the Core Office Portfolio and Core Industrial Portfolio, which was due primarily to changes in the estimated useful lives for certain unamortized leasing commissions; and

•	An increase of $0.8 million from the Office Redevelopment Properties.

Interest and Other Investment (Loss) Income

Total interest and other investment (loss) income decreased approximately $1.7 million, or 105.8%, for the year ended December 31, 2008 compared to the year ended December 31, 2007 primarily due to:

•	A decrease of $1.0 million in the fair value of the marketable securities held in connection with our deferred compensation plan during the year ended December 31, 2008; and

•	A decrease of $0.5 million due to lower average cash balances and lower interest rates during the year ended December 31, 2008 compared to the year ended December 31, 2007.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

The following table reconciles our Net Operating Income by segment to our net income available for common stockholders for the years ended December 31, 2007 and 2006.

	Year Ended December 31,		Dollar Change	Percentage Change
	2007	2006
	($ dollars in thousands)
Net Operating Income, as defined
Office Properties	$168,575	$154,132	$14,443	9.4%
Industrial Properties	24,997	27,233	(2,236)	(8.2)

Total portfolio	193,572	181,365	12,207	6.7

Reconciliation to Net Income Available for Common Stockholders:
Net Operating Income, as defined for reportable segments	193,572	181,365	12,207	6.7
Other expenses:
General and administrative expenses	36,580	22,800	13,780	60.4
Interest expense	40,762	43,541	(2,779)	(6.4)
Depreciation and amortization	72,815	68,830	3,985	5.8
Interest and other investment income	1,606	1,826	(220)	(12.0)

Income from continuing operations	45,021	48,020	(2,999)	(6.2)
Income from discontinued operations	78,296	45,422	32,874	72.4

Net income	123,317	93,442	29,875	32.0
Net income attributable to noncontrolling common units of the Operating Partnership	(6,957)	(5,990)	(967)	(16.1)

Net income attributable to the Company	116,360	87,452	28,908	33.1
Preferred dividends and distributions	(15,196)	(15,196)	—	0.0

Net income available to common stockholders	$101,164	$72,256	$28,908	40.0%

Rental Operations

Office Properties

We evaluate the operations of our portfolio based on operating property type. The following table compares the Net Operating Income for the Office Properties for the year ended December 31, 2007 and 2006.

	Total Office Portfolio				Core Office Portfolio(1)
	2007	2006	Dollar Change	Percentage Change	2007	2006	Dollar Change	Percentage Change
	($ in thousands)
Operating revenues:
Rental income	$202,601	$187,535	$15,066	8.0%	$188,440	$186,274	$2,166	1.2%
Tenant reimbursements	21,804	18,581	3,223	17.3	19,723	18,138	1,585	8.7
Other property income	3,406	2,294	1,112	48.5	3,405	2,291	1,114	48.6

Total	227,811	208,410	19,401	9.3	211,568	206,703	4,865	2.4

Property and related expenses:
Property expenses	40,675	36,742	3,933	10.7	39,929	35,918	4,011	11.2
Real estate taxes	16,825	15,305	1,520	9.9	15,356	15,231	125	0.8
Provision for bad debts	154	648	(494)	(76.2)	154	648	(494)	(76.2)
Ground leases	1,582	1,583	(1)	(0.1)	1,576	1,578	(2)	(0.1)

Total	59,236	54,278	4,958	9.1	57,015	53,375	3,640	6.8

Net Operating Income	$168,575	$154,132	$14,443	9.4%	$154,553	$153,328	$1,225	0.8%

(1)	Office Properties owned and stabilized at January 1, 2006 and still owned and stabilized at December 31, 2008.

Operating Revenues

Total revenues from Office Properties increased $19.4 million, or 9.3%, to $227.8 million for the year ended December 31, 2007 compared to $208.4 million for the year ended December 31, 2006.

Rental Income

Rental income from Office Properties increased $15.1 million, or 8.0%, to $202.6 million for the year ended December 31, 2007 compared to $187.5 million for the year ended December 31, 2006 due to:

•

An increase of $12.6 million generated by the five office development properties that were added to the stabilized portfolio in the third quarter of 2007 and the office development property that was added to the stabilized portfolio in the fourth quarter of 2006 (the “2006 and 2007 Office Development Properties”);

•	An increase of $2.2 million generated by the Core Office Portfolio primarily due to:

•

An increase of $1.6 million from our 909 N. Sepulveda Blvd. property due to a 26.5% increase in average occupancy to 74.6% for the year ended December 31, 2007 from 48.1% for the year ended December 31, 2006;

•	An increase of $0.9 million in amortization of deferred revenue related to tenant-funded tenant improvements; and

•

An offsetting decrease in annual average occupancy in the Core Office Portfolio. Average occupancy in the Core Office Portfolio decreased 1.1% to 93.7% for the year ended December 31, 2007 from 94.8% for the year ended December 31, 2006; and

•

An increase of $0.3 million generated by one property that was taken out of service in June 2006 and placed into lease-up in the third quarter of 2007 and a project consisting of two buildings that was acquired in the first quarter of 2007 and placed into lease-up in the fourth quarter of 2007 (the “2006 and 2007 Office Redevelopment Properties”).

Tenant Reimbursements

Tenant reimbursements from Office Properties increased $3.2 million, or 17.3%, to $21.8 million for the year ended December 31, 2007 compared to $18.6 million for the year ended December 31, 2006 due to:

•	An increase of $1.6 million generated by the Core Office Portfolio due to an increase in reimbursable property expenses as discussed below under the caption “—Property Expenses”; and

•	An increase of $1.6 million primarily due to the 2006 and 2007 Office Development Properties.

Other Property Income

Other property income from Office Properties increased $1.1 million, or 48.5%, to $3.4 million for the year ended December 31, 2007 compared to $2.3 million for the year ended December 31, 2006. Other property income for the year ended December 31, 2007 included $2.8 million in net lease termination fees from two early lease terminations at two of our Office Properties in San Diego. Other property income for the year ended December 31, 2006 included $1.8 million in net lease termination fees from two early lease terminations at two of our Office Properties in San Diego.

Property and Related Expenses

Total expenses from Office Properties increased $5.0 million, or 9.1%, to $59.2 million for the year ended December 31, 2007 compared to $54.2 million for the year ended December 31, 2006.

Property Expenses

Property expenses from Office Properties increased $3.9 million, or 10.7%, to $40.6 million for the year ended December 31, 2007 compared to $36.7 million for the year ended December 31, 2006 due to:

•	An increase of $4.0 million generated by the Core Office Portfolio primarily due to:

•	An increase of $1.6 million in property management costs;

•	An increase of $1.1 million in repairs and maintenance costs;

•	An increase of $0.6 million in janitorial and other service-related costs; and

•	An increase of $0.2 million in electricity costs due to an increase in rates; and

•	An offsetting decrease of $0.1 million attributable to the 2006 and 2007 Office Redevelopment Properties.

Real Estate Taxes

Real estate taxes from Office Properties increased $1.5 million, or 9.9%, to $16.8 million for the year ended December 31, 2007 compared to $15.3 million for the year ended December 31, 2006 due to:

•	An increase of $1.3 million attributable to the 2006 and 2007 Office Development Properties; and

•	An increase of $0.2 million attributable to the Core Office Portfolio and the 2006 and 2007 Office Redevelopment Properties.

Provision for Bad Debts

The provision for bad debts from Office Properties decreased $0.5 million, or 76.2%, for the year ended December 31, 2007, compared to the year ended December 31, 2006. The decrease is primarily due to the reversal of a tenant specific reserve that was previously recorded in a prior year and collected in 2007 as part of a settlement agreement with the former tenant. Excluding the reversal of a tenant-specific reserve, the provision for bad debts from Office Properties decreased $0.2 million, or 23.3%. We evaluate our reserve levels on a quarterly basis.

Net Operating Income

Net Operating Income from Office Properties increased $14.4 million, or 9.4%, to $168.5 million for the year ended December 31, 2007 compared to $154.1 million for the year ended December 31, 2006 due to:

•	An increase of $12.6 million generated by the 2006 and 2007 Office Development Properties;

•	An increase of $1.2 million generated by the Core Office Portfolio; and

•	An increase of $0.6 million attributable to the 2006 and 2007 Office Redevelopment Properties.

Industrial Properties

The following table compares the Net Operating Income for the Industrial Properties for the year ended December 31, 2007 and 2006.

Industrial Properties

	Total Industrial Portfolio				Total Core Industrial Portfolio(1)
	2007	2006	Dollar Change	Percentage Change	2007	2006	Dollar Change	Percentage Change
	($ dollars in thousands)
Operating revenues:
Rental income	$27,071	$29,210	$(2,139)	(7.3)%	$27,071	$28,130	$(1,059)	(3.8)%
Tenant reimbursements	3,518	3,859	(341)	(8.8)	3,518	3,559	(41)	(1.2)
Other property income	72	62	10	16.1	72	62	10	16.1

Total	30,661	33,131	(2,470)	(7.5)	30,661	31,751	(1,090)	(3.4)

Property and related expenses:
Property expenses	2,631	2,958	(327)	(11.1)	2,651	2,902	(251)	(8.6)
Real estate taxes	2,714	2,844	(130)	(4.6)	2,714	2,635	79	3.0
Provision for bad debts	319	96	223	232.3	319	96	223	232.3

Total	5,664	5,898	(234)	(4.0)	5,684	5,633	51	0.9

Net Operating Income	$24,997	$27,233	$(2,236)	(8.2)%	$24,977	$26,118	$(1,141)	(4.4)%

(1)	Industrial Properties owned and stabilized at January 1, 2006 and still owned and stabilized at December 31, 2008.

Operating Revenues

Total revenues from Industrial Properties decreased $2.5 million, or 7.5%, to $30.6 million for the year ended December 31, 2007 compared to $33.1 million for the year ended December 31, 2006.

Rental Income

Rental income from Industrial Properties decreased $2.1 million, or 7.3%, to $27.1 million for the year ended December 31, 2007 compared to $29.2 million for the year ended December 31, 2006 due to:

•

A decrease of $1.1 million generated by the Core Industrial Portfolio primarily due to decreased occupancy in the Orange County industrial portfolio. Average occupancy in the Core Industrial Portfolio decreased 5.5% to 92.1% for the year ended December 31, 2007 compared to 97.6% for the year ended December 31, 2006. The decrease was the result of three buildings encompassing approximately 349,000 rentable square feet. Of the approximately 349,000 rentable square feet, 144,000 rentable square feet had been re-leased and was occupied at December 31, 2007, and approximately 47,500 rentable square feet had been re-leased but the tenant had not taken occupancy at December 31, 2007; and

•

A decrease of $1.0 million attributable to one industrial building that was taken out of service and moved from our stabilized portfolio to the redevelopment portfolio during 2006 (the “Industrial Redevelopment Property”).

Tenant Reimbursements

Tenant reimbursements from Industrial Properties decreased $0.3 million, or 8.8%, to $3.5 million for the year ended December 31, 2007 compared to $3.8 million for the year ended December 31, 2006 primarily attributable to the Industrial Redevelopment Property.

Property and Related Expenses

Total expenses from Industrial Properties decreased $0.2 million, or 4.0%, to $5.7 million for the year ended December 31, 2007 compared to $5.9 million for the year ended December 31, 2006 primarily due to:

•	A decrease of $0.3 million in property expenses due to:

•	A $0.7 million decrease related to a gain recognized in December 2007 for insurance proceeds received for one of our Industrial Properties that sustained damage due to a fire sprinkler rupture; and

•

An offsetting increase of $0.4 million primarily attributable to higher fixed operating costs for the three Core Industrial Portfolio buildings, the impact of which on average annual occupancy was discussed above under the caption “—Rental Income.”

•	A decrease of $0.1 million in real estate taxes primarily due to the Industrial Redevelopment Property, which was taken out of service in 2006; and

•

An offsetting increase of $0.2 million in the provision for bad debts for Industrial Properties primarily related to the provision for bad debts recorded for the deferred rent receivable for one tenant who notified us that it was having financial difficulties. This tenant was added to our watchlist during the quarter ended December 31, 2007. We evaluate our reserve levels on a quarterly basis.

Net Operating Income

Net Operating Income from Industrial Properties decreased $2.2 million, or 8.2%, to $25.0 million for the year ended December 31, 2007 compared to $27.2 million for the year ended December 31, 2006 due to:

•	A decrease of $1.1 million attributable to the Core Industrial Portfolio primarily due to a decrease in occupancy in the portfolio discussed above under the caption “—Rental Income”; and

•	A decrease of $1.1 million attributable to the Industrial Redevelopment Property.

Other Income and Expenses

General and Administrative Expense

General and administrative expenses increased $13.8 million, or 60.4%, to $36.6 million for the year ended December 31, 2007 compared to $22.8 million for the year ended December 31, 2006 primarily due to compensation-related expenses. Executive compensation increased $11.7 million primarily due to the increase in compensation expense recorded for the 2006 and 2007 incentive compensation programs. See Note 13 to our consolidated financial statements included in this report for additional information regarding incentive compensation programs. The increase in executive compensation was partially a result of the timing of the approval of the 2006 executive incentive compensation programs. We began to accrue compensation expense associated with the 2006 Annual Long-Term Incentive Program and 2006 Annual Bonus Exceptional Performance Program in September 2006. Therefore, general and administrative expense for the year ended December 31, 2006 includes four months of amortization for these 2006 programs, whereas the year ended December 31, 2007 includes twelve months of amortization. We began to accrue for 2007 executive incentive compensation programs when they were approved in February 2007.

Interest Expense

The following table sets forth our gross interest expense, discount and loan cost amortization from continuing operations net of capitalized interest, discount and loan cost amortization for the year ended December 31, 2007 and 2006.

	2007	2006	Dollar Change	Percentage Change
	($ in thousands)
Gross interest expense and loan cost/discount amortization	$60,278	$54,850	$5,428	9.9%
Capitalized interest and loan cost/discount amortization	(19,516)	(11,309)	(8,207)	72.6%

Interest expense	$40,762	$43,541	$(2,779)	6.4%

Gross interest, discount and loan cost amortization before the effect of capitalized interest, discount and loan cost amortization increased $5.4 million, or 9.9%, for the year ended December 31, 2007 compared to the year ended December 31, 2006 due to:

•

An increase in our average debt balance from approximately $872.3 million during the year ended December 31, 2006 to approximately $1,021.0 million during the year ended December 31, 2007 due to our development activities; and

•	An offsetting decrease in our weighted-average interest rate from approximately 6.3% for the year ended December 31, 2006 to approximately 6.0% for the year ended December 31, 2007.

Capitalized interest, discount and loan cost amortization increased $8.2 million, or 72.6%, for the year ended December 31, 2007 compared to the year ended December 31, 2006 due to:

•

An increase attributable to higher average development and redevelopment asset balances qualifying for interest capitalization during the year ended December 31, 2007 compared to the year ended December 31, 2006; and

•

An offsetting decrease in our weighted-average interest rate as noted above, which caused a corresponding decrease in the capitalization rate applied to development and redevelopment asset balances qualifying for interest capitalization.

Depreciation and Amortization Expense

Depreciation and amortization expense increased $4.0 million, or 5.8%, to $72.8 million for the year ended December 31, 2007 compared to $68.8 million for the year ended December 31, 2006 primarily due to:

•	An increase of $4.4 million in depreciation of the 2006 and 2007 Office Development Properties;

•	An increase of $0.7 million related to depreciation of the Core Office Portfolio; and

•

An offsetting decrease of $1.1 million in depreciation resulting from reclassifying the 2006 Office Redevelopment Property and the Industrial Redevelopment Property from the stabilized portfolio to the redevelopment portfolio and ceasing depreciation on these assets.

Interest and Other Investment Income (Loss)

Total interest and other investment income (loss) decreased approximately $0.2 million, or 12.0%, to $1.6 million for the year ended December 31, 2007 compared to $1.8 million for the year ended December 31, 2006, due to net other income recorded for our outstanding derivatives during the year ended December 31, 2006. We did not have any outstanding derivative instruments during the year ended December 31, 2007.

Liquidity and Capital Resources

General

Our primary liquidity sources and uses are as follows:

Liquidity Sources

•	Net cash flow from operations;

•	Borrowings under the Credit Facility;

•	Proceeds from the disposition of non-strategic assets;

•	Proceeds from additional secured or unsecured debt financings; and

•	Proceeds from public or private issuance of debt or equity securities.

Liquidity Uses

•	Operating and corporate expenses;

•	Committed capital expenditures, tenant improvement and leasing costs;

•	Potential future capital expenditures, tenant improvement and leasing costs;

•	Committed development and redevelopment costs;

•	Potential future development and redevelopment costs;

•	Debt service and principal payment obligations;

•	Distributions to common and preferred stockholders and unitholders; and

•	Potential future property or undeveloped land acquisitions.

Liquidity Sources

Our general strategy is to maintain a conservative balance sheet and to seek to create a capital structure that allows for financial flexibility and diversification of capital resources. We manage our capital structure to reflect a long-term investment approach. We believe our conservative leverage provides us with financial flexibility and the ability to obtain additional sources of liquidity if necessary.

We believe that our current projected liquidity requirements for 2009, as discussed further below under the caption “—Liquidity Uses,” will be satisfied using cash flow generated from operating activities, availability under the Credit Facility and, depending on market conditions, proceeds from dispositions of non-strategic assets.

As of December 31, 2008, we had borrowings of $252 million outstanding under our Credit Facility and borrowing capacity of approximately $298 million. In addition to the current borrowing capacity, we may also elect to borrow, subject to bank group approval, up to an additional $100 million under an accordion feature. The Credit Facility matures in April 2010, with an option to extend the maturity for one year, and bears interest at an annual rate between LIBOR plus 0.85% and LIBOR plus 1.35% depending upon our leverage ratio at the time of borrowing (2.1% and 6.0% at December 31, 2008 and 2007, respectively).

Capitalization

As of December 31, 2008, our total debt as a percentage of total market capitalization was 46.1%, and our total debt and liquidation value of our preferred equity as a percentage of total market capitalization was 54.1%, which was calculated based on our closing price per share of our common stock of $33.46 on December 31, 2008 as follows:

	Shares/Units at December 31, 2008	Aggregate Principal Amount or $ Value Equivalent	% of Total Market Capitalization
	($ in thousands)
Debt:
Secured debt		$316,456	12.4%
Notes(1)		460,000	18.1
Unsecured senior notes		144,000	5.7
Credit Facility		252,000	9.9

Total debt		$1,172,456	46.1

Equity and Noncontrolling Interest:
7.450% Series A Cumulative Redeemable Preferred Units(2)	1,500,000	$75,000	3.0
7.800% Series E Cumulative Redeemable Preferred Stock(3)	1,610,000	40,250	1.6
7.500% Series F Cumulative Redeemable Preferred Stock(3)	3,450,000	86,250	3.4
Common Units Outstanding(4)	1,753,729	58,680	2.3
Common Shares Outstanding(4)	33,086,148	1,107,063	43.6

Total equity and noncontrolling interest		$1,367,243	53.9

Total Market Capitalization		$2,539,699	100.0%

(1)	Represents gross aggregate principal amount before the effect of the unamortized discount of approximately $30.1 million at December 31, 2008.

(2)	Value based on $50.00 per share liquidation preference.

(3)	Value based on $25.00 per share liquidation preference.

(4)	Value based on closing price per share of our common stock of $33.46 at December 31, 2008.

Debt Composition

As a result of the current state of the capital and commercial lending markets, we may be required to finance more of our business activities with borrowings under the Credit Facility rather than with public and private unsecured debt and equity securities and fixed-rate secured mortgage financing and other sources which we have historically used. In addition, in the event that we have significant tenant defaults as a result of the overall economy and general market conditions, we could have a decrease in cash flow from operations, which could create further dependence on the Credit Facility. These events could result in an increase in our proportion of variable-rate debt, which could cause us to be more subject to interest rate fluctuations in the future. The composition of our aggregate debt balances between fixed and variable-rate debt at December 31, 2008 and 2007 were as follows:

	Percentage of Total Debt		Weighted Average Interest Rate
	December 31, 2008	December 31, 2007	December 31, 2008		December 31, 2007
Secured vs. unsecured:
Secured	26.9%	35.6%	5.9%		5.9%
Unsecured	73.1	64.4	3.4		4.2
Fixed-rate vs. variable-rate:
Fixed-rate	75.5	86.8	4.7		4.7
Variable-rate	24.5	13.2	2.1		5.9
Total debt interest rate			4.1		4.8
Total debt interest rate including loan costs			4.4	(1)	5.2	(1)

(1)	Excludes the impact of the noncash debt discount on our Notes (see Notes 2 and 9 to our consolidated financial statements included in this report for additional information on the debt discount).

Debt Covenants

Our Credit Facility, unsecured senior notes and certain other secured debt arrangements contain covenants and restrictions requiring us to meet certain financial ratios and reporting requirements. Key financial covenants and their covenant levels include:

Covenant	Covenant Level	Actual Performance at December 31, 2008
Total debt to total asset value(1)	< 60%	39%
Fixed charge coverage ratio	> 1.5X	2.4X
Minimum consolidated tangible net worth	> $700 million + 75% of all Net Offering Proceeds (2)	$1.8 billion
Dividend coverage ratio	< 95% of FFO	68% of FFO
Unsecured debt ratio(1)(3)	> 1.67X	2.60X
Unencumbered asset pool occupancy(4)	≥ 85%	92%

(1)

In the event of a major acquisition, the total debt to total asset value may exceed 60% for up to two consecutive quarters but in no event exceed 65% and the unsecured debt ratio may be less than 1.67x for up to two consecutive quarters but in no event be less than 1.54x.

(2)	This covenant level was calculated at $831 million at December 31, 2008.

(3)	The unsecured debt ratio is calculated by dividing the total unsecured asset pool value by the amount of unsecured senior debt.

(4)	Tested on a quarterly basis, the covenant is based on the average occupancy during any consecutive twelve month period.

We were in compliance with all our debt covenants at December 31, 2008. Our current expectation is that we will continue to meet requirements of our debt covenants in both the short and long term. However, in the event of a continued economic slow-down and a continued crisis in the credit markets, there is no certainty that we will be able to continue to satisfy all the covenant requirements.

Liquidity Uses

Contractual Obligations

The following table provides information with respect to our contractual obligations at December 31, 2008. The table indicates the maturities and scheduled principal repayments of our secured debt, Notes, unsecured senior notes and Credit Facility, scheduled interest payments of our fixed-rate and variable-rate debt at December 31, 2008 and provides information about the minimum commitments due in connection with our ground lease obligations and capital and development commitments at December 31, 2008. Note that the table does not reflect our available debt maturity extension options.

	Payment Due by Period
	Less than 1 Year (2009)	1–3 Years (2010-2011)	3–5 Years (2012-2013)	More than 5 Years (After 2013)	Total
	(in thousands)
Principal payments—secured debt	$81,550	$116,994	$105,706	$12,206	$316,456
Principal payments—Notes			460,000		460,000
Principal payments—unsecured senior notes		61,000		83,000	144,000
Principal payments—Credit Facility(1)		252,000			252,000
Interest payments—fixed-rate debt(2)	37,862	67,685	23,792	9,579	138,918
Interest payments—variable-rate debt(3)	5,542	2,375			7,917
Ground lease obligations(4)	1,262	2,457	1,938	61,810	67,467
Development and redevelopment commitments(5)	274				274
Lease and contractual commitments(6)	12,260				12,260

Total	$138,750	$502,511	$591,436	$166,595	$1,399,292

(1)	Our Credit Facility has a one-year extension option.

(2)

As of December 31, 2008, 75.5% of our debt was contractually fixed. The information in the table above reflects our projected interest rate obligations for these fixed-rate payments based on the contractual interest rates, interest payment dates and scheduled maturity dates.

(3)

As of December 31, 2008, 24.5% of our debt bore interest at variable rates. The variable interest rate payments are based on LIBOR plus a spread that ranged from 0.75% to 0.95% at December 31, 2008. The information in the table above reflects our projected interest rate obligations for these variable-rate payments based on LIBOR at December 31, 2008, the scheduled interest payment dates and maturity dates. At December 31, 2008, one-month LIBOR was 0.44%.

(4)

We have non-cancelable ground lease obligations for the Kilroy Airport Center in Long Beach, California with a lease period for Phases I, II, III and IV expiring in July 2084. See Note 16 to our consolidated financial statements included with this report.

(5)	Amount represents contractual commitments for contracts directly related to our development property in lease-up at December 31, 2008.

(6)	Amounts represent commitments under signed leases and contracts for operating properties, excluding tenant-funded tenant improvements.

One of our fixed-rate mortgage notes payable with a principal balance of $75.5 million at December 31, 2008 is scheduled to mature in April 2009. We currently intend and have the ability to repay this mortgage note with additional borrowing from the Credit Facility. If we were required to seek additional financing to refinance this loan, we may not be able to obtain favorable terms given the current state of the credit markets and general lack of availability of credit. We have no other significant debt maturities until April 2010.

Capital Commitments

As of December 31, 2008, we had one development property in the lease-up phase. This property has a total estimated investment of $24 million, including capitalized interest and development overhead, of which we had incurred approximately $16 million as of December 31, 2008. The timing of payments for the remaining estimated $8 million of costs yet to be incurred for this property will depend on leasing activity.

As of December 31, 2008, we had executed leases that contractually committed us to pay approximately $8 million in unpaid leasing costs and tenant improvements, and we had executed contracts outstanding that contractually committed us to pay approximately $4 million in capital improvements. These total commitments of approximately $12 million are shown in the table above.

Potential Future Capital Requirements

Given the current economic environment, the amounts we are required to spend on tenant improvements and leasing costs could potentially increase in the near future from historical levels for us to be able to execute leases that are favorable to us. The amounts we are required to spend on tenant improvements and leasing costs could also potentially decrease if leasing slows down. The amounts we ultimately will incur for tenant improvements and leasing costs will depend on the actual individual leases. Tenant improvements and leasing costs generally fluctuate in any given period depending upon factors such as the type of property, the term of the lease, the type of lease, the involvement of external leasing agents and overall market conditions. Capital expenditures may fluctuate in any given period subject to the nature, extent and timing of improvements required to maintain our properties. We believe that all of our Office Properties and Industrial Properties are well maintained and do not require significant capital improvements.

We currently project we could spend an additional approximately $0 million to $20 million in capital improvements, tenant improvements and leasing costs for properties within our stabilized portfolio in 2009, depending on leasing activity, in addition to the $12 million of commitments discussed under capital commitments.

We also may have additional spending for our future development pipeline during 2009 and beyond, depending upon market conditions. We continually evaluate the size, timing, costs and scope of our development and redevelopment programs and, as necessary, scale activity to reflect the economic conditions and the real estate fundamentals that exist in our strategic submarkets. See additional information regarding our in-process development portfolio under the caption “—Factors That May Influence Future Results of Operations—Development and redevelopment programs.” and information regarding our sources of capital under the caption “—Liquidity and Capital Resources—Liquidity Sources” above.

The following tables set forth the capital expenditures, tenant improvements and leasing costs, excluding tenant-funded tenant improvements, for renewed and re-tenanted space within our stabilized portfolio for each of the three years during the period ended December 31, 2008 on a per square foot basis.

	Year Ended December 31,
	2008	2007	2006
Office Properties:
Capital Expenditures:
Capital expenditures per square foot	$0.91	$0.82	$0.51
Tenant Improvement and Leasing Costs(1):
Replacement tenant square feet	180,696	405,868	326,169
Tenant improvements per square foot leased	$24.21	$20.94	$12.06
Leasing commissions per square foot leased	$11.52	$10.99	$6.05
Total per square foot	$35.73	$31.93	$18.11
Renewal tenant square feet	349,009	658,276	322,467
Tenant improvements per square foot leased	$5.74	$6.15	$8.82
Leasing commissions per square foot leased	$4.55	$3.63	$5.85
Total per square foot	$10.29	$9.77	$14.66
Total per square foot per year	$4.30	$2.88	$2.56
Average lease term (in years)	4.4	6.3	6.4
Industrial Properties:
Capital Expenditures:
Capital expenditures per square foot	$0.28	$0.23	$0.16
Tenant Improvement and Leasing Costs(1):
Replacement tenant square feet	212,698	283,879	115,042
Tenant improvements per square foot leased	$2.52	$3.08	$14.17
Leasing commissions per square foot leased	$2.31	$2.26	$2.67
Total per square foot	$4.83	$5.35	$16.84
Renewal tenant square feet	728,363	243,823	637,356
Tenant improvements per square foot leased	$2.55	$1.29	$1.28
Leasing commissions per square foot leased	$1.37	$0.64	$0.54
Total per square foot	$3.91	$1.94	$1.82
Total per square foot per year	$0.79	$0.82	$0.63
Average lease term (in years)	5.3	4.6	6.6

(1)	Includes only tenants with lease terms of 12 months or longer. Excludes leases for month-to-month and first generation tenants.

Distribution Requirements

We are required to distribute 90% of our REIT taxable income (excluding capital gains) on an annual basis to maintain our qualification as a REIT for federal income tax purposes. For distributions with respect to taxable years ending on or before December 31, 2009, recent IRS guidance allows us to satisfy up to 90% of this requirement through the distribution of shares of our common stock, if certain conditions are met. We intend to continue to make, but have not committed ourselves to make, regular quarterly cash distributions to common stockholders and common unitholders from cash flow from operating activities. All such distributions are at the discretion of the Board of Directors. We may be required to use borrowings under the Credit Facility, if necessary, to meet REIT distribution requirements and maintain our REIT status. We have historically distributed amounts in excess of our taxable income resulting in a return of capital to our stockholders and currently believe we have the ability to maintain our distributions at the 2008 levels to meet our REIT requirements for 2009. We consider market factors and our performance in addition to REIT requirements in determining our distribution levels. Amounts accumulated for distribution to stockholders are invested primarily in interest-bearing accounts and short-term interest-bearing securities, which are consistent with our intention to maintain our qualification as a REIT. Such investments may include, for example, obligations of the Government National Mortgage Association, other governmental agency securities, certificates of deposit and interest-bearing bank deposits. On January 16, 2009, we paid a regular quarterly cash dividend of $0.580 per common share to stockholders of record on December 31, 2008. This dividend is equivalent to an annual rate of $2.32 per share.

In addition, we are required to make quarterly distributions to our Series A Preferred Unitholders and Series E and Series F Preferred Stockholders, which in aggregate total approximately $15 million of annualized preferred dividends and distributions.

Other Potential Liquidity Uses

During the year ended December 31, 2008, we repurchased 239,475 shares of our common stock in open market transactions for an aggregate price of approximately $11.5 million, or $48.23 per share. These repurchases were made pursuant to a share repurchase program approved by our Board of Directors and were funded through borrowings on our Credit Facility. As of December 31, 2008, an aggregate of 988,025 shares remained eligible for repurchase under this share repurchase program. We may opt to repurchase additional shares of our common stock in the future depending upon market conditions.

We have the ability to repurchase the Notes and preferred stock in open market transactions. We may opt to repurchase the Notes or preferred stock in the future depending upon market conditions and our liquidity and financial position.

Historical Cash Flow Summary

Our historical cash flow activity for the year ended December 31, 2008 as compared to the year ended December 31, 2007 was as follows:

	Year Ended December 31,
	2008	2007	Dollar Change	Percentage Change
	($ in thousands)
Net cash provided by operating activities	$144,481	$147,500	$(3,019)	(2.0)%
Net cash used in investing activities	(93,825)	(244,802)	150,977	(61.7)
Net cash (used in) provided by financing activities	(52,835)	97,086	(149,921)	(154.4)

Operating Activities

Our cash flow from operations is primarily dependent upon the occupancy level of our portfolio, the rental rates achieved on our leases, the collectibility of rent and recoveries from our tenants and the level of operating expenses and other general and administrative costs. Our net cash provided by operating activities decreased by $3.0 million, or 2.0%, to $144.5 million for the year ended December 31, 2008, compared to $147.5 million for the year ended December 31, 2007. While our portfolio has historically generally generated positive net cash flow, in the event of a continued economic slow-down, our occupancy rates or rental rates may decline, which could result in a decrease in net cash flow from property operations. Net cash flow from property operations increased approximately $12.0 million during the year ended December 31, 2008 compared to the year ended December 31, 2007. This positive cash flow from property operations was primarily offset by the following:

•

An increase of approximately $5.1 million in cash paid for interest during the year ended December 31, 2008 compared to the year ended December 31, 2007 primarily due to an increase in our average debt balance during the year ended December 31, 2008 compared to the year ended December 31, 2007 as a result of our 2008 development activities. We expect that cash paid for interest could increase in the near future due to the current state of the capital and commercial lending markets which could require us to finance more of our business activities with borrowings on the Credit Facility. Also, the extent to which we may be required to finance our business activities with borrowings on the Credit Facility depends largely upon our ability to generate cash flow from operations. If we have a decrease in cash flow from operations from tenant defaults as discussed above, we may be required to finance even more of our business activities with borrowings on the Credit Facility.

•	An increase of $4.6 million in cash incentive compensation and severance costs paid during the year ended December 31, 2008 compared to the year ended December 31, 2007; and

Investing Activities

Our net cash used in investing activities is generally used to fund development and redevelopment projects and recurring and non-recurring capital expenditures. Our net cash used in investing activities decreased $151.0 million, or 61.7%, to $93.8 million for the year ended December 31, 2008, compared to $244.8 million for the year ended December 31, 2007. This net decrease was primarily comprised of the following:

•

A decrease of $122.1 million in development expenditures for the year ended December 31, 2008 compared to the year ended December 31, 2007. Given the current economic environment and market conditions, we are currently projecting that we will have decreased development spending in 2009 as compared to our historical development spending levels. See Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations “—Development and Redevelopment Programs” for additional information regarding the scope of our development and redevelopment programs;

•

A decrease of $15.1 million in net expenditures for property acquisitions, net of proceeds received from dispositions during the year ended December 31, 2008 compared to the year ended December 31, 2007. Given the current economic environment and market conditions, we are currently projecting that we will not have significant acquisition or disposition activity in 2009; and

•

A decrease of $13.1 million in capital expenditures for operating properties for the year ended December 31, 2008 compared to the year ended December 31, 2007. The level of capital expenditures for operating properties in 2009 will depend on leasing activity.

Financing Activities

Our net cash for financing activities is generally impacted by our capital raising activities net of dividends and distributions paid to common and preferred stockholders and unitholders. Net cash used in financing activities fluctuated by $149.9 million, or 154.4%, to $52.8 million used in financing activities for the year ended December 31, 2008, compared to $97.1 million provided by financing activities for the year ended December 31, 2007. This fluctuation was primarily due to:

•

A decrease of $134.3 million in net borrowing from debt financings during the year ended December 31, 2008 compared to the year ended December 31, 2007. We currently expect that our annual net cash needs for 2009 and thus the amount we may need to borrow under debt financings will decrease in 2009 due to our expected decrease in development expenditures;

•

An increase of $11.5 million in cash paid to repurchase shares of our common stock under our share repurchase program approved by our Board of Directors for the year ended December 31, 2008 compared to the year ended December 31, 2007. We did not repurchase any shares of our common stock under this program during the year ended December 31, 2007; and

•

An increase of $3.5 million in our dividends and distributions paid to common stockholders and common unitholders for the year ended December 31, 2008 compared to the year ended December 31, 2007 primarily due to a 4.5% increase in our dividends per common share during 2008. Our management and board of directors are currently evaluating dividend levels for 2009.

Off-Balance Sheet Arrangements

As of December 31, 2008 and as of the date this report was filed, we did not have any off-balance sheet transactions, arrangements or obligations, including contingent obligations.

Non-GAAP Supplemental Financial Measure: Funds From Operations

We calculate FFO in accordance with the White Paper on FFO approved by the Board of Governors of NAREIT. The White Paper defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.

We believe that FFO is a useful supplemental measure of our operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of our activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, our FFO may not be comparable to other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting to be insufficient by themselves. Because FFO excludes depreciation and amortization of real estate assets, we believe that FFO along with the required GAAP presentations provides a more complete measurement of our performance relative to our competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide.

However, FFO should not be viewed as an alternative measure of our operating performance since it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results of operations.

The following table presents our FFO for the years ended December 31, 2008, 2007, 2006, 2005 and 2004:

	Year ended December 31,
	2008	2007	2006	2005	2004
	(in thousands)
Net income available to common stockholders	$29,829	$101,164	$72,256	$24,211	$29,988
Adjustments:
Net income attributable to noncontrolling common units of the Operating Partnership	1,886	6,957	5,990	3,149	4,307
Depreciation and amortization of real estate assets	82,491	73,708	71,197	67,007	59,496
Net gain on dispositions of discontinued operations	(234)	(74,505)	(31,259)	(30,764)	(6,148)

Funds From Operations(1)	$113,972	$107,324	$118,184	$63,603	$87,643

(1)	Reported amounts are attributable to common stockholders and common unitholders.

The following table presents our weighted average common shares and common units outstanding for the years ended December 31, 2008, 2007, 2006, 2005 and 2004:

	Year Ended December 31,
	2008	2007	2006	2005	2004
Weighted average common shares outstanding	32,466,591	32,379,997	31,244,062	28,710,726	28,244,459
Weighted average common units outstanding	2,065,188	2,235,772	2,598,313	3,749,627	4,072,979
Effect of participating securities—nonvested shares	372,444	312,552	154,079	168,117	174,654

Total basic weighted average shares / units outstanding	34,904,223	34,928,321	33,996,454	32,628,470	32,492,092
Effect of dilutive securities—stock options and contingently issuable shares	74,281	28,969	48,566	51,864	63,890

Total diluted weighted average shares / units outstanding	34,978,504	34,957,290	34,045,020	32,680,334	32,555,982

Inflation

Since the majority of our leases require tenants to pay most operating expenses, including real estate taxes, utilities, insurance and increases in common area maintenance expenses, we do not believe our exposure to increases in costs and operating expenses resulting from inflation is material.

New Accounting Pronouncements

For discussion of recent accounting pronouncements, see Note 2 to our consolidated financial statements included with this report.

KILROY REALTY CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2008 AND 2007

AND FOR THE THREE YEARS ENDED DECEMBER 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Kilroy Realty Corporation

Los Angeles, California

We have audited the accompanying consolidated balance sheets of Kilroy Realty Corporation (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedules listed in the Index at Item 15. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 12, 2009, expressed an unqualified opinion on the Company’s internal controls over financial reporting.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California February 12, 2009 (May 6, 2009 as to the changes in accounting policies described in Note 2)

KILROY REALTY CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2008	2007
ASSETS
REAL ESTATE ASSETS (Notes2, 3, 4 and 9):
Land and improvements	$336,874	$324,779
Buildings and improvements	1,889,833	1,720,307
Undeveloped land and construction in progress	248,889	324,918

Total real estate held for investment	2,475,596	2,370,004
Accumulated depreciation and amortization	(532,769)	(463,932)

Total real estate assets, net	1,942,827	1,906,072
CASH AND CASH EQUIVALENTS	9,553	11,732
RESTRICTED CASH	672	546
MARKETABLE SECURITIES (Notes 14 and 17)	1,888	707
CURRENT RECEIVABLES, NET (Note 5)	5,753	4,891
DEFERRED RENT RECEIVABLES, NET (Note 6)	67,144	67,283
NOTES RECEIVABLE	10,824	10,970
DEFERRED LEASING COSTS AND ACQUISITION-RELATED INTANGIBLES, NET (Note 7)	53,539	54,418
DEFERRED FINANCING COSTS, NET (Notes 2 and 8)	5,883	8,134
PREPAID EXPENSES AND OTHER ASSETS, NET	4,835	5,057

TOTAL ASSETS	$2,102,918	$2,069,810

LIABILITIES AND EQUITY
LIABILITIES:
Secured debt (Note 9)	$316,456	$395,912
Exchangeable senior notes, net (Notes 2 and 9)	429,892	421,747
Unsecured senior notes (Note 9)	144,000	144,000
Unsecured line of credit (Note 9)	252,000	111,000
Accounts payable, accrued expenses and other liabilities (Note 14)	55,066	58,249
Accrued distributions (Note 12)	21,421	20,610
Deferred revenue and acquisition-related liabilities (Note 10)	76,219	59,187
Rents received in advance and tenant security deposits	19,340	18,433

Total liabilities	1,314,394	1,229,138

COMMITMENTS AND CONTINGENCIES (Note 16)
NONCONTROLLING INTEREST (Notes 2 and 11):
7.45% Series A Cumulative Redeemable Preferred units of the Operating Partnership	73,638	73,638

EQUITY (Notes 2, 11 and 12):
Stockholders’ Equity:
Preferred stock, $.01 par value, 30,000,000 shares authorized,
7.45% Series A Cumulative Redeemable Preferred stock, $.01 par value, 1,500,000 shares authorized, none issued and outstanding
7.80% Series E Cumulative Redeemable Preferred stock, $.01 par value, 1,610,000 shares authorized, issued and outstanding ($40,250 liquidation preference)	38,425	38,425
7.50% Series F Cumulative Redeemable Preferred stock, $.01 par value, 3,450,000 shares authorized, issued and outstanding ($86,250 liquidation preference)	83,157	83,157
Common stock, $.01 par value, 150,000,000 shares authorized, 33,086,148 and 32,765,893 shares issued and outstanding, respectively	331	328
Additional paid-in capital	700,122	695,152
Distributions in excess of earnings	(137,052)	(90,562)

Total stockholders’ equity	684,983	726,500
Noncontrolling interest:
Common units of the Operating Partnership	29,903	40,534

Total equity	714,886	767,034

TOTAL LIABILITIES AND EQUITY	$2,102,918	$2,069,810

See accompanying notes to consolidated financial statements.

KILROY REALTY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Year Ended December 31,
	2008	2007	2006
REVENUES:
Rental income	$252,084	$229,672	$216,745
Tenant reimbursements	31,035	25,322	22,440
Other property income (Note 18)	6,849	3,478	2,356

Total revenues	289,968	258,472	241,541

EXPENSES:
Property expenses	48,875	43,306	39,700
Real estate taxes	22,108	19,539	18,149
Provision for bad debts	4,051	473	744
Ground leases (Note 16)	1,617	1,582	1,583
General and administrative expenses	38,260	36,580	22,800
Interest expense (Notes 1, 8 and 9)	45,346	40,762	43,541
Depreciation and amortization (Notes 2 and 7)	83,275	72,815	68,830

Total expenses	243,532	215,057	195,347

OTHER (LOSS) INCOME:
Interest and other investment (loss) income (Note 14)	(93)	1,606	1,653
Net settlement receipts on interest rate swaps	—	—	991
Loss on derivative instruments	—	—	(818)

Total other (loss) income	(93)	1,606	1,826

INCOME FROM CONTINUING OPERATIONS	46,343	45,021	48,020

DISCONTINUED OPERATIONS (Notes 4 and 20)
Revenues from discontinued operations	199	10,312	22,788
Expenses from discontinued operations	135	(6,521)	(8,625)
Net gain on dispositions of discontinued operations	234	74,505	31,259

Total income from discontinued operations	568	78,296	45,422

NET INCOME	46,911	123,317	93,442
Net income attributable to noncontrolling common units of the Operating Partnership	(1,886)	(6,957)	(5,990)

NET INCOME ATTRIBUTABLE TO THE COMPANY	45,025	116,360	87,452
PREFERRED DIVIDENDS AND DISTRIBUTIONS:
Distributions to noncontrolling cumulative redeemable preferred units of the Operating Partnership	(5,588)	(5,588)	(5,588)
Preferred dividends	(9,608)	(9,608)	(9,608)

Total preferred dividends and distributions	(15,196)	(15,196)	(15,196)

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$29,829	$101,164	$72,256

Income from continuing operations available to common stockholders per common share—basic (Notes 2 and 21)	$0.89	$0.85	$0.96

Income from continuing operations available to common stockholders per common share—diluted (Notes 2 and 21)	$0.89	$0.85	$0.96

Net income available to common stockholders per common share—basic (Notes 2 and 21)	$0.91	$3.09	$2.30

Net income available to common stockholders per common share—diluted (Notes 2 and 21)	$0.91	$3.09	$2.30

Weighted average common shares outstanding—basic (Notes 2 and 21)	32,466,591	32,379,997	31,244,062

Weighted average common shares outstanding—diluted (Notes 2 and 21)	32,540,872	32,408,966	31,292,628

Dividends declared per common share (Note 22)	$2.32	$2.22	$2.12

See accompanying notes to consolidated financial statements.

KILROY REALTY CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY

(in thousands, except share and per share data)

		Common Stock
	Preferred Stock	Number of Shares	Common Stock	Additional Paid-in Capital	Deferred Compensation	Distributions in Excess of Earnings	Total Stockholders’ Equity	Noncontrolling Interest – Common Units of the Operating Partnership	Total Equity
BALANCE AT DECEMBER 31, 2005	$121,582	28,970,703	$289	$523,609	$(1,998)	$(124,214)	$519,268	$50,462	$569,730
Change in accounting principle (Note 2)				(1,998)	1,998		—
Net income						87,452	87,452	5,990	93,442
Issuance of common stock (Note 12)		2,000,000	20	136,039			136,059		136,059
Repurchase of common stock (Note 12)		(40,875)		(2,891)			(2,891)		(2,891)
Issuance of nonvested shares of common stock (Note 13)		87,067	1	1,304			1,305		1,305
Non-cash amortization of share-based compensation (Note 13)				3,237			3,237		3,237
Exercise of stock options (Note 13)		31,000		760			760		760
Exchange of common units of the Operating Partnership (Note 11)		1,350,986	14	17,540			17,554	(17,554)
Adjustment for noncontrolling interest (Notes 2 and 11)				(6,116)			(6,116)	6,116
Preferred dividends and distributions						(15,196)	(15,196)		(15,196)
Dividends declared per common share and common unit ($2.12 per share/unit)						(67,136)	(67,136)	(5,386)	(72,522)

BALANCE AT DECEMBER 31, 2006	121,582	32,398,881	324	671,484		(119,094)	674,296	39,628	713,924
Net income						116,360	116,360	6,957	123,317
Repurchase of common stock (Note 12)		(32,515)		(2,631)			(2,631)		(2,631)
Issuance of nonvested shares of common stock (Note 13)		269,323	2	2,968			2,970		2,970
Non-cash amortization of share-based compensation (Note 13)				12,567			12,567		12,567
Exercise of stock options (Note 13)		1,000		29			29		29
Equity component of Exchangeable Senior Notes (Notes 2 and 9)				38,692			38,692		38,692
Cost of capped call options on common stock (Note 9)				(29,050)			(29,050)		(29,050)
Exchange of common units of the Operating Partnership (Note 11)		129,204	2	2,052			2,054	(2,054)
Adjustment for noncontrolling interest (Notes 2 and 11)				(959)			(959)	959
Preferred dividends and distributions						(15,196)	(15,196)		(15,196)
Dividends declared per common share and common unit ($2.22 per share/unit)						(72,632)	(72,632)	(4,956)	(77,588)

BALANCE AT DECEMBER 31, 2007	121,582	32,765,893	328	695,152		(90,562)	726,500	40,534	767,034
Net income						45,025	45,025	1,886	46,911
Repurchase of common stock (Note 12)		(300,586)	(3)	(14,795)			(14,798)		(14,798)
Issuance of nonvested shares of common stock (Note 13)		184,245	2	2,165			2,167		2,167
Non-cash amortization of share-based compensation (Note 13)				9,630			9,630		9,630
Exercise of stock options (Note 13)		1,000		21			21		21
Exchange of common units of the Operating Partnership (Note 11)		435,596	4	7,157			7,161	(7,161)
Adjustment for noncontrolling interest (Notes 2 and 11)				792			792	(792)
Preferred dividends and distributions						(15,196)	(15,196)		(15,196)
Dividends declared per common share and common unit ($2.32 per share/unit)						(76,319)	(76,319)	(4,564)	(80,883)

BALANCE AT DECEMBER 31, 2008	$121,582	33,086,148	$331	$700,122	$—	$(137,052)	$684,983	$29,903	$714,886

See accompanying notes to consolidated financial statements.

KILROY REALTY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$46,911	$123,317	$93,442
Adjustments to reconcile net income to net cash provided by operating activities (including discontinued operations):
Depreciation and amortization of building and improvements and leasing costs	82,491	73,708	71,197
Increase in provision for uncollectible tenant receivables	675	173	520
Increase in provision for uncollectible deferred rent receivables	3,376	300	241
Depreciation of furniture, fixtures and equipment	784	840	866
Non-cash amortization of share-based compensation awards	15,185	15,137	5,717
Non-cash amortization of deferred financing costs and debt discount	8,146	6,155	1,215
Non-cash amortization of above/below market rents, net	(633)	(1,831)	(1,570)
Net gain on dispositions of operating properties	(234)	(74,505)	(31,259)
Non-cash amortization of deferred revenue related to tenant-funded tenant improvements (Note 10)	(11,310)	(4,328)	(2,313)
Non-cash lease termination fee (Note 18)		(259)	(2,334)
Loss on derivative instruments			818
Net settlement receipts on interest rate swaps			(991)
Other	(634)		313
Changes in assets and liabilities:
Marketable securities (Note 17)	(1,181)	(707)
Current receivables	(1,537)	726	(938)
Deferred rent receivables	(3,237)	(7,126)	(7,229)
Deferred leasing costs	(16)	(1,620)	(1,451)
Prepaid expenses and other assets	(628)	(752)	(2,166)
Accounts payable, accrued expenses and other liabilities	(836)	9,895	(70,483)
Deferred revenue	6,252	7,048	6,699
Rents received in advance and tenant security deposits	907	1,329	1,276

Net cash provided by operating activities	144,481	147,500	61,570

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for operating properties	(24,980)	(38,043)	(32,475)
Expenditures for development and redevelopment properties and undeveloped land	(69,774)	(191,862)	(118,876)
Acquisitions of redevelopment properties and undeveloped land		(157,005)
Proceeds received from 1031 exchange completion (Note 4)		43,794
Net proceeds received from dispositions of operating properties (Note 4)	275	89,992	15,508
Proceeds from termination of profit participation agreement (Note 20)		4,848
Insurance proceeds received for property casualty loss	634	141	800
(Increase) decrease in restricted cash	(126)	(52)	209
Decrease (increase) in escrow deposits		3,000	(2,500)
Receipt of principal payments on note receivable	146	126	117
Proceeds from sales of marketable securities		259
Net cash settlement receipts on interest rate swaps			1,024

Net cash used in investing activities	(93,825)	(244,802)	(136,193)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on unsecured line of credit	163,500	246,000	219,000
Repayments on unsecured line of credit	(22,500)	(411,000)	(168,000)
Principal payments on secured debt	(82,932)	(63,286)	(14,084)
Proceeds from issuance of exchangeable senior notes, net of discount (Note 9)		455,400
Cost of capped call options on common stock (Note 9)		(29,050)
Net proceeds from issuance of common stock (Note 12)			136,059
Financing costs	(857)	(6,591)	(2,190)
Repurchase of common stock (Note 12)	(14,798)	(2,631)	(2,891)
Proceeds from exercise of stock options	21	29	760
Dividends and distributions paid to common stockholders and common unitholders	(80,073)	(76,589)	(70,768)
Dividends and distributions paid to preferred stockholders and preferred unitholders	(15,196)	(15,196)	(15,196)

Net cash (used in) provided by financing activities	(52,835)	97,086	82,690

Net (decrease) increase in cash and cash equivalents	(2,179)	(216)	8,067
Cash and cash equivalents, beginning of year	11,732	11,948	3,881

Cash and cash equivalents, end of year	$9,553	$11,732	$11,948

KILROY REALTY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(Amounts in thousands)

	Year Ended December 31,
	2008	2007	2006
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of capitalized interest of $14,804, $16,760 and $10,898 at December 31, 2008, 2007 and 2006, respectively	$37,638	$32,504	$41,922

NON-CASH INVESTING TRANSACTIONS:
Accrual for expenditures for operating properties and development and redevelopment properties	$8,055	$11,398	$22,469

Tenant improvements funded directly by tenants to third-parties (Note 10)	$22,749	$33,079

Non-cash receipt of marketable securities in connection with a lease termination		$259

Net proceeds from disposition received and held by a qualified intermediary in connection with Section 1031 exchange (Note 4)			$43,794

Non-cash increase in real estate assets in connection with a lease termination (Note 18)			$2,334

NON-CASH FINANCING TRANSACTIONS:
Accrual of dividends and distributions payable to common stockholders and common unitholders (Note 12)	$20,211	$19,400	$18,400

Accrual of dividends and distributions payable to preferred stockholders and preferred unitholders (Notes 11 and 12)	$1,909	$1,909	$1,909

Accrual of public facility bond obligation (Note 9)	$3,476

Issuance of share-based compensation awards (Note 13)	$10,059	$23,632	$5,894

Exchange of common units of the Operating Partnership into shares of the Company’s common stock (Note 11)	$10,575	$3,455	$35,933

See accompanying notes to consolidated financial statements.

KILROY REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Years Ended December 31, 2008

1.	Organization and Ownership

Organization

Kilroy Realty Corporation (the “Company”) owns, operates, develops and acquires office and industrial real estate located in Southern California. The Company qualifies and operates as a self-administered real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).

As of December 31, 2008, the Company’s stabilized portfolio of operating properties was comprised of 92 office buildings (the “Office Properties”) and 42 industrial buildings (the “Industrial Properties”), which encompassed an aggregate of approximately 8.7 million and 3.7 million rentable square feet, respectively. As of December 31, 2008, the Office Properties were approximately 86.2% leased to 292 tenants, and the Industrial Properties were approximately 96.3% leased to 63 tenants. All of the Company’s properties are located in Southern California.

The Company’s stabilized portfolio excludes undeveloped land, development and redevelopment properties currently under construction, “lease-up” properties and one industrial property that the Company is in the process of re-entitling for residential use. The Company defines “lease-up” properties as properties recently developed or redeveloped by the Company that have not yet reached 95% occupancy and are within one year following cessation of major construction activities. As of December 31, 2008, there was one development property in the lease-up phase, which encompasses approximately 51,000 rentable square feet of new medical office space and is located in the San Diego region of Southern California. During the year ended December 31, 2008, the Company added three development properties and two redevelopment properties to the Company’s stabilized portfolio, which in aggregate encompass approximately 560,000 rentable square feet of new office space.

The Company owns its interests in all of its Office Properties and Industrial Properties through Kilroy Realty, L.P. (the “Operating Partnership”) and Kilroy Realty Finance Partnership, L.P. (the “Finance Partnership”). The Company conducts substantially all of its operations through the Operating Partnership, in which it owned a 95.0% and 93.7% general partnership interest as of December 31, 2008 and 2007, respectively. The remaining 5.0% and 6.3% common limited partnership interest in the Operating Partnership as of December 31, 2008 and 2007, respectively, was owned by certain of the Company’s executive officers and directors, certain of their affiliates, and other outside investors (see Note 11). Kilroy Realty Finance, Inc., a wholly-owned subsidiary of the Company, is the sole general partner of the Finance Partnership and owns a 1.0% general partnership interest. The Operating Partnership owns the remaining 99.0% limited partnership interest. The Company conducts substantially all of its development activities through Kilroy Services, LLC (“KSLLC”), which is a wholly-owned subsidiary of the Operating Partnership. Unless otherwise indicated, all references to the Company include the Operating Partnership, the Finance Partnership, KSLLC and all wholly-owned subsidiaries of the Company. With the exception of the Operating Partnership, all of the Company’s subsidiaries are wholly-owned.

2.	Basis of Presentation, Adoption of Subsequent Accounting Pronouncements and Significant Accounting Policies

Basis of Presentation:

Basis of Presentation

The consolidated financial statements of the Company include the consolidated financial position and results of operations of the Company, the Operating Partnership, the Finance Partnership, KSLLC and all wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

Adoption of Subsequent Accounting Pronouncements

Effective January 1, 2009, the Company adopted the following accounting pronouncements each of which require retrospective application upon adoption:

•

Financial Accounting Standards Board (“FASB”) Staff Position APB No. 14-1 “Accounting for Convertible Debt Instruments That May be Settled Upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”);

•	Statement of Financial Accounting Standards No. 160 “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51” (“SFAS 160”); and

•	FASB Staff Position EITF No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”).

As a result, the Company has updated the consolidated financial statements and the related notes thereto, from those included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, to reflect the impact of adopting these accounting pronouncements. Each pronouncement is discussed in further detail in the following subsections of this Note 2.

Pronouncement Affecting the Company’s 3.25% Exchangeable Senior Notes and Related Capped Call Option Transactions

Effective January 1, 2009, the Company adopted the provisions of FSP APB 14-1, which impacted the accounting for the Company’s 3.25% Exchangeable Senior Notes (the “Notes”).

FSP APB 14-1 requires the initial proceeds from convertible debt that may be settled in cash, including partial cash settlements, to be bifurcated between a liability component and an equity component associated with the embedded conversion option. The objective of the guidance is to require the liability and equity components of convertible debt to be separately accounted for in a manner such that the interest expense recorded on the convertible debt does not equal the contractual rate of interest on the convertible debt, which is how interest expense was historically reported under previous accounting literature. Interest expense will now be recorded at a rate that reflects the issuer’s conventional debt borrowing rate at the date of issuance. Under this pronouncement, the Company recorded the liability component of the Notes at an initial fair value of $416.2 million, calculated based on the present value of the contractual cash flows discounted at an appropriate comparable market conventional debt borrowing rate at the date of issuance of the Notes. The Company recorded a $38.7 million equity component of the Notes, net of issuance costs, representing the difference between the initial proceeds received and the fair value of the liability component at the issuance date. The difference between the Notes’ principal amount and the fair value will be reported as a discount on the Notes that is accreted using the effective interest method as additional interest expense over the period the Notes are expected to remain outstanding. A portion of this additional interest expense is capitalized to the development and redevelopment balances qualifying for interest capitalization each period in accordance with Statement of Financial Accounting Standards No. 34 “Capitalization of Interest”.

The effect of the adoption of FSP APB 14-1 on the Company’s consolidated balance sheets and consolidated statements of operations for the periods presented is shown in the table under the caption “Retrospective Impact of New Accounting Pronouncements Adopted January 1, 2009” presented at the end of this section of Note 2. The adoption of FSP APB 14-1 had no impact on the Company’s consolidated statement of operations for the year ended December 31, 2006 or the consolidated cash flows from operating, investing or financing activities for the three years ended December 31, 2008. See Note 9 for further information on the Notes.

Pronouncement Affecting the Presentation of Noncontrolling (Minority) Interests in the Operating Partnership

Effective January 1, 2009, the Company adopted the provisions of SFAS 160. SFAS 160 requires that amounts formerly reported as minority interests in the Company’s consolidated financial statements be reported as noncontrolling interests. In connection with the issuance of SFAS 160, certain revisions were also made to EITF No. Topic D-98 “Classification and Measurement of Redeemable Securities” (“EITF D-98”). These revisions clarify that noncontrolling interests with redemption provisions outside of the control of the issuer and noncontrolling interests with redemption provisions that permit the issuer to settle in either cash or common shares at the option of the issuer are subject to evaluation under EITF D-98 to determine the appropriate balance sheet classification and measurement of such instruments.

With respect to the Company’s issued and outstanding 1,500,000 Series A Preferred Units, upon the adoption of SFAS 160 and the related revisions to EITF D-98, the Series A Preferred Units are presented in the temporary equity section of the consolidated balance sheets after total liabilities and before equity and reported at redemption value, less issuance costs, given that the Series A Preferred Units contain a right of redemption at the option of the holders in the event of certain corporate events. This presentation and measurement is consistent with previous-period reporting.

With respect to the common limited partnership interests in the Operating Partnership (“common units”), EITF D-98 requires that noncontrolling interests with redemption provisions that permit the issuer to settle in either cash or common shares at the option of the issuer be further evaluated under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”) paragraphs 12-32 to determine whether equity or temporary equity classification on the balance sheet is appropriate. Since the common units contain such a provision, the Company evaluated this guidance and determined that the common units meet the EITF 00-19 requirements to qualify for equity presentation. As a result, upon the adoption of SFAS 160 and the related revisions to EITF D-98, the common units are presented in the equity section of the consolidated balance sheets and reported at their proportionate share of the net assets of the Operating Partnership. This balance sheet presentation represents a change to the previously-reported balance sheet presentation for the common units since under previous accounting guidance the common units were reported in the minority interest section, after total liabilities and before equity. The measurement of the common units, however, is consistent with previously reported amounts.

In accordance with the guidance, the presentation provisions of SFAS 160 were presented retrospectively on the Company’s consolidated balance sheets. The effect of the adoption of SFAS 160 on the Company’s consolidated balance sheets for the periods presented is shown in the table under the caption “Restrospective Impact of New Accounting Pronouncements Adopted January 1, 2009” presented at the end of this section of Note 2. The adoption of SFAS 160 resulted in a change to the presentation of the Company’s consolidated statements of operations and equity and had no impact to the Company’s consolidated cash flows from operating, investing or financing activities.

Pronouncement Affecting Treatment of Nonvested Share-Based Payments in Net Income Available to Common Stockholders Per Share

Effective January 1, 2009, the Company adopted the provisions of FSP EITF 03-6-1. FSP EITF 03-6-1 requires that nonvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents be treated as participating securities in the computation of net income available to common stockholders per share pursuant to the two-class method.

In accordance with the guidance, the provisions of FSP EITF 03-6-1 were applied retrospectively to the Company’s consolidated statements of operations and calculation of net income available to common stockholders per share for all periods presented. As a result of the adoption of FSP EITF 03-6-1, the effect of the Company’s outstanding nonvested shares of common stock (“nonvested shares”) and restricted stock units (“RSUs”) will be included in both the Company’s basic and diluted per share computations for net income available to common stockholders using the two-class method. Prior to adopting FSP EITF 03-6-1, the impact of nonvested shares and RSUs were included only in the Company’s diluted per share computations for net income available to common stockholders by reflecting them in the Company’s calculation of weighted average shares outstanding by application of the treasury stock method. The adoption of FSP EITF 03-6-1 on the Company’s per share computations for net income available to common stockholders for the periods presented is shown in the table under the caption “Retrospective Impact of New Accounting Pronouncements Adopted January 1, 2009” presented at the end of this section of Note 2. See Note 21 to the Company’s consolidated financial statements for the basic and diluted per share computations of net income available to common stockholders.

Retrospective Impact of New Accounting Pronouncements Adopted January 1, 2009

	As of December 31, 2008
		Adjustments
	As Previously Reported	FSP APB 14-1	SFAS 160	As Adjusted
	(in thousands)
Balance Sheet:
Assets:
Total real estate assets, net	$1,939,244	$3,583		$1,942,827
Deferred financing costs, net	6,131	(248)		5,883
Total assets	2,099,583	3,335		2,102,918
Liabilities:
Exchangable senior notes, net	457,010	(27,118)		429,892
Total liabilities	1,341,512	(27,118)		1,314,394
Noncontrolling Interest:
Noncontrolling interest	102,006		(28,368)	73,638
Equity:
Additional paid-in capital	663,471	36,651		700,122
Distributions in excess of earnings	(129,319)	(7,733)		(137,052)
Total stockholders’ equity	656,065	28,918		684,983
Noncontrolling interest		1,535	28,368	29,903
Total equity	656,065	30,453	28,368	714,886
Total liabilities and equity	2,099,583	3,335	—	2,102,918

	As of December 31, 2007
		Adjustments
	As Previously Reported	FSP APB 14-1	SFAS 160	As Adjusted
	(in thousands)
Balance Sheet:
Assets:
Total real estate assets, net	$1,904,624	$1,448		$1,906,072
Deferred financing costs, net	8,492	(358)		8,134
Total assets	2,068,720	1,090		2,069,810
Liabilities:
Exchangable senior notes, net	456,090	(34,343)		421,747
Total liabilities	1,263,481	(34,343)		1,229,138
Noncontrolling Interest:
Noncontrolling interest	111,947		(38,309)	73,638
Equity:
Additional paid-in capital	658,894	36,258		695,152
Distributions in excess of earnings	(87,512)	(3,050)		(90,562)
Total stockholders’ equity	693,292	33,208		726,500
Noncontrolling interest		2,225	38,309	40,534
Total equity	693,292	35,433	38,309	767,034
Total liabilities and equity	2,068,720	1,090	—	2,069,810

	For the Year Ended December 31, 2008
	As Previously Reported	Adjustments		As Adjusted
		FSP APB 14-1	EITF 03-6-1
Statement of Operations:
Interest expense	$40,366	$4,980		$45,346
Total expenses	238,552	4,980		243,532
Net income(1)	51,891	(4,980)		46,911
Net income attributable to the Company(2)	49,709	(4,684)		45,025
Net income available to common stockholders	34,513	(4,684)		29,829
Income from continuing operations available to common stockholders per share—basic	1.05	(0.15)	(0.01)	0.89
Income from continuing operations available to common stockholders per share—diluted	1.04	(0.14)	(0.01)	0.89
Net income available to common stockholders per share – basic	1.06	(0.14)	(0.01)	0.91
Net income available to common stockholders per share – diluted	1.06	(0.15)		0.91

	For the Year Ended December 31, 2007
	As Previously Reported	Adjustments		As Adjusted
		FSP APB 14-1	EITF 03-6-1
Statement of Operations:
Interest expense	$37,502	$3,260		$40,762
Total expenses	211,797	3,260		215,057
Net income(1)	126,577	(3,260)		123,317
Net income attributable to the Company(2)	119,410	(3,050)		116,360
Net income available to common stockholders	104,214	(3,050)		101,164
Income from continuing operations available to common stockholders per share—basic	0.96	(0.10)	(0.01)	0.85
Income from continuing operations available to common stockholders per share—diluted	0.95	(0.09)	(0.01)	0.85
Net income available to common stockholders per share – basic	3.22	(0.10)	(0.03)	3.09
Net income available to common stockholders per share – diluted	3.20	(0.09)	(0.02)	3.09

	For the Year Ended December 31, 2006
	As Previously Reported	Adjustments		As Adjusted
		FSP APB 14-1	EITF 03-6-1
Statement of Operations:
Interest expense	$43,541			$43,541
Total expenses	195,347			195,347
Net income(1)	93,442			93,442
Net income attributable to the Company(2)	87,452			87,452
Net income available to common stockholders	72,256			72,256
Income from continuing operations available to common stockholders per share—basic	0.97		(0.01)	0.96
Income from continuing operations available to common stockholders per share—diluted	0.96			0.96
Net income available to common stockholders per share – basic	2.31		(0.01)	2.30
Net income available to common stockholders per share – diluted	2.30			2.30

(1)	Represents net income in accordance with SFAS 160, which includes net income attributable to both the Company and the noncontrolling interests.
(2)	Represents net income after the allocation of net income to noncontrolling common units but before distributions to noncontrolling Series A Preferred Units, in accordance with SFAS 160.

Significant Accounting Policies:

Operating Properties

Operating properties are generally carried at historical cost less accumulated depreciation. Properties held for sale are reported at the lower of the carrying value or the fair value less estimated cost to sell. The cost of operating properties includes the purchase price or development costs of the properties. Costs incurred for the acquisition, renovation and betterment of the operating properties are capitalized to the Company’s investment in that property. Maintenance and repairs are charged to expense as incurred.

When evaluating properties to be held and used for potential impairment, the Company first evaluates whether there are any indicators of impairment for any of our properties. If any of the Company’s impairment indicators are present for a specific property, the Company then performs an undiscounted cash flow analysis and compares the net carrying amount of the property to the property’s estimated undiscounted future cash flow over the anticipated holding period. If the estimated undiscounted future cash flow is less than the net carrying amount of the property, the Company then performs an impairment loss calculation to determine if the fair value of the property is less than the net carrying value of the property. The Company’s impairment loss evaluation compares the net carrying amount of the property to the property’s estimated fair value, which may be based on estimated discounted future cash flow calculations or third-party valuations or appraisals. The Company recognizes an impairment loss if the amount of the asset’s net carrying amount exceeds the asset’s estimated fair value. If the Company recognizes an impairment loss, the estimated fair value of the asset becomes its new cost basis. For a depreciable long-lived asset, the new cost basis will be depreciated (amortized) over the remaining useful life of that asset.

The Company did not record any impairment losses during the years ended December 31, 2008, 2007 and 2006.

Development and Redevelopment Properties

A variety of costs are incurred in the development, redevelopment and construction of real estate properties. The Company capitalizes such costs in accordance with the guidelines under Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects (“SFAS 67”) and FASB Statement of Financial Accounting Standards No. 34, Capitalization of Interest Cost, (“SFAS 34”).

All costs clearly associated with the acquisition, development and construction of a development or redevelopment property are capitalized as project costs. In addition, the following costs are capitalized as project costs during periods in which activities necessary to get the property ready for its intended use are in progress: pre-construction costs essential to the development of the property, interest costs, real estate taxes, insurance, and internal compensation and administrative costs that are clearly related to the Company’s development or redevelopment activities.

The Company ceases capitalization on a development or redevelopment property either when the property has reached 95% occupancy, one year after cessation of major construction activities, or if activities necessary to get the property ready for its intended use have been suspended. For development or redevelopment properties with extended lease-up periods, the Company ceases capitalization and begins depreciation on the portion of the development or redevelopment property that has reached 95% occupancy.

Once major construction activity has ceased and the development or redevelopment property is in the lease-up phase, the costs capitalized to construction in progress are transferred to land and improvements, buildings and improvements and deferred leasing costs on the Company’s consolidated balance sheets as the historical cost of the property.

Depreciation and Amortization of Buildings and Improvements

The cost of buildings and improvements and tenant improvements are depreciated using the straight-line method of accounting over the estimated useful lives set forth in the table below. Depreciation expense, including discontinued operations, for buildings and improvements for the three years ended December 31, 2008, 2007 and 2006, was $68.8 million, $61.1 million and $59.0 million, respectively.

Asset Description	Depreciable Lives
Buildings and improvements	25 – 40 years
Tenant improvements	1 –20 years	(1)

(1)	Tenant improvements are amortized over the shorter of the lease term or the estimated useful life.

Property Acquisitions

In accordance with FASB Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”), the Company allocates the purchase price of acquired properties to land, buildings and improvements and identified tangible and intangible assets and liabilities associated with in-place leases (including tenant improvements, unamortized leasing commissions, value of above-market and below-market leases, acquired in-place lease values and tenant relationships, if any) based on their respective estimated fair values. The fair value of the tangible assets of the acquired properties considers the value of the properties as if vacant as of the acquisition date.

Amounts allocated to land are derived from comparable sales of land within the same region. Amounts allocated to buildings and improvements, tenant improvements and unamortized leasing commissions are based on current market replacement costs and other market rate information.

The amount allocated to acquired in-place leases is determined based on management’s assessment of lost revenue and costs incurred for the period required to lease the “assumed vacant” property to the occupancy level when purchased. The amount allocated to acquired in-place leases is included in deferred leasing costs and acquisition-related intangible assets in the balance sheet and amortized as an increase to depreciation and amortization expense over the remaining non-cancelable term of the respective leases (see Note 7).

The value allocable to the above-market or below-market component of an acquired in-place lease is determined based upon the present value (using a market discount rate) of the difference between (i) the contractual rents to be paid pursuant to the lease over its remaining term and (ii) management’s estimate of the rents that would be paid using fair market rental rates over the remaining term of the lease. The amounts allocated to above-market or below-market leases are included in other assets or acquisition-related liabilities in the balance sheet and are amortized on a straight-line basis as an increase or reduction of rental income over the remaining non-cancelable term of the respective leases (see Note 10).

Discontinued Operations and Properties Held for Sale

In accordance with FASB Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (“SFAS 144”), the revenues, expenses and net gain on dispositions of operating properties and the revenues and expenses on properties classified as held for sale are reported in the consolidated statements of operations as discontinued operations for all periods presented through the date of the respective disposition. The net gain (loss) on disposition is included in the period the property is sold. In determining whether the income and loss and net gain on dispositions of operating properties is reported as discontinued operations, the Company evaluates whether it has any significant continuing involvement in the operations, leasing or management of the sold property in accordance with Emerging Issues Task Force Issue No. 03-13, Applying the Conditions in Paragraph 42 of Statement No. 144 in Determining Whether to Report Discontinued Operations. If the Company were to determine that there was any significant continuing involvement, the income and loss and net gain on dispositions of the operating property would not be recorded in discontinued operations.

A property is classified as held for sale when certain criteria, as set forth under SFAS 144, are met. At such time, the Company presents the respective assets and liabilities related to the property held for sale, if material, separately on the balance sheet and ceases to record depreciation and amortization expense. Properties held for sale are reported at the lower of their carrying value or their estimated fair value less the estimated costs to sell. The Company did not have any properties classified as held for sale as of December 31, 2008 and 2007.

Revenue Recognition

The Company recognizes revenue from rent, tenant reimbursements, parking and other revenue sources once all of the following criteria are met in accordance with SEC Staff Accounting Bulletin 104, Revenue Recognition, (“SAB 104”):

•	the agreement has been fully executed and delivered;

•	services have been rendered;

•	the amount is fixed or determinable; and

•	the collectability of the amount is reasonably assured.

In accordance with FASB Statement of Financial Accounting Standards No. 13, Accounting for Leases (“SFAS 13”), as amended and interpreted, minimum annual rental revenue is recognized in rental revenues on a straight-line basis over the term of the related lease. Rental revenue recognition commences when the tenant takes possession or controls the physical use of the leased space. In order for the tenant to take possession, the leased space must be substantially ready for its intended use. To determine whether the leased space is substantially ready for its intended use, management evaluates whether the Company or the tenant is the owner of tenant improvements for accounting purposes. When management concludes that the Company is the owner of tenant improvements, rental revenue recognition begins when the tenant takes possession of the finished space, which is when such tenant improvements are substantially complete. In certain instances, when management concludes that the Company is not the owner (the tenant is the owner) of tenant improvements, rental revenue recognition begins when the tenant takes possession of or controls the space.

When management concludes that the Company is the owner of tenant improvements, for accounting purposes, management records the cost to construct the tenant improvements as a capital asset. In addition, management records the cost of certain tenant improvements paid for or reimbursed by tenants as capital assets when management concludes that the Company is the owner of such tenant improvements. For these tenant improvements, management records the amount funded or reimbursed by tenants as deferred revenue, which is amortized as additional rental income over the term of the related lease.

When management concludes that the tenant is the owner of tenant improvements for accounting purposes, management records the Company’s contribution towards those improvements as a lease incentive, which is amortized as a reduction to rental revenue on a straight-line basis over the term of the lease.

Tenant Reimbursements

Reimbursements from tenants, consisting of amounts due from tenants for common area maintenance, real estate taxes and other recoverable costs, are recognized as revenue in the period the expenses are incurred. Tenant reimbursements are recognized and presented in accordance with Emerging Issues Task Force Issue 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent (“Issue 99-19”). Issue 99-19 requires that these reimbursements be recorded on a gross basis, as the Company is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and has credit risk.

Other Property Income

Other property income primarily includes amounts recorded in connection with lease terminations (see Note 18). Lease termination fees are amortized over the remaining lease term, if applicable. Otherwise, they are recognized when received and realized. When lease termination fees are received in advance of the actual legal lease termination date and the tenant is still in possession of the leased premises, the Company recognizes the lease termination fee on a straight-line basis as other property income over the remaining estimated term of the related lease. Other property income also includes miscellaneous income from tenants, such as fees related to the restoration of leased premises to their original condition and fees for late rental payments.

Allowances for Uncollectible Tenant and Deferred Rent Receivables

Current receivables and deferred rent receivables are carried net of the allowances for uncollectible amounts. Management’s determination of the adequacy of these allowances is based primarily upon evaluations of individual receivables, current economic conditions, historical loss experience and other relevant factors. The allowances are increased or decreased through the provision for bad debts.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents.

Restricted Cash

Restricted cash consists of cash held as collateral to provide credit enhancement for the Company’s mortgage debt, including cash reserves primarily for property taxes.

Funds held at qualified intermediary for 1031 exchange

Periodically, the Company enters into exchange agreements with qualified intermediaries to facilitate the exchange of real property pursuant to Section 1031 of the Code (“Section 1031 Exchange”). A Section 1031 Exchange generally allows for the deferral of income taxes related to the gain attributable to the sale of property if qualified replacement properties are identified within 45 days and such qualified replacement properties are acquired within 180 days from the initial sale. During the replacement period, the Company may direct the proceeds from a disposition to be held at a qualified intermediary for the sole purpose of completing a Section 1031 Exchange.

Marketable Securities

Marketable securities reported in the Company’s consolidated balance sheets represent the assets held in connection with the Kilroy Realty Corporation 2007 Deferred Compensation Plan (the “Deferred Compensation Plan”) (see Note 14). The marketable securities are treated as trading securities for accounting purposes and are adjusted to fair value at the end of each accounting period, with the corresponding gains and losses recorded in interest and other investment income. For the years ended December 31, 2008 and 2007, the Company recorded net unrealized losses of approximately $996,000 and $40,000, respectively, related to the decrease in fair value of the marketable securities, which was reported in interest and other investment (loss) income in the Company’s consolidated statements of operations.

Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), on a prospective basis, as amended by FASB Staff Position SFAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (“FSP FAS 157-1”) and FASB Staff Position SFAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”). SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP and provides for expanded disclosure about fair value measurements. SFAS 157 applies prospectively to all other accounting pronouncements that require or permit fair value measurements. FSP FAS 157-1 amends SFAS 157 to exclude from the scope of SFAS 157 certain leasing transactions accounted for under Statement of Financial Accounting Standards No. 13, “Accounting for Leases.” FSP FAS 157-2 amends SFAS 157 to defer the effective date of SFAS 157 for all non-financial assets and non-financial liabilities except those that are recognized or disclosed at fair value in the financial statements on a recurring basis to fiscal years beginning after November 15, 2008. In addition, effective for the third quarter of 2008, the Company adopted FASB Staff Position 157-3 “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”). FSP FAS 157-3 clarifies the application of SFAS 157 to financial instruments in an inactive market. The adoption of SFAS 157 and FSP FAS 157-3 did not have a material impact on the Company’s consolidated financial statements since the Company generally does not record its financial assets and liabilities in its consolidated financial statements at fair value.

Effective January 1, 2008, the Company also adopted, on a prospective basis, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The adoption of SFAS 159 did not have a material impact on the Company’s consolidated financial statements since the Company elected not to apply the fair value option for any of its eligible financial instruments or other items.

The fair value of the Company’s financial assets and liabilities are disclosed in Note 17 to the Company’s consolidated financial statements. The Company generally determines or calculates the fair value of financial instruments using quoted market prices in active markets when such information is available or using appropriate present value or other valuation techniques, such as discounted cash flow analyses, incorporating available market discount rate information for similar types of instruments and the Company’s estimates for non-performance and liquidity risk. These techniques are significantly affected by the assumptions used, including the discount rate, credit spreads, and estimates of future cash flow.

The only financial asset or liability recorded at fair value in the Company’s consolidated financial statements are the marketable securities. The Company determined the fair value for the marketable securities using quoted prices in active markets for identical assets.

The remaining financial assets and liabilities which are only disclosed at fair value are comprised of the note receivable, secured debt, 3.25% Exchangeable Senior Notes due 2012 (the “Notes”), unsecured senior notes and unsecured line of credit (the “Credit Facility”).

The Company estimated the fair value for the note receivable by using discounted cash flow analyses based on an appropriate market rate for a similar type of instrument. The Company determined the fair value of its secured debt, unsecured senior notes, and Credit Facility by performing discounted cash flow analyses using an appropriate market discount rate. The Company calculates the market discount rate by obtaining period-end treasury rates for fixed-rate debt, or LIBOR rates for variable-rate debt, for maturities that correspond to the maturities of its debt and then adding an appropriate credit spread derived from information obtained from third-party financial institutions. These credit spreads take into account factors such as the Company’s credit standing, the maturity of the debt, whether the debt is secured or unsecured, and the loan-to-value ratios of the debt. For the year ended December 31, 2008, the Company also added an additional 250 basis points to this discount rate to adjust for the current liquidity risk inherent in the capital markets. The Company determines the fair value of the Notes, which are traded securities, based upon the closing trading price at the end of the period, or, if a closing trading price is not available, a bid-ask spread from a third-party broker, plus accrued interest.

The carrying amounts of the Company’s cash and cash equivalents, restricted cash and accounts payable approximate fair value due to their short-term maturities.

The Company adopted the provisions of SFAS 157 for all its non-financial assets and non-financial liabilities on January 1, 2009 in accordance with FSP FAS 157-2. The adoption of SFAS 157 as it relates to FSP FAS 157-2 did not have a material impact on the Company’s consolidated financial statements. Assets and liabilities typically recorded at fair value on a non-recurring basis to which SFAS 157 was applied on January 1, 2009 include:

•	Non-financial assets and liabilities initially measured at fair value in an acquisition or business combination;

•	Long-lived assets measured at fair value due to an impairment assessment under SFAS 144; and

•	Asset retirement obligations initially measured under Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”

Deferred Leasing Costs

Costs incurred in connection with successful property leasing are capitalized as deferred leasing costs. Deferred leasing costs consist primarily of leasing commissions and also include certain internal payroll costs, which are amortized using the straight-line method of accounting over the lives of the leases which generally range from one to 20 years. Management re-evaluates the remaining useful lives of leasing costs as the creditworthiness of the Company’s tenants and economic and market conditions change. If management determines the estimated remaining life of the respective lease has changed, the Company adjusts the amortization period.

Deferred Financing Costs

Costs incurred in connection with debt financing are recorded as deferred financing costs. Deferred financing costs are amortized using the straight-line method of accounting, which approximates the effective interest method, over the contractual terms of the respective financings.

Discounts and Premiums on Debt Financing

Premiums and discounts on debt instruments are classified with the related debt instrument. They are amortized into interest expense using the effective interest method, over the period the related debt instruments are expected to remain outstanding.

Noncontrolling Interests

Noncontrolling interests represent the common and preferred limited partnership interests in the Operating Partnership not held by the Company. Net income attributable to noncontrolling common units of the Operating Partnership is allocated to the common units not held by the Company (“noncontrolling interest”) based on their relative ownership percentage of the Operating Partnership during the reported period. This noncontrolling interest ownership percentage is determined by dividing the number of common units held by the noncontrolling interest by the total number of common units outstanding. The issuance or redemption of additional shares of common stock or common units results in changes to the noncontrolling interest percentage as well as the total net assets of the Company. As a result, all equity transactions result in an allocation between stockholders’ equity and the noncontrolling interest in the Company’s consolidated balance sheets and statements of equity to account for the change in the noncontrolling interest ownership percentage as well as the change in total net assets of the Company.

Share-based Incentive Compensation Accounting

The Company accounts for share-based compensation arrangements under FASB Statement of Financial Accounting Standards No. 123R, Share-Based Payments (“SFAS 123(R)”), which the Company adopted on January 1, 2006 using the modified-prospective-transition method. The adoption of this statement did not have a material effect on the Company’s income from continuing operations, net income, cash flows from operations, cash flows from financing activities and basic and diluted earnings per share since the Company historically recorded compensation cost for nonvested stock awards based on the fair value on the date of grant and all stock option awards were fully vested as of the adoption date. Results from prior periods had not been restated. Prior to the adoption of SFAS 123(R), the Company accounted for its share-based incentive plans under the fair value recognition provisions of FASB Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”).

On January 1, 2006, in connection with the adoption of SFAS 123(R), the Company recorded a $2.0 million change in accounting principle to net the deferred compensation line item within equity against additional paid-in capital. Under SFAS 123(R), an equity instrument is not recorded to stockholders’ equity until the related compensation expense is recorded over the requisite service period of the award. Prior to the adoption of SFAS 123(R), and in accordance with the previous accounting guidance, the Company recorded the full fair value of all issued but nonvested equity instruments in additional paid-in capital and recorded an offsetting deferred compensation balance on a separate line item within equity for the amount of compensation costs not yet recognized for these nonvested instruments.

For share-based awards in which the performance period precedes the grant date, the Company recognizes compensation cost over the requisite service period, which includes both the performance and service vesting periods using the accelerated attribution expense method. The requisite service period begins on the date the Executive Compensation Committee authorizes the award and adopts any relevant performance measures. During the performance period for a share-based award program, the Company estimates the total compensation cost of the potential future awards. The Company then records compensation cost equal to the portion of the requisite service period that has elapsed through the end of the reporting period. For programs with performance-based measures, the total estimated compensation cost is based on management’s most recent estimate of the probable achievement of the pre-established specific corporate performance measures. These estimates are based on management’s latest internal forecasts for each performance measure. For programs with market measures, the total estimated compensation cost is based on the fair value of the award at the applicable reporting date.

For share-based awards for which there is no pre-established performance period, the Company recognizes compensation cost over the service vesting period, which represents the requisite service period, using the straight-line attribution expense method.

The Company records the dividends paid to holders of nonvested awards issued under share-based compensation programs as an increase to distributions in excess of earnings. The Company would expense an estimate of the dividends on nonvested awards that were not expected to vest as additional compensation cost, if material.

Derivative Financial Instruments

The Company follows established risk management policies and procedures, including the periodic use of derivatives, to mitigate the effect of interest rate changes. The Company’s primary strategy in entering into derivative contracts is to minimize the volatility changes in interest rates on its variable-rate debt could have on its future cash flow. The Company does not enter into derivatives for speculative purposes. However, historically the Company’s derivatives were not designated as hedges under FASB Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”). Therefore, unrealized gains and losses related to the change in the market value of the derivatives from period to period were recognized in earnings in gains or losses on derivative instruments. Net settlement receipts and payments on the derivative instruments were recognized in earnings in other income and expenses. The Company recognized all derivatives as either assets or liabilities on the Company’s consolidated balance sheets at fair value. During both December 31, 2008 and 2007, the Company had no outstanding derivative instruments.

Basic and Diluted Net Income (Loss) Available to Common Stockholders Per Share

Basic net income (loss) available to common stockholders per share is computed by dividing net income (loss) available to common stockholders, after the allocation of income to participating securities, by the weighted average number of vested common shares outstanding for the period. Diluted net income (loss) available to common stockholders per share is computed by dividing net income (loss) available to common stockholders, after the allocation of income to participating securities, by the sum of the weighted average number of common shares outstanding for the period plus the assumed exercise of all dilutive securities. The impact of the outstanding common units is considered in the calculation of diluted net income (loss) available to common stockholders per share. The common units are not reflected in the diluted net income (loss) available to common stockholders per share calculation because the exchange of common units into common stock is on a one for one basis and the common units are allocated net income on a per share basis equal to common stock (see Note 21). Accordingly, any exchange would not have any effect on diluted net income (loss) available to common stockholders per share.

The Company’s outstanding nonvested shares and RSUs are treated as participating securities and included in the computation of both basic and diluted per share computations of net income available to common stockholders pursuant to the two-class method. The dilutive effect of nonvested shares and RSUs contingently issuable under the Company’s share-based compensation programs is reflected in the Company’s calculation of weighted average diluted outstanding shares by application of the treasury stock method at the beginning of the quarterly period in which all necessary conditions have been satisfied. The dilutive effect of stock options and the Notes are reflected in the Company’s calculation of weighted average diluted outstanding shares by application of the treasury stock method.

Income Taxes

The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code. To qualify as a REIT, the Company must distribute annually at least 90% of its adjusted taxable income, as defined in the Code, to its stockholders and satisfy certain other organizational and operating requirements. For distributions with respect to taxable years ending on or before December 31, 2009, recent IRS guidance allows REITs to satisfy up to 90% of this requirement through the distribution of shares of common stock, if certain conditions are met. The Company generally will not be subject to federal income taxes if it distributes 100% of its taxable income for each year to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property and to federal income taxes and excise taxes on its undistributed taxable income. The Company believes that it has met all of the REIT distribution and technical requirements for the years ended December 31, 2008, 2007 and 2006, and it was not subject to any federal income taxes (see Note 22). Management intends to continue to adhere to these requirements and maintain the Company’s REIT status.

In addition, any taxable income from the Company’s taxable REIT subsidiary, which was formed in August 2002, is subject to federal, state and local income taxes. For each of the years ended December 31, 2008, 2007 and 2006, the taxable REIT subsidiary had approximately $30,000 of taxable income.

Uncertain Tax Positions

In accordance with the requirements of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109 (“FIN 48”), favorable tax positions are included in the calculation of tax liabilities if it is more likely than not that the Company’s adopted tax position will prevail if challenged by tax authorities.

As a result of the Company’s REIT status, the Company is able to claim a dividends-paid deduction on its tax return to deduct the full amount of common and preferred dividends paid to stockholders when computing its annual taxable income, which results in the Company’s taxable income being passed through to its stockholders. Since this dividends-paid deduction has historically exceeded the Company’s taxable income, the Company has historically had significant return of capital to its stockholders. In order for the Company to be required to record any unrecognized tax benefits or additional tax liabilities in accordance with FIN 48, any adjustment for potential uncertain tax positions would need to exceed the return of capital.

The Company evaluated the potential impact of identified uncertain tax positions for all tax years still subject to potential audit under state and federal income tax law and concluded that its return of capital would not be materially affected for any of the years still subject to potential audit. At December 31, 2008, the years still subject to audit are 2004 through 2008. The Company concluded that it did not have any unrecognized tax benefits or any additional tax liabilities as of December 31, 2008 and 2007.

Concentration of Credit Risk

All of the Company’s operating properties and the Company’s development property are located in Southern California. The ability of the tenants to honor the terms of their respective leases is dependent upon the economic, regulatory and social factors affecting the communities in which the tenants operate.

As of December 31, 2008, the Company’s 15 largest tenants represented approximately 38.7% of total annualized base rental revenues. As of December 31, 2008, Intuit Inc. was the Company’s largest tenant and accounted for approximately 5.4% of the Company’s total annualized base rental revenue.

The Company has cash in financial institutions that is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $0.25 million per institution. At December 31, 2008 and 2007, the Company had cash accounts in excess of FDIC insured limits.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Change in Cash Flow Presentation

In the consolidated statements of cash flows, the Company has presented gross borrowings on the unsecured line of credit separate from repayments on the unsecured line of credit. Previously, the presentation was reflected on a net basis. The change had no impact on cash flows from financing activities or any other financial statement information.

Accounting Pronouncements to be Adopted in Future Reporting Periods

Effective January 1, 2009, the Company adopted the provisions of EITF Issue 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”) to the accounting for the Notes and the related capped call option transactions (the “Capped Calls”). EITF 07-5 is required to be applied prospectively for the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The Company has concluded that there will be no impact to the Company’s consolidated financial statements upon the adoption of EITF 07-5.

Effective January 1, 2009, the Company adopted the provisions Statement of Financial Accounting Standards No. 141(R) “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) requires an acquiring entity to recognize acquired assets and assumed liabilities in a transaction at fair value as of the acquisition date and changes the accounting treatment for certain items, including acquisition costs, which will be required to be expensed as incurred. SFAS 141(R) is required to be applied prospectively for the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The Company has concluded that the adoption of SFAS 141(R) could have an impact on the cost allocation of future property acquisitions and will require the Company to expense acquisition costs for future property acquisitions. While the Company believes the impact of the adoption of SFAS 141(R) will not be material to the Company in the future based on recent historical acquisition activity, the impact will ultimately depend on future property acquisitions.

3.	Acquisitions

Property Acquisition

During the year ended December 31, 2008, the Company did not acquire any properties. During the year ended December 31, 2007, the Company acquired the following property for redevelopment. The Company began redevelopment of the two existing buildings on the property during the first quarter of 2007, and the property was added to the Company’s stabilized portfolio during the fourth quarter of 2008. The associated acquisition and project costs were included in land and improvements and buildings and improvements on the Company’s consolidated balance sheets as of December 31, 2008 and 2007:

Property Name / Submarket / City	Property Type	Month of Acquisition	Number of Buildings	Rentable Square Feet	Purchase Price (in millions)(1)
Sabre Springs Corporate Center I-15 Corridor San Diego, CA	Office	January	2	103,900	$24.7

(1)	Excludes acquisition-related costs.

Undeveloped Land Acquisitions

During the year ended December 31, 2008, the Company did not acquire any undeveloped land. During the year ended December 31, 2007, the Company acquired the following parcels of undeveloped land for future office development:

Property Name / Submarket / City	Month of Acquisition	Gross Site Acreage	Purchase Price (in millions)(1)
Santa Fe Summit—Phase III 56 Corridor San Diego, CA	January	10.5	$28.0
Carlsbad Oaks Carlsbad Carlsbad, CA	February	32.0	15.8
San Diego Corporate Center Del Mar San Diego, CA	November	23.0	88.0

		65.5	$131.8

(1)	Excludes acquisition-related costs.

Each of the building and undeveloped land acquisitions was purchased from an unaffiliated third party and was funded with borrowings under the Credit Facility and/or funds held at qualified intermediary for Section 1031 Exchange (see Note 4).

4.	Dispositions and Properties Held For Sale

During the years ended December 31, 2008, 2007 and 2006, the Company recorded net gains of approximately $0.2 million, $74.5 million and $31.3 million, respectively, in connection with sale of operating properties. The Company did not dispose of any properties during the year ended December 31, 2008. The net gain of $0.2 million recorded for this period represented additional gain on the December 2007 disposition of Kilroy Airport Center Sea-Tac in connection with the resolution of a gain contingency related to the completion of certain capital improvements.

All disposition properties were sold to unaffiliated third parties. The Company used the net cash proceeds from the sale of these properties to fund acquisitions, development and redevelopment activities, repay principal on mortgage loans and to repay borrowings under the Credit Facility. The revenues, expenses and net gain on disposition associated with these properties have been included in discontinued operations (see Note 20).

2007 Dispositions

During the year ended December 31, 2007, the Company sold the following operating properties:

Location	Property Type	Month of Disposition	Number of Buildings	Rentable Square Feet	Sales Price (in millions)
181/185 S. Douglas Street
El Segundo, CA(1)	Office	January	1	61,545
2270 E. El Segundo Boulevard
El Segundo, CA(1)	Industrial	January	1	6,362

Portfolio transaction subtotal			2	67,907	$14.8
Kilroy Airport Center Sea-Tac
Seattle, WA	Office	December	3	532,430	79.3	(2)

Total			5	600,337	$94.1

(1)	The Company sold these properties in a portfolio transaction in January 2007. The sales price shown represents the sales price for the entire transaction.

(2)	Represents the gross sales price for this transaction before the effect of approximately $2.5 million funded into escrow by the Company for certain tenant improvements, for which work was completed by the buyer in 2008. Upon completion of these tenant improvements, approximately $0.2 million of unused proceeds was returned to the Company, which was recorded as additional gain on disposition of discontinued operations in 2008.

2006 Dispositions

During the year ended December 31, 2006, the Company sold the following properties:

Location	Property Type	Month of Disposition	Number of Buildings	Rentable Square Feet	Sales Price (in millions)
3735 Imperial Highway
Stockton, CA	Industrial	March	1	164,540	$17.0
9401 and 9451 Toledo Way
Irvine, CA(1)(2)	Industrial and Office	September	2	272,000	45.0

Total			3	436,540	$62.0

(1)	Includes one office building encompassing approximately 27,200 rentable square feet, one industrial building encompassing approximately 244,800 rentable square feet and a parcel of undeveloped land adjacent to the buildings.

(2)	As of December 31, 2006, the net cash proceeds of approximately $43.8 million from this disposition were being held at a qualified intermediary, at the Company’s direction, for the purpose of completing a Section 1031 Exchange. In January 2007, the Company used the funds held at the qualified intermediary to partially fund two acquisitions to complete the exchange.

5.	Current Receivables, Net

Current receivables, net consisted of the following at December 31:

	2008	2007
	(in thousands)
Tenant rent, reimbursements, and other receivables	$9,733	$8,328
Allowance for uncollectible tenant receivables	(3,980)	(3,437)

Current receivables, net	$5,753	$4,891

6.	Deferred Rent Receivables, Net

Deferred rent receivables, net consisted of the following at December 31:

	2008	2007
	(in thousands)
Deferred rent receivables	$74,483	$75,317
Allowance for deferred rent receivables	(7,339)	(8,034)

Deferred rent receivables, net	$67,144	$67,283

7.	Deferred Leasing Costs and Acquisition-related Intangibles, Net

Deferred leasing costs and acquisition-related intangibles, net are summarized as follows at December 31:

	2008	2007
	(in thousands)
Deferred leasing costs	$98,016	$92,115
Accumulated amortization	(45,265)	(39,277)

Subtotal	52,751	52,838

Value of in-place leases	5,832	5,900
Accumulated amortization	(5,044)	(4,320)

Subtotal	788	1,580

Deferred leasing costs and acquisition-related intangibles, net	$53,539	$54,418

Value of In-place Leases

For the years ended December 31, 2008, 2007 and 2006, $0.8 million, $2.1 million and $1.8 million, respectively, was recorded as depreciation and amortization expense related to the value of in-place leases. The weighted average amortization period for the value of in-place leases was approximately two years as of December 31, 2008. The following is the estimated amortization of the value of in-place leases at December 31, 2008 for the next five years and thereafter:

Year	(in thousands)
2009	$455
2010	96
2011	82
2012	64
2013	62
Thereafter	29

Total	$788

8.	Deferred Financing Costs, Net

Deferred financing costs, net are summarized as follows at December 31:

	2008	2007
	(in thousands)
Deferred financing costs	$13,570	$13,758
Accumulated amortization	(7,687)	(5,624)

Deferred financing costs, net	$5,883	$8,134

9.	Debt

Secured Debt

The following table sets forth the composition of the Company’s secured debt at December 31:

Type of Debt	Fixed /Floating Rate	Annual Interest Rate(1)	Maturity Date		2008	2007
					(in thousands)
Mortgage note payable	Fixed	7.20%	April 2009		$75,475	$78,079
Mortgage note payable	Fixed	5.57%	August 2012		75,867	77,164
Mortgage note payable	Fixed	6.70%	December 2011		72,792	74,063
Line of credit	LIBOR + 0.75%	1.98%	April 2010		35,500	35,500
Mortgage note payable	Fixed	4.95%	August 2012		31,716	32,308
Mortgage note payable	Fixed	7.15%	May 2017		18,726	20,292
Mortgage note payable(2)	Fixed	8.13%	November 2014		2,904	5,105
Public facility bonds(3)	Fixed	Various (3)	Various	(3)	3,476
Mortgage note payable	Fixed	3.80%	August 2008			73,401

Total					$316,456	$395,912

(1)	The variable interest rates stated as of December 31, 2008 are based on LIBOR at the last repricing date in 2008. These repricing rates may not be equal to LIBOR at December 31, 2008.

(2)	Under the terms of the loan agreement, the Company has made early principal payments on this loan without penalty. Based on the scheduled contractual monthly payments as of December 31, 2008, the Company will repay the entire principal balance by 2011.

(3)	The public facility bonds (the “Bonds”) were issued in February 2008 by the City of Carlsbad, the proceeds from which were used to finance infrastructure improvements on one of the Company’s undeveloped land parcels. The Bonds have annual maturities beginning on September 1, 2009 through September 1, 2038, with interest rates ranging from 4.00% to 6.20%. Principal and interest payments for the Bonds will be charged to the Company through the assessment of special property taxes.

The Company’s secured debt was collateralized by 47 operating properties at December 31, 2008 with a combined net book value of $403 million and 58 operating properties at December 31, 2007 with a combined net book value of $507 million.

At December 31, 2008, seven of the Company’s eight secured loans contained restrictions that would require the payment of prepayment penalties for the acceleration of outstanding debt. The mortgage notes payable and the secured line of credit are secured by deeds of trust on certain of the Company’s properties and the assignment of certain rents and leases associated with those properties. See Schedule III—Real Estate and Accumulated Depreciation for further information. The public facility bonds are secured by property tax payments.

3.25% Exchangeable Senior Notes

In April 2007, the Operating Partnership issued $460 million in aggregate stated principal amount of Notes. Interest is payable on the Notes semi-annually in arrears on April 15th and October 15th of each year at a contractual rate of 3.25%. The Notes mature on April 15, 2012. The Notes were issued at a 1% discount of $4.6 million.

The Notes are exchangeable for shares of the Company’s common stock prior to maturity only upon the occurrence of certain events as follows: (i) during any calendar quarter, if the closing sale price per share of the common stock of the Company is more than 130% of the exchange price per share of the Company’s common stock for at least 20 trading days in a specified period, (ii) during the five consecutive trading-day period following any five consecutive trading days in which the trading price per $1,000 principal amount of the Notes was less than 98% of the product of the closing sale price per share of the Company’s common stock multiplied by the applicable exchange rate, (iii) if the Notes have been called for redemption, (iv) upon the occurrence of specified corporate transactions, (v) if the Company’s common stock ceases to be listed or approved for quotation for 30 consecutive trading days, or (vi) on or after November 15, 2011.

Upon exchange, the holders of the Notes will receive (i) cash up to the principal amount of the Notes and (ii) to the extent the exchange value exceeds the principal amount of the Notes, shares of the Company’s common stock. At any time prior to November 15, 2011, the Operating Partnership may irrevocably elect, in its sole discretion without the consent of the holders of the Notes, to settle all of the future exchange obligations of the Notes in shares of common stock. Any shares of common stock delivered for settlement will be based on a daily exchange value calculated on a proportionate basis for each day of a 50 trading-day observation period.

The exchange rate is subject to adjustment under certain circumstances including increases in our common dividends. In March 2008, the exchange rate for the Notes was adjusted by 0.05% for the 4.5% increase in the Company’s dividend per common share approved by the Company’s Board of Directors in February 2008. At December 31, 2008 the exchange rate was 11.3636 common shares per $1,000 principal amount of the Notes, which is equivalent to an exchange price of $88.00 per common share and a conversion premium of approximately 19.94% based on a price of $73.37 per share of the Company’s common stock on March 27, 2007. The Notes had an initial exchange rate of 11.3580 common shares per $1,000 principal amount of the Notes, which is equivalent to an exchange price of $88.04 per common share and a conversion premium of approximately 20.0% based on a price of $73.37 per share of the Company’s common stock on March 27, 2007. The trading price of the Company’s common stock on the NYSE was below the exchange price at December 31, 2008 and 2007, and thus the exchange option was out-of-the money at these dates.

The Notes are unsecured obligations that rank equally with all other unsecured indebtedness and are effectively subordinated in right of payment to all of our secured indebtedness (to the extent of the collateral securing such indebtedness). The terms of the Notes are governed by an indenture, dated as of April 2, 2007, by and among the Operating Partnership, as issuer, the Company, as guarantor, and U.S. Bank National Association, as trustee. The indenture does not contain any financial or operating covenants.

In April 2007, the Operating Partnership used $397.5 million of the $421.8 million net proceeds received from the Notes, after the effect of underwriters fees, discounts and payment for the Capped Calls (discussed below), to pay down the entire $331.0 million principal balance then-outstanding on the Credit Facility, to repay the principal balance on one variable-rate secured loan of $35.5 million contractually scheduled to mature in July 2008 and to repay the principal balance of one variable-rate secured loan of $31.0 million that was contractually scheduled to mature in January 2009.

Upon the adoption of FSP APB 14-1 by the Company on a retrospective basis effective January 1, 2009 as discussed further in Note 2, the Company recorded a $38.7 million equity component for the Notes, net of issuance costs, representing the difference between the initial proceeds received from the issuance of the Notes and the fair value of the liability component of the Notes at the date of issuance. The Company also allocated approximately $0.5 million of the initial Notes’ origination costs to the equity component in accordance with FSP APB 14-1. Upon adoption of FSP APB 14-1, the liability component of the Notes on the consolidated balance sheets for the Notes was as follows at December 31, 2008 and 2007:

	Year Ended December 31,
	2008	2007
	(in thousands)
Liability component:
Principal amount of Notes	$460,000	$460,000
Unamortized discount	(30,108)	(38,253)

Net carrying amount of Notes	$429,892	$421,747

The unamortized discount is being amortized into interest expense from the April 2007 issuance date of the Notes through the April 2012 maturity date of the Notes using the effective interest method. The amortization of this discount resulted in an effective interest rate on the Notes of 5.45%. During the years ended December 31, 2008 and 2007, the total interest expense attributable to the Notes, before the effect of capitalized interest, was comprised as follows:

	Year Ended December 31,
	2008	2007
	(in thousands)
3.25% contractual interest payments	$14,950	$11,122
Amortization of discount	8,145	5,522

Total interest expense attributable to the Notes	$23,095	$16,644

In connection with the offering of the Notes, the Operating Partnership entered into Capped Calls with JPMorgan Chase Bank, National Association, Bank of America, N.A. and Lehman Brothers OTC Derivatives Inc (“Lehman”) as counterparties. The Capped Calls, as amended, are separate transactions entered into by the Company with the relevant financial institutions, are not part of the terms of the Notes and do not affect the holders’ rights under the Notes. The Capped Calls referenced, subject to customary anti-dilution adjustments, a total of 5,224,708 shares of the Company’s common stock at a strike price of $88.04, which corresponds to the initial exchange price of the Notes. The Capped Call entered into with each counterparty referenced one-third of the total referenced shares. The economic impact of these Capped Calls is to mitigate the dilutive impact on the Company as if the conversion price were increased from $88.04 to $102.72 per common share, which represents an increase from the 20% premium to a 40% premium based on the March 27, 2007 closing price of $73.37 per common share. If, however, the market value per share of the Company’s common stock were to exceed $102.72 per common share then the dilution mitigation under the Capped Calls would be capped, which means there would be dilution from exchange of the Notes to the extent that the market value per share of our common stock exceeds $102.72. The cost of the Capped Calls was approximately $29.1 million and was recorded as a reduction of additional paid-in-capital in stockholders’ equity on the Company’s consolidated balance sheets.

In September 2008, Lehman, filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. As a result of the filing of the bankruptcy, Lehman defaulted on its one-third of the Capped Calls. In the fourth quarter of 2008 in accordance with the Capped Call agreement with Lehman, the Company early terminated its Capped Call with Lehman and sent a demand letter to Lehman requesting payment of the required termination fee. At this time it is not known what amount of funds, if any, will be available to satisfy creditors claims with respect to the Lehman bankruptcy, including the termination payment owed to the Company. The remaining Capped Calls are expected to terminate upon the earlier of the maturity date of the related Notes or the first day all the related Notes are no longer outstanding due to exchange.

Unsecured Senior Notes

As of December 31, 2008 and 2007, the Company had two series of unsecured senior notes with an aggregate principal balance of $144.0 million. The Series A notes have an aggregate principal balance of $61.0 million and mature in August 2010. The Series B notes have an aggregate principal balance of $83.0 million and mature in August 2014. The Series A and Series B notes require semi-annual interest payments each February and August based on a fixed annual interest rate of 5.72% and 6.45%, respectively.

Unsecured Line of Credit

As of December 31, 2008, the Company had borrowings of $252 million outstanding under the Credit Facility and borrowing capacity of approximately $298 million. The Company may also elect to borrow, subject to bank approval, up to an additional $100 million under an accordion feature. The Credit Facility matures in April 2010, with an option to extend the maturity for one year, and bears interest at an annual rate between LIBOR plus 0.85% and LIBOR plus 1.35% depending upon the Company’s leverage ratio at the time of borrowing (2.1% and 6.0% at December 31, 2008 and 2007, respectively). The fee for unused funds under the Credit Facility ranges from an annual rate of 0.15% to 0.20% depending on the Company’s leverage ratio. The Company expects to use the Credit Facility for general corporate uses, to finance development and redevelopment expenditures and to fund potential acquisitions.

Debt Covenants and Restrictions

The Credit Facility, the unsecured senior notes and certain other secured debt arrangements contain covenants and restrictions requiring the Company to meet certain financial ratios and reporting requirements. Some of the more restrictive financial covenants include a maximum ratio of total debt to total asset value, a fixed charge coverage ratio, a minimum consolidated tangible net worth, minimum unsecured debt ratio and a minimum unencumbered pool occupancy. In addition, one of the Company’s loan covenants prohibits the Company from paying dividends in excess of 95% of funds from operations (“FFO”). Noncompliance with one or more of the covenants and restrictions could result in the full or partial principal balance of the associated debt becoming immediately due and payable. The Company was in compliance with all of its debt covenants at December 31, 2008 and 2007.

Debt Maturities

Scheduled contractual principal payments for the above secured and unsecured debt at December 31, 2008 for the next five years and thereafter, assuming the Company does not exercise any of the extension options, were as follows:

Year Ending	(in thousands)
2009	$81,550
2010	354,990
2011	75,004
2012	563,410
2013	2,296
Thereafter	95,206

Total	$1,172,456	(1)

(1)	Includes the full principal balance of the Notes. The exchangeable senior notes, net on the Company’s consolidated balance sheet at December 31, 2008 is shown net of the unamortized discount of approximately $30.1 million.

Capitalized Interest, Discount and Loan Fees

The following table sets forth the Company’s gross interest expense, discount and loan cost amortization from continuing operations net of capitalized interest, discount and loan cost amortization for the years ended December 31, 2008, 2007 and 2006. The interest and loan cost amortization are capitalized as a development cost and increase the carrying value of undeveloped land and construction in progress.

	2008	2007	2006
	(in thousands)
Gross interest expense and loan cost/discount amortization	$63,478	$60,278	$54,850
Capitalized interest and loan cost/discount amortization	(18,132)	(19,516)	(11,309)

Interest expense	$45,346	$40,762	$43,541

10.	Deferred Revenue and Acquisition-related Liabilities

Deferred revenue and acquisition-related liabilities, consisted of the following at December 31:

	2008	2007
	(in thousands)
Deferred revenue related to tenant-funded tenant improvements	$72,610	$55,779
Acquisition-related liabilities—below-market leases	1,141	1,801
Other deferred revenue(1)	2,468	1,607

Total	$76,219	$59,187

(1)	Of the $2.5 million in other deferred revenue at December 31, 2008, $1.3 million will be amortized and recognized as rental income in 2009.

Deferred Revenue Related to Tenant-funded Tenant Improvements

During the years ended December 31, 2008 and 2007, the Company recorded an additional $28.1 million and $41.1 million, respectively, of deferred revenue related to tenant-funded tenant improvements. These amounts primarily represent the cost of the tenant improvements paid for or reimbursed by the tenant in connection with four and five significant leases for the years ended December 31, 2008 and 2007, respectively. The deferred revenue related to these tenant-funded tenant improvements will be amortized as additional rental income over the term of the related lease beginning upon the substantial completion of the applicable development and redevelopment properties.

During the years ended December 31, 2008, 2007 and 2006, $11.3 million, $4.3 million and $2.3 million, respectively, of deferred revenue related to tenant-funded tenant improvements was amortized and recognized as rental income. The following is the estimated amortization of deferred revenue related to tenant-funded tenant improvements at December 31, 2008 for the next five years and thereafter:

Year	(in thousands)
2009	$9,059
2010	8,745
2011	8,271
2012	7,613
2013	7,155
Thereafter	31,767

Total	$72,610

Acquisition-related Intangibles—Below/Above Market Leases

The below/above market lease components of the Company’s outstanding acquisition-related intangibles are summarized as follows at December 31:

	2008	2007
	(in thousands)
Acquisition-related liabilities—below-market leases	$1,141	$1,801
Acquisition-related assets—above-market leases(1)	(18)	(46)

Total	$1,123	$1,755

(1)	Included in prepaid expenses and other assets in the Company’s consolidated balance sheets.

Net amortization related to above/below market leases of $1.1 million, $1.8 million and $1.6 million was recorded as an increase in rental income for the years ended December 31, 2008, 2007 and 2006, respectively. The weighted average amortization period for the Company’s above-market and below-market leases was approximately three years as of December 31, 2008. The following is the estimated net amortization at December 31, 2008 for the next five years and thereafter:

Year	(in thousands)
2009	$395
2010	146
2011	141
2012	132
2013	132
Thereafter	177

Total	$1,123

11.	Noncontrolling Interests

Preferred Unitholders

As of December 31, 2008 and 2007, the Company had issued and outstanding 1,500,000 Series A Preferred Units representing preferred limited partnership interests in the Operating Partnership with a redemption value of $50.00 per unit. There were no changes in this noncontrolling interest during the years ended December 31, 2008, 2007 and 2006. The Series A Preferred Units have a right of redemption at the option of the holders in the event of certain change of control events, certain repurchases of the Company’s publicly registered equity securities, an involuntary delisting of the Company’s common stock from the NYSE or a loss of the Company’s REIT status.

Distributions on the Series A Preferred Units accrue at an annual rate of 7.45%. The Series A Preferred Units, which may be called by the Operating Partnership at a price equal to the liquidation value on or after September 30, 2009, have no stated maturity or mandatory redemption and are not convertible into any other securities of the Operating Partnership. The Series A Preferred Units are exchangeable at the option of the majority of the holders for shares of the Company’s 7.45% Series A Cumulative Redeemable Preferred stock (“Series A Preferred Stock”) beginning September 30, 2015 or earlier under certain circumstances.

The Series A Preferred Units may be exchanged for shares of Series A Preferred Stock at the election of 51% of the holders of Series A Preferred Units:

(i)	if distributions on the series have not been timely made for any six prior quarters, or the Operating Partnership is likely to become a publicly traded partnership for federal income tax purposes;

(ii)	if the Series A Preferred Units would not be considered “stock and securities” for federal income tax purposes; and

(iii)	at any time following September 30, 2015.

In addition, the Series A Preferred Units may also be exchanged for shares of Series A Preferred Stock if either the Operating Partnership or the initial holders of the Series A Preferred Units believe, based upon the opinion of counsel, that the character of the Operating Partnership’s assets and income would not allow it to qualify as a REIT if it were a corporation. In lieu of exchanging Series A Preferred Units for Series A Preferred Stock, the Company may elect to redeem all or a portion of the Series A Preferred Units for cash in an amount equal to $50.00 per unit plus accrued and unpaid distributions. The Series A Preferred Units may only be exchanged in whole, but not in part, and each exchange is subject to the REIT ownership limits contained in the Company’s charter.

The Company makes quarterly distributions to the preferred unitholders each February, May, August and November. At December 31, 2008 and 2007, the accrued distribution payable to holders of Series A Preferred Units, which is included in Series A Preferred Units noncontrolling interest on the balance sheet, was $0.7 million.

Common Units of the Operating Partnership

The Company owned a 95.0% and 93.7% common general partnership interest in the Operating Partnership as of December 31, 2008 and 2007, respectively. The remaining 5.0% and 6.3% common limited partnership interest as of December 31, 2008 and 2007, respectively, was owned by certain of the Company’s executive officers and directors, certain of their affiliates, and other outside investors in the form of common units. There were 1,753,729 and 2,189,325 common units outstanding at December 31, 2008 and 2007, respectively. The common units are presented as noncontrolling interests in the equity section of the consolidated balance sheets. The common units may be redeemed by unitholders for cash. The Company, at its option, may satisfy the cash redemption obligation with shares of the Company’s common stock on a one-for-one basis. Whether satisfied in cash or shares of the Company’s common stock, the value for each common unit upon redemption is the amount equal to the average of the closing quoted price per share of the Company’s common stock, par value $.01 per share, as reported on the NYSE for the ten trading days immediately preceding the applicable balance sheet date. The aggregate value upon redemption of the then-outstanding noncontrolling common units was $56.9 million and $119.3 million at December 31, 2008 and 2007, respectively. This redemption value does not necessarily represent the amount that would be distributed with respect to each common unit in the event of a termination or liquidation of the Company and the Operating Partnership. In the event of a termination or liquidation of the Company and the Operating Partnership, it is expected in most cases that each common unit would be entitled to a liquidating distribution equal to the amount payable with respect to each share of the Company’s common stock.

Exchange of Common Units

During the years ended December 31, 2008, 2007 and 2006, 435,596, 129,204 and 1,350,986 common units were redeemed for shares of the Company’s common stock on a one for one basis, respectively. Neither the Company nor the Operating Partnership received any proceeds from the issuance of the common stock in exchange for common units. Of the common units exchanged in 2006, 297,102 were beneficially owned by John B. Kilroy, Sr., the Company’s Chairman of the Board of Directors, as a result of his interest in Kilroy Industries.

12.	Stockholders’ Equity

Common Stock

In May 2006, the Company completed a public offering for two million shares of its common stock. These shares were registered under a shelf registration statement the Company had filed on Form S-3 with the SEC in March 2006. The registration statement was automatically effective and registered an unspecified amount of equity securities that the Company may sell in primary offerings. The net offering proceeds, after deducting underwriting discounts and commissions and offering expenses, were approximately $136.1 million. The Company used the net proceeds from the offering to temporarily repay borrowings under the Credit Facility, which the Company continues to use to fund a portion of its development pipeline and for other general corporate purposes.

Preferred Stock

As of December 31, 2008 and 2007, the Company had 1,610,000 shares of its 7.80% Series E Cumulative Redeemable Preferred Stock (“Series E Preferred Stock”) issued and outstanding. The Series E Preferred Stock has a liquidation preference of $25.00 per share and may be redeemed at the option of the Company. Dividends on the Series E Preferred Stock are cumulative and are payable quarterly in arrears on the 15th day of each February, May, August and November. The Series E Preferred Stock has no stated maturity and is not subject to mandatory redemption or any sinking fund.

As of December 31, 2008 and 2007, the Company had 3,450,000 shares of 7.50% Series F Cumulative Redeemable Preferred Stock (“Series F Preferred Stock”) issued and outstanding. The Series F Preferred Stock has a liquidation preference of $25.00 per share and may be redeemed at the option of the Company on or after December 8, 2009, or earlier under certain circumstances. Dividends on the Series F Preferred Stock are cumulative and are payable quarterly in arrears on the 15th day of each February, May, August and November. The Series F Preferred Stock has no stated maturity and is not subject to mandatory redemption or any sinking fund.

Share Repurchases

During the year ended December 31, 2008, the Company repurchased 239,475 shares of its common stock in open market transactions for an aggregate price of approximately $11.5 million, or $48.23 per share. These repurchases were made pursuant to a share repurchase program approved by the Company’s Board of Directors and were funded through borrowings on the Company’s Credit Facility. As of December 31, 2008, an aggregate of 988,025 shares remained eligible for repurchase under this share repurchase program.

During the years ended December 31, 2008, 2007 and 2006, the Company accepted the return, at the current quoted market price, of 61,111, 31,515 and 40,875 shares of its common stock, respectively, from certain key employees in accordance with the provisions of its incentive stock plan to satisfy minimum statutory tax-withholding requirements related to shares that vested during this period. In addition, during the year ended December 31, 2007, the Company repurchased 1,000 shares at the par value of $0.01 per share in connection with a forfeiture of nonvested shares.

Rights Agreement

In October 1998, the Company adopted a Rights Agreement. In connection therewith, common stockholders of record on October 15, 1998 received one preferred share purchase right for each share of the Company’s outstanding common stock. The Rights Agreement expired in October 2008, and the Company redesignated its Series B Junior Participating Preferred Stock as Preferred Stock.

Dividend Reinvestment and Direct Purchase Plan

The Company has a Dividend Reinvestment and Direct Purchase Plan (the “Plan”) designed to provide the Company’s stockholders and other investors with a convenient and economical method to purchase shares of the Company’s common stock. The Plan consists of three programs that provide existing common stockholders and other investors the opportunity to purchase additional shares of the Company’s common stock by reinvesting cash dividends or making optional cash purchases within specified parameters. Depending on the program, the Plan acquires shares of the Company’s common stock from either new issuances directly from the Company, from the open market or from privately negotiated transactions. As of December 31, 2008, no shares had been acquired under the Plan from new issuances.

Accrued Dividends and Distributions

Accrued dividends and distributions at December 31, 2008 and 2007 consisted of the following amounts payable to registered common stockholders of record holding 33,086,148 and 32,765,893 shares of common stock (including nonvested shares), respectively, common unitholders holding 1,753,729 and 2,189,325 common units, respectively, and registered preferred stockholders of 5,060,000 shares of preferred stock for each year:

	December 31,
	2008	2007
	(in thousands)
Dividends and Distributions payable to:
Common stockholders(1)	$19,190	$18,185
Common unitholders of the Operating Partnership(2)	1,021	1,215

Total accrued dividends and distribution to common stockholders and unitholders	20,211	19,400
Preferred stockholders	1,210	1,210

Total accrued dividends and distributions	$21,421	$20,610

(1)	Includes restricted stock holders.

(2)	2008 includes the value of the dividend equivalents that will be paid to the holders of the 7,688 outstanding RSUs with additional fully-vested RSUs (see Note 13).

13.	Share-Based Compensation

The Company establishes share-based incentive compensation plans for the purpose of attracting and retaining officers, key employees and non-employee board members. At December 31, 2008, the Company had one share-based incentive compensation plan, the Kilroy Realty 2006 Incentive Award Plan (the “2006 Plan”), which is described below. The Executive Compensation

Committee, which is comprised of three independent directors, may grant share-based awards under the 2006 Plan to employees and non-employee board members under the various share-based compensation programs described below. In the fourth quarter of 2007, the Company’s Board of Directors approved the Stock Award Deferral Program (the “RSU Program”) under the 2006 Plan. Under the RSU Program, participants may defer receipt of awards of nonvested shares that may be granted under the 2006 Plan by electing to receive an equivalent number of RSUs in lieu of such awards of nonvested shares. See additional information under the caption “—Summary of RSUs” below.

The Executive Compensation Committee historically has granted nonvested shares and RSUs under the various share-based compensation programs. During the years ended December 31, 2008, 2007 and 2006, the Company issued 184,245, 269,323 and 87,067 nonvested shares, respectively. During the year ended December 31, 2008, the Company issued 7,468 RSUs in lieu of nonvested share awards. The Company did not issue any RSUs during the years ended December 31, 2007 and 2006. These grants were awarded to certain executive officers, employees and non-employee board members by the Executive Compensation Committee. These share-based awards are valued based on the quoted closing share price of the Company’s common stock on the NYSE on the grant date. Dividends are paid on all outstanding shares whether vested or nonvested and are not returnable to the Company if the underlying shares ultimately do not vest.

Stockholder Approved Equity Compensation Plans

The Company’s Board of Directors adopted the 2006 Plan, which became effective upon approval by the Company’s stockholders at the May 18, 2006 annual meeting of stockholders. The 2006 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock (nonvested shares), stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, RSUs, profits interest units, performance bonus awards, performance-based awards and other incentive awards to eligible individuals. Subject to certain adjustments set forth in the 2006 Plan, the maximum number of shares that may be issued or awarded under the 2006 Plan is 1,535,000 shares of common stock of the Company. These shares were registered under a Registration Statement filed with the SEC on Form S-8 in June 2006. As of December 31, 2008, there were 1,120,973 shares and share-based awards available to be granted under the 2006 Plan. All of the Company’s outstanding share-based awards issued prior to 2007 were issued under the 1997 Stock Option and Incentive Plan (the “1997 Plan”), which was terminated by the Company’s Board of Directors in September 2006. Any awards outstanding upon the termination of the 1997 Plan remain outstanding and in full force and effect in accordance with the terms of such plan and the applicable award agreement.

Executive Officer Share-Based Compensation Programs

The Executive Compensation Committee determines compensation for the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer (“the Executive Officers”). The Executive Compensation Committee has annually approved programs for the Executive Officers for the potential issuance of share-based awards, historically nonvested shares, as part of their annual and long-term incentive compensation. The number of shares that have been issued has historically been contingent upon certain corporate performance and market conditions. The share-based awards are generally issued in the first quarter after the end of the performance period, which is the same as the Company’s fiscal year end. The share-based awards generally have a service vesting period equal to one to three years, depending on the type of award.

2009 Programs

In January 2009, the Executive Compensation Committee approved the 2009 Annual Bonus Program, which allows the Executive Officers to receive bonus compensation in the event certain specified corporate performance measures are achieved for the fiscal year ending December 31, 2009. Performance will be measured independently for each corporate performance measure based on the achievement of certain target levels of performance. It is anticipated that any amounts earned up to the first 50% of the applicable target award for each performance measure will be paid in cash and any portion earned of the remaining 50% of the applicable target award for each performance measure will be paid in RSUs. The Company anticipates that any cash earned under this program would be paid during the first quarter of 2010 and any RSUs earned under this program would be issued during the first quarter of 2010. Awards of RSUs earned under the 2009 Annual Bonus Program would vest in two equal installments on December 31, 2010 and December 31, 2011. Vesting will be based on continued employment through the applicable vesting dates.

2008 Programs

In the first quarter of 2008, the Executive Compensation Committee approved the 2008 Annual Long-Term Incentive Program, which allows the Executive Officers to receive bonus compensation in the event certain specified corporate performance measures are achieved for the fiscal year ending December 31, 2008. In January 2009, the Executive Compensation Committee granted an aggregate of 527,099 nonvested RSUs to the Executive Officers under this program. The total number of RSUs awarded was calculated by dividing the total dollar value earned under the program by the quoted closing share price of the Company’s common stock on the NYSE of $26.94 on the grant date of January 23, 2009. The total compensation cost to be recorded is equal to the total dollar value earned under the programs. Of the 527,099 RSUs awarded, 263,551 vest on December 31, 2009 and 263,548 vest on December 31, 2010. Vesting is based on continued employment through the applicable vesting dates.

2007 Programs

In the first quarter of 2007, the Executive Compensation Committee approved the 2007 Annual Long-Term Incentive Program, which allowed the Executive Officers to receive bonus compensation for the achievement of certain specified corporate performance measures for the fiscal year ended December 31, 2008. In December 2007, the Executive Compensation Committee awarded 100,075 nonvested shares to the Executive Officers under this program. The total number of shares awarded was calculated by dividing the total dollar value earned under the program by the quoted closing share price of the Company’s common stock on the NYSE of $54.96 on the grant date of December 31, 2007. The total compensation cost to be recorded is equal to the total dollar value earned under the programs. Of the 100,075 shares awarded, 50,038 vested on December 31, 2008 and 50,037 vest on December 31, 2009. These shares were deemed to be legally issued and outstanding as of January 1, 2008. Vesting is based on continued employment through the applicable vesting dates.

In the first quarter of 2007, the Executive Compensation Committee also approved the 2007 Long-Term Targeted Performance Incentive Program, which is comprised of two separate programs: the Development Performance Program (the “DPP”) and the Total Annual Shareholder Return Program (the “TASRP”). Performance is measured independently for each of these programs. The incentive award that may be earned under the DPP will be based on the achievement of certain specified development completion and development leasing targets for development or redevelopment properties on which the Company commenced construction during 2007. During the DPP performance period, the Company records compensation expense at the end of each reporting period by evaluating the likelihood of achieving the specified targets and estimating the timeframe in which the targets could potentially be achieved and then recording compensation cost on the applicable portion of the estimated performance period that has elapsed before the end of the period. Performance is measured independently for the development completion and development leasing targets. If the development completion and development leasing targets are individually not achieved, no award would be earned under that component of the DPP. There is no additional service vesting period under this program; therefore, individual awards earned under the DPP would be paid in shares of vested and unrestricted common stock of the Company or, if available and at the employee’s option, other equity-based instruments. In January 2009, the Executive Compensation Committee awarded 51,040 shares of the Company’s common stock to the Executive Officers in connection with the achievement of the development completion targets of this program. The total number of shares awarded was calculated by dividing the total dollar value earned under the program by the quoted closing share price of the Company’s common stock on the NYSE of $26.94 on the grant date of January 23, 2009. The Company currently estimates that any shares of the Company’s common stock or other equity-based instruments earned under the development leasing target of this program would be issued in the second half of 2009.

The targets for the TASRP were not achieved during the year ended December 31, 2007. Therefore, no award was earned under either component of the TASRP.

2006 Programs

In the second quarter of 2006, the Executive Compensation Committee approved a component of the 2006 Annual Incentive Award Program. In the third quarter of 2006, the Executive Compensation Committee approved the 2006 Annual Long-Term Incentive Program and an additional component of the 2006 Annual Incentive Award Program. These programs allowed the Executive Officers to receive bonus compensation for the achievement of certain specified corporate performance measures for the fiscal year ended December 31, 2006. In February 2007, the Executive Compensation Committee awarded to the Executive Officers the following nonvested shares under these programs: 165,730 nonvested shares under the 2006 Annual Incentive Award Program and 38,629 nonvested shares under the 2006 Annual Long-Term Incentive Program. The total number of shares awarded was calculated by dividing the total dollar value earned under the program by the quoted closing share price of the Company’s common stock on the NYSE of $88.28 on the grant date of February 7, 2007. The total compensation cost to be recorded is equal to the total dollar value earned under the programs. Of the 165,730 shares awarded under the 2006 Annual Incentive Award Program, 65,464 vested on December 31, 2007, 50,133 vested on December 31, 2008 and 50,133 vest on December 31, 2009. Of the 38,629 shares awarded under the 2006 Annual Long-Term Incentive Program, 19,315 vested on December 31, 2007 and 19,314 vested on December 31, 2008. Vesting is based on continued employment through the applicable vesting dates.

Key Employee Share-Based Compensation Program

In addition to the executive compensation programs, the Executive Compensation Committee has historically awarded nonvested shares to other key employees on an annual basis as part of their long-term incentive compensation. For accounting purposes, these awards have no defined performance period and, therefore, the Company recognizes compensation cost for these awards over the service vesting periods, which represent the requisite service periods. The individual share awards vest in equal annual installments over the respective service vesting periods, which has historically ranged from two to five years.

The following is a summary of awards granted to other key employees from 2006 through the date this report was filed. There may be additional outstanding nonvested shares related to awards granted in previous years.

2009 Grants

In January 2009, the Executive Compensation Committee granted an aggregate of 42,874 nonvested RSUs to certain key employees for the 2008 performance period. The total compensation cost for the nonvested RSU grants was calculated based on the quoted closing share price of the Company’s common stock on the NYSE of $26.94 on the grant date of January 23, 2009. These RSUs vest in equal annual installments on December 31st of each year over a three-year period.

2008 Grants

In February 2008, the Executive Compensation Committee granted an aggregate of 82,303 nonvested shares to certain key employees for the 2007 performance period. The total compensation cost for the nonvested stock grants was calculated based on the quoted closing share price of the Company’s common stock on the NYSE of $49.21 on the grant date of February 5, 2008. These shares vest in equal annual installments on December 31st of each year over a five-year period.

2007 Grants

In February 2007, the Executive Compensation Committee granted an aggregate of 56,074 nonvested shares to certain key employees for the 2006 performance period. The total compensation cost for the nonvested stock grants was calculated based on the quoted closing share price of the Company’s common stock on the NYSE of $88.28 on the grant date of February 7, 2007. These shares vest in equal annual installments on December 31st of each year over a five-year period.

2006 Grants

In February 2006, the Executive Compensation Committee granted an aggregate of 32,429 nonvested shares to certain key employees for the 2005 performance period. The total compensation cost for the nonvested stock grants was calculated based on the quoted closing share price of the Company’s common stock on the NYSE of $70.16 on the grant date of February 16, 2006. These shares vest in equal annual installments on the anniversary date of grant over a five-year period.

Non-employee Board Members Share-Based Compensation Program

The Executive Compensation Committee awards nonvested shares or nonvested RSU’s to non-employee board members on an annual basis as part of the board members’ annual compensation and to newly elected board members in accordance with the Company’s Board of Directors compensation program.

2008 Annual Awards

In May 2008, the Executive Compensation Committee granted an aggregate of 1,867 nonvested shares and 7,468 nonvested RSU’s to non-employee board members under this program. The total compensation cost for the nonvested share grants was calculated based on the quoted closing share price of the Company’s common stock on the NYSE of $53.58 on the grant date of May 15, 2008. These shares vest in equal annual installments on May 15th of each year over a two-year period.

2007 Annual Awards

In May 2007, the Executive Compensation Committee granted an aggregate of 6,890 nonvested shares to non-employee board members under this program. The total compensation cost for the nonvested share grants was calculated based on the quoted closing share price of the Company’s common stock on the NYSE of $72.60 on the grant date of May 15, 2007. These shares vest in equal annual installments on May 15th of each year over a two-year period.

2007 Initial Equity Awards for Newly Elected Board Members

In June 2007, the Executive Compensation Committee granted 1,000 nonvested shares to each of the Company’s two newly elected board members, representing their initial equity awards. The nonvested shares were granted in accordance with the Company’s Board of Directors compensation program. The grant date for each new board member was the date such board member was elected to the Board of Directors. These shares vest in equal annual installments over a four-year period. In July 2007, one of the newly elected board members resigned from the Board of Directors. In connection with the forfeiture of his initial equity award, the Company repurchased the shares at the par value of $0.01 per share. The compensation cost for the outstanding nonvested share grant was calculated based on the quoted closing share price of the Company’s common stock on the NYSE of $71.11 on the grant date of June 21, 2007.

2006 Annual Awards

In May 2006, the Executive Compensation Committee granted an aggregate of 1,734 nonvested shares to non-employee board members. The total compensation cost for the nonvested stock grants was calculated based on the quoted closing share price of the Company’s common stock on the NYSE of $69.24 on the grant date of May 15, 2006. These shares vested in equal annual installments over a two-year period.

Summary of Nonvested Shares

A summary of the status of the Company’s nonvested shares as of January 1, 2008 and changes during the year ended December 31, 2008, is presented below:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2008	237,833	$80.35
Granted(1)	184,245	52.38
Vested	(198,912)	69.32

Nonvested at December 31, 2008	223,166	$66.33

(1)	Includes the 100,075 nonvested shares awarded on December 31, 2007 under the 2007 Annual Long-Term Incentive Program because the shares were not deemed to be legally issued and outstanding until January 1, 2008.

The total fair value of shares vested during the years ended December 31, 2008, 2007 and 2006 was $7.5 million, $12.0 million and $6.7 million, respectively, which was calculated based on the quoted closing share price of the Company’s common stock on the NYSE on the day of vesting.

During the years ended December 31, 2008, 2007 and 2006, the Company issued 184,245, 269,323 and 87,067 nonvested shares, respectively. The weighted-average grant-date fair value per share for nonvested shares granted during the years ended December 31, 2008, 2007 and 2006 was $52.38, $87.75 and $67.69, respectively.

Summary of RSUs

A summary of the status of the Company’s RSUs as of January 1, 2008 and changes during the year ended December 31, 2008, is presented below:

	Nonvested RSUs	Vested RSUs(1)	Total RSUs	Weighted-Average Grant Date Fair Value
Outstanding at January 1, 2008	—	—	—	$—
Granted	7,468	—	7,468	53.58
Issuance of dividend equivalents	—	220	220	39.58

Outstanding at December 31, 2008	7,468	220	7,688	$53.18

(1)	RSUs issued as dividend equivalents are vested upon issuance.

Each RSU represents the right to receive one share of the Company’s common stock in the future and will be subject to the same vesting conditions as would have applied to the award of nonvested shares in lieu of which such RSU is issued. RSUs carry with them the right to receive dividend equivalents that credit participants, upon the Company’s payment of dividends with respect to the shares underlying the participant’s RSUs, with additional, fully-vested RSUs equal to the value of the dividend paid in respect of such shares. Shares issued in settlement of RSUs will, to the extent vested, be distributed in a single lump sum distribution upon the earliest to occur of: (i) termination of the participant’s employment or directorship; (ii) the occurrence of a change of control event; (iii) the date specified by the participant upon making the election, which must be at least two years after the start of the year in which the underlying award is earned; or (iv) the participant’s death or disability.

Compensation Cost Recorded During the Period

The total compensation cost for all share-based compensation programs was $16.3 million, $16.1 million and $6.2 million for the years ended December 31, 2008, 2007 and 2006, respectively. Of the total share-based compensation cost, $1.1 million, $0.9 million and $0.5 million was capitalized as part of real estate assets for the years ended December 31, 2008, 2007 and 2006, respectively. As of December 31, 2008, there was approximately $9.6 million of total unrecognized compensation cost related to nonvested incentive awards granted under share-based compensation arrangements that is expected to be recognized over a weighted-average period of 1.8 years. The remaining compensation cost related to these nonvested incentive awards had been recognized in periods prior to December 31, 2008. The $9.6 million of unrecognized compensation cost does not reflect the potential future compensation cost for the 2008 Annual Long-Term Incentive Program or the DPP discussed above since share-based awards had not been granted under these programs as of December 31, 2008. The compensation cost that will be recorded in future periods related to these programs will be based on the amounts ultimately earned under the programs.

Summary of Stock Options

The Company has not issued stock options since 2002, and all stock options were fully vested as of December 31, 2005. The stock options vested at 33 1/3% per year over three years beginning on the first anniversary date of the grant and are exercisable at the market value on the date of the grant. The term of each option is ten years from the date of the grant. The Company has a policy of issuing new shares to satisfy share option exercises.

The Company’s stock option activity for the year ended December 31, 2008 is summarized as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Shares outstanding and exercisable at January 1, 2008	26,000	$25.19
Granted	—	—
Exercised(1)	(1,000)	20.75
Forfeited or expired	(1,000)	28.56

Shares outstanding and exercisable at December 31, 2008	24,000	$25.24	2.4	$197,240

(1)	Represents a cash exercise in which the Company received approximately $21,000 in exchange for shares of its common stock.

During the years ended December 31, 2008, 2007 and 2006, 1,000, 1,000 and 31,000 options were exercised with total intrinsic values of approximately $29,000, $36,000 and $1.3 million, respectively.

14.	Employee Benefit Plans

401(k) Plan

The Company has a retirement savings plan designed to qualify under Section 401(k) of the Code (the “401(k) Plan”). Employees of the Company are eligible to participate in the 401(k) Plan on the first day of the month after three months of service. The 401(k) Plan allows eligible employees (“401(k) Participants”) to defer up to sixty percent of their eligible compensation on a pre-tax basis, subject to certain maximum amounts allowed by the Code. The 401(k) Plan provides for a matching contribution by the Company in an amount equal to fifty cents for each one dollar of participant contributions up to a maximum of five percent of the participant’s annual salary. 401(k) Participants vest immediately in the amounts contributed by the Company. For the years ended December 31, 2008, 2007 and 2006, the Company contributed $0.5 million, $0.5 million and $0.4 million, respectively, to the 401(k) Plan.

Deferred Compensation Plan

In 2007, the Company adopted the Deferred Compensation Plan, under which directors and certain management employees may defer receipt of their compensation, including up to 70% of their salaries and up to 100% of their director fees and bonuses, as applicable. Eligible management employees (“Participants”) will receive mandatory Company contributions to their Deferred Compensation Plan accounts equal to 10% of their respective gross monthly salaries, without regard to whether such employees elect to defer salary or bonus compensation under the Deferred Compensation Plan. The Company’s Board of Directors may, but has no obligation to, approve additional discretionary contributions by the Company to Participant accounts.

At the time Participants defer compensation or earn mandatory Company contributions, or at the time the Company obligates itself to make a discretionary contribution to the Deferred Compensation Plan, the Company records compensation cost and a corresponding liability, which is included in accounts payable, accrued expenses and other liabilities on the Company’s consolidated balance sheets. This liability is adjusted to fair value at the end of each accounting period based on the performance of the benchmark funds selected by each Participant, and the impact of adjusting the liability to fair value is recorded as an increase or decrease to compensation cost. For the year ended December 31, 2008, the Company recorded a net reduction in total compensation cost of approximately $1.0 million in connection with the Deferred Compensation Plan due to the decline in fair value of the benchmark funds. For the year ended December 31, 2007, the Company recorded approximately $0.4 million of total compensation cost in connection with the Deferred Compensation Plan due to the increase in fair value of the benchmark funds.

As of December 31, 2008 and 2007, the Company’s liability under the Deferred Compensation Plan of $1.8 million and $0.7 million, respectively, was fully funded. The Company holds the Deferred Compensation Plan assets in a limited rabbi trust, which is subject to the claims of the Company’s creditors in the event of the Company’s bankruptcy or insolvency. Assets held by the rabbi trust are reported on the Company’s consolidated balance sheets in marketable securities, and were reported at December 31, 2008 and 2007 at their fair value of $1.9 million and $0.7 million, respectively (see Note 17).

15.	Future Minimum Rent

The Company has operating leases with tenants that expire at various dates through 2027 and are either subject to scheduled fixed increases or adjustments based on the Consumer Price Index. Generally, the leases grant tenants renewal options. Leases also provide for additional rents based on certain operating expenses. Future contractual minimum rent under operating leases as of December 31, 2008 for five years and thereafter are summarized as follows:

Year Ending	(in thousands)
2009	$223,265
2010	204,580
2011	181,247
2012	165,780
2013	150,226
Thereafter	526,009

Total	$1,451,107

16.	Commitments and Contingencies

General

In the normal course of business, the Company is required to post construction bonds to guarantee its performance of government-mandated infrastructure improvements. As of December 31, 2008, the Company had outstanding construction bonds of $4.8 million.

As of December 31, 2008, the Company had commitments of approximately $12.5 million for contracts and executed leases directly related to the Company’s operating properties and the development property in lease-up, excluding tenant-funded tenant improvements.

Ground Leases

The Company has noncancellable ground lease obligations on Kilroy Airport Center Phases I, II and III in Long Beach, California with a lease period expiring in July 2084. Rental rates are subject to adjustments every five years based on fair market value. The Company also leases the land at Kilroy Airport Center, Phase IV in Long Beach, California for future development opportunities. This land is adjacent to the Company’s Office Properties at Kilroy Airport Center, Long Beach. The lease expires in July 2084, subject to the Company’s option to terminate the lease early upon written notice to the landlord. This option to terminate was scheduled to expire in July 2008. However, in July 2008, the Company and the landlord agreed to extend this option until April 2009. Should the Company elect not to terminate the lease, the ground lease obligation will be subject to fair market rental adjustments in April 2009 and at scheduled dates thereafter.

The minimum commitment under the Company’s ground leases at December 31, 2008 for five years and thereafter was as follows:

Year Ending	(in thousands)
2009	$1,262
2010	1,265
2011	1,192
2012	969
2013	969
Thereafter	61,810

Total	$67,467

Litigation

To the Company’s knowledge, neither the Company nor any of the Company’s properties are presently subject to any litigation or threat of litigation which, if determined unfavorably to the Company, would have a material adverse effect on the Company’s cash flow, financial condition or results of operations. The Company is party to litigation arising in the ordinary course of business, none of which if determined unfavorably to the Company, individually or in the aggregate, is expected to have a material adverse effect on the Company’s cash flow, financial condition or results of operations.

In March 2008, Newgen Results Corporation (“Newgen”) attempted to surrender the leased premises at one of the Company’s Office Properties and ceased paying rent prior to the end of the lease term. Newgen signed the original lease for the property in 2000 and was subsequently acquired by Teletech Holdings, Inc. (“Teletech”). The Company refused to accept a surrender of the premises and has initiated legal action against Teletech and Newgen for past due rent and future rent as it becomes due and owing. In the event there is ultimately an unfavorable result to the Company, the Company believes that there could potentially be a negative non-cash impact to the Company’s results of operations ranging between $0 and approximately $3.5 million, primarily related to the deferred rent receivable balance for this tenant at December 31, 2008. The Company stopped recognizing revenue associated with this lease as of April 2008.

Insurance

The Company carries comprehensive liability, fire, extended coverage, earthquake, environmental, rental loss and terrorism insurance covering all of the Company’s properties. Management believes the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice. The Company does not carry insurance for generally uninsurable losses such as loss from riots or acts of God. Some of the Company’s policies are subject to limitations of coverage, qualifications, terms, conditions and involve large deductibles or co-payments. In addition, the Company’s earthquake insurance policies include substantial self-insurance portions.

Environmental Matters

The Company follows the policy of monitoring its properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist, the Company is not currently aware of any environmental liability with respect to the properties that would have a material effect on the Company’s financial condition, results of operations and cash flow. Further, the Company is not aware of any environmental liability or any unasserted claim or assessment with respect to an environmental liability that the Company believes would require additional disclosure or the recording of a loss contingency.

17.	Fair Value of Financial Instruments

Financial Instruments Reported at Fair Value

The following tables set forth the carrying value and the fair value of the Company’s marketable securities as of December 31, 2008.

	Fair Value Measurement at
	December 31, 2008 (Level 1)(1)	December 31, 2007(1)
	($ in thousands)
Description
Marketable Securities	$1,888	$707

(1)	Based on quoted prices in active markets for identical securities.

Financial Instruments Disclosed at Fair Value

The following table sets forth the carrying value and the fair value of Company’s financial assets and liabilities as of December 31, 2008 and 2007.

	December 31, 2008		December 31, 2007
	Carrying Value	Fair Value	Carrying Value	Fair Value
	($ in thousands)
Description
Assets
Note receivable	$10,824	$10,343	$10,970	$11,346
Liabilities
Secured debt	316,456	296,438	395,912	404,591
Notes	429,892	305,767	421,747	399,397
Unsecured senior notes	144,000	111,065	144,000	145,310
Credit Facility	252,000	237,898	111,000	110,166

For the year ended December 31, 2008, the Company added an additional 250 basis points to the credit spread used to determine the fair value of its secured debt, unsecured senior notes and the Credit Facility, due to the current liquidity crisis and economic environment and the resultant tightening of credit in the credit markets.

18.	Significant Lease Termination Fees

2008 Lease Terminations

In the second quarter of 2008, Favrille, Inc. (“Favrille”), the Company’s seventh largest tenant at June 30, 2008 based on annualized base rental revenues, notified the Company of its intention to cease its business operations and to not pay any future rental payments under its lease beyond June 2008. The Company held a $3.6 million letter of credit and a $0.3 million security deposit as credit support under the terms of the lease. At June 30, 2008, the Company increased its provision for bad debts by approximately $3.1 million to reserve for the portion of the deferred rent receivable balance related to the Favrille lease that it estimated would not be recoverable after the application of the letter of credit proceeds and security deposit. In July 2008, the Company and Favrille entered into an agreement to terminate the lease as of August 31, 2008. During the third quarter of 2008, the Company drew down the letter of credit and applied the $3.9 million letter of credit proceeds and security deposit to July and August rent and the outstanding deferred rent receivable and accounts receivable balances.

During the year ended December 31, 2008, the Company also recognized approximately $2.7 million of non-cash rental revenue, which was primarily due to the acceleration of the amortization of the deferred revenue balance related to tenant-funded tenant improvements associated with the Favrille lease. At December 31, 2008, there was a $16.6 million unamortized balance included in buildings and improvements on the Company’s consolidated balance sheet related to the tenant improvements that remain in the two buildings previously leased to Favrille. The Company believes that these tenant improvements will have value to future tenants.

In July 2008, the Company entered into agreements with Intuit Inc. (“Intuit”), the Company’s largest tenant at December 31, 2008 based on annual base rental revenues, to early terminate one of its leases in 2008 and to extend another of its leases by one year to August 2010. The lease that was terminated encompassed approximately 90,000 rentable square feet of office space and was scheduled to expire in July 2014. Intuit had the option to early terminate this lease in 2010. Intuit vacated approximately 95% of the premises in the third quarter of 2008 and is expected to vacate the remaining premises during the first quarter of 2009. The lease that was extended encompasses approximately 71,000 rentable square feet of office space and was scheduled to expire in August 2009. In connection with the lease with Intuit that was terminated, the Company recognized a net lease termination fee of approximately $5.0 million during the year ended December 31, 2008, which is included in other property income. The Company will recognize approximately $0.1 million of additional other property income during the first quarter of 2009, as Intuit will continue to occupy 5% of the space under the short-term lease.

2006 Lease Terminations

In May 2006, the Company recognized $9.8 million of other property income resulting from the early termination of a lease with Qwest Communications International Inc. (“Qwest”) at an industrial property in Irvine, California, which encompassed approximately 244,800 rentable square feet. Of the $9.8 million recognized, $7.5 million represented the net lease termination fee, which was comprised of $9.0 million received in cash offset by a write-off of a $1.5 million deferred receivable balance associated with the lease. The remaining $2.3 million represented a non-cash gain on the lease termination related to Qwest’s obligation to replace the property’s roof, in accordance with the original lease and the lease termination agreement. The Company recorded the $2.3 million cost of the roof paid by Qwest as a capital asset and recognized the associated gain in other property income. In September 2006, the Company sold this property and therefore reclassified all income associated with the property to discontinued operations for all periods presented (see Note 20).

19.	Segment Disclosure

The Company’s reportable segments consist of the two types of commercial real estate properties for which the Company’s chief operating decision-makers internally evaluate operating performance and financial results: Office Properties and Industrial Properties. The Company also has certain corporate level activities including legal administration, accounting, finance and management information systems, which are not considered separate operating segments.

The Company evaluates the performance of its segments based upon net operating income. “Net Operating Income” is defined as operating revenues (rental income, tenant reimbursements and other property income) less property and related expenses (property expenses, real estate taxes, ground leases and provisions for bad debts) and excludes other non-property income and expenses, interest expense, depreciation and amortization and corporate general and administrative expenses. There is no intersegment activity.

The following tables reconcile the Company’s segment activity to its consolidated results of operations and financial position as of and for the years ended December 31, 2008, 2007 and 2006.

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Office Properties:
Operating revenues(1)	$256,066	$227,811	$208,410
Property and related expenses	70,099	59,236	54,278

Net operating income, as defined	185,967	168,575	154,132

Industrial Properties:
Operating revenues(1)	33,902	30,661	33,131
Property and related expenses	6,552	5,664	5,898

Net operating income, as defined	27,350	24,997	27,233

Total Reportable Segments:
Operating revenues(1)	289,968	258,472	241,541
Property and related expenses	76,651	64,900	60,176

Net operating income, as defined	213,317	193,572	181,365

Reconciliation to Consolidated Net Income Available for Common Stockholders:
Total net operating income, as defined, for reportable segments	213,317	193,572	181,365
Unallocated other (loss) income:
Interest and other investment (loss) income	(93)	1,606	1,826
Other unallocated expenses:
General and administrative expenses	38,260	36,580	22,800
Interest expense	45,346	40,762	43,541
Depreciation and amortization	83,275	72,815	68,830

Income from continuing operations	46,343	45,021	48,020
Income from discontinued operations	568	78,296	45,422

Net income	46,911	123,317	93,442
Net income attributable to noncontrolling common units of the Operating Partnership	(1,886)	(6,957)	(5,990)

Net income attributable to the Company	45,025	116,360	87,452
Preferred dividends and distributions	(15,196)	(15,196)	(15,196)

Net income available to common stockholders	$29,829	$101,164	$72,256

(1)	All operating revenues are comprised of amounts received from third-party tenants.

	December 31,
	2008	2007
	(in thousands)
Assets:
Office Properties:
Land, buildings and improvements, net	$1,537,466	$1,421,763
Undeveloped land and construction in progress	248,889	324,918
Total assets(1)	1,903,997	1,865,426
Industrial Properties:
Land, buildings and improvements, net	156,472	159,391
Total assets(1)	165,266	167,238
Total Reportable Segments:
Land, buildings and improvements, net	1,693,938	1,581,154
Undeveloped land and construction in progress	248,889	324,918
Total assets(1)	2,069,263	2,032,664
Reconciliation to Consolidated Assets:
Total assets for reportable segments	2,069,263	2,032,664
Other unallocated assets:
Cash and cash equivalents	9,553	11,732
Restricted cash	672	546
Marketable securities	1,888	707
Note receivable	10,824	10,970
Deferred financing costs, net	5,883	8,134
Prepaid expenses and other assets, net	4,835	5,057

Total consolidated assets	$2,102,918	$2,069,810

(1)	Includes land, buildings and improvements, undeveloped land and construction in progress, current receivables, deferred rent receivable and deferred leasing costs and acquisition-related intangible assets, all shown on a net basis.

	December 31,
	2008	2007
	(in thousands)
Capital Expenditures:(1)
Office Properties:
Expenditures for development and redevelopment properties and undeveloped land	$74,574	$205,661
Acquisition of redevelopment property and undeveloped land	—	157,005
Capital expenditures and tenant improvements	25,160	26,943
Industrial Properties:
Capital expenditures and tenant improvements	3,723	1,305
Total Reportable Segments:
Expenditures for development and redevelopment properties and undeveloped land	74,574	205,661
Acquisition of redevelopment property and undeveloped land	—	157,005
Capital expenditures and tenant improvements	28,883	28,248

(1)	Total consolidated capital expenditures are equal to the same amounts disclosed for total reportable segments.

20.	Discontinued Operations

The following table summarizes the components that comprise income from discontinued operations for the years ended December 31, 2008, 2007 and 2006 (see Note 4 for further information regarding dispositions):

	Year Ended December 31,
	2008		2007	2006
	(in thousands)
REVENUES:
Rental income	$		$7,720	$10,793
Tenant reimbursements			2,289	2,198
Other property income(1)		199	303	9,797

Total revenues		199	10,312	22,788

EXPENSES:
Property expenses			3,394	3,880
Real estate taxes(2)		(135)	942	972
Provision for bad debts				17
Ground leases			452	433
Interest expense(3)				90
Depreciation and amortization			1,733	3,233

Total expenses		(135)	6,521	8,625

Income from discontinued operations before net gain on dispositions of discontinued operations		334	3,791	14,163
Net gain on dispositions of discontinued operations(4)(5)		234	74,505	31,259

Total income from discontinued operations		$568	$78,296	$45,422

(1)	Other property income for the year ended December 31, 2008 represents the receipt of a cash bankruptcy settlement payment related to a tenant receivable for a property that was sold in 2005.

(2)	Real estate taxes for the year ended December 31, 2008 represents the reversal of an accrual for property taxes for a property that was sold in 2005.

(3)	In connection with the disposition of the building sold in March 2006, the Company repaid approximately $1.3 million in principal of a mortgage loan secured by the property. The related interest was allocated to discontinued operations for the year ended December 31, 2006.

(4)	During the year ended December 31, 2008, the Company recognized an additional $0.2 million net gain on the December 2007 disposition of Kilroy Airport Center Sea-Tac in connection with the resolution of a gain contingency related to the completion of certain capital improvements.

(5)	Net gain on dispositions of discontinued operations for the year ended December 31, 2007 includes a $4.8 million payment received to terminate a profit participation agreement that was entered into in connection with a 2005 property disposition.

The following table summarizes total income from discontinued operations by the Company’s reportable segments:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Reportable Segments:
Office Properties	$433	$72,497	$3,908
Industrial Properties	135	5,799	41,514

Total income from discontinued operations	$568	$78,296	$45,422

21.	Net Income Available to Common Stockholders Per Share

The following table reconciles the numerator and denominator of the basic and diluted per-share computations for income from continuing operations and net income available to common stockholders for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
	(in thousands, except share and per share amounts)
Numerator:
Income from continuing operations	$46,343	$45,021	$48,020
Income from continuing operations attributable to noncontrolling common units of the Operating Partnership	(1,852)	(1,919)	(2,514)
Preferred dividends and distributions	(15,196)	(15,196)	(15,196)
Allocation of income from continuing operations to participating securities (nonvested shares)	(332)	(267)	(149)

Numerator for basic and diluted income from continuing operations available to common stockholders per share	$28,963	$27,639	$30,161
Discontinued operations	568	78,296	45,422
Discontinued operations attributable to noncontrolling common units of the Operating Partnership	(34)	(5,038)	(3,476)
Allocation of income from discontinued operations to participating securities (nonvested shares)	(6)	(700)	(206)

Numerator for basic and diluted net income available to common stockholders per share	$29,491	$100,197	$71,901

Denominator:
Basic weighted average vested common shares outstanding	32,466,591	32,379,997	31,244,062
Effect of dilutive securities—stock options and contigently issuable shares	74,281	28,969	48,566

Diluted weighted average vested common shares and common share equivalents outstanding	32,540,872	32,408,966	31,292,628

Basic earnings per share:
Income from continuing operations available to common stockholders per share	$0.89	$0.85	$0.96
Discontinued operations per share	0.02	2.24	1.34

Net income available to common stockholders per share	$0.91	$3.09	$2.30

Diluted earnings per share:
Income from continuing operations available to common stockholders per share	$0.89	$0.85	$0.96
Discontinued operations per share	0.02	2.24	1.34

Net income available to common stockholders per share	$0.91	$3.09	$2.30

At December 31, 2008 and 2007, the effect of the assumed conversion of the Notes was not included in the net income available to common stockholders per share calculation as its effect was antidilutive to income from continuing operations available to common stockholders.

22.	Tax Treatment of Distributions

The following table reconciles the dividends declared per common share to the dividends paid per common share during the years ended December 31, 2008, 2007 and 2006 as follows:

Dividends	2008	2007	2006
Dividends declared per common share	$2.320	$2.220	$2.120
Less: Dividends declared in the current year and paid in the following year	(0.580)	(0.555)	(0.530)
Add: Dividends declared in the prior year and paid in the current year	0.555	0.530	0.510

Dividends paid per common share	$2.295	$2.195	$2.100

The income tax treatment for the dividends to common stockholders reportable for the years ended December 31, 2008, 2007 and 2006 as identified in the table above, was as follows:

Common Shares	2008		2007		2006
Ordinary income	$1.645	71.70%	$1.044	47.56%	$0.462	21.99%
Return of capital	0.650	28.30	1.054	48.02	1.635	77.87
Capital gains(1)			0.097	4.42	0.003	0.14

	$2.295	100.00%	$2.195	100.00%	$2.100	100.00%

(1)	2006 and 2007 capital gains are comprised entirely of 15% rate gains.

The income tax treatment for the dividends to Series E preferred stockholders reportable for the years ended December 31, 2008, 2007, and 2006 was as follows:

Preferred Shares	2008		2007		2006
Ordinary income	$1.950	100.00%	$1.786	91.57%	$1.938	99.40%
Capital gains			0.164	8.43	0.012	0.60

	$1.950	100.00%	$1.950	100.00%	$1.950	100.00%

The income tax treatment for the dividends to Series F preferred stockholders reportable for the years ended December 31, 2008, 2007, and 2006 was as follows:

Preferred Shares	2008		2007		2006
Ordinary income	$1.875	100.00%	$1.717	91.57%	$1.864	99.40%
Capital gains			0.158	8.43	0.011	0.60

	$1.875	100.00%	$1.875	100.00%	$1.875	100.00%

23.	Quarterly Financial Information (Unaudited)

Summarized quarterly financial data for the years ended December 31, 2008 and 2007 was as follows:

	2008 Quarter Ended(1)
	March 31,	June 30,	September 30,	December 31,
	(in thousands, except per share amounts)
Revenues from continuing operations	$70,802	$69,629	$77,100	$72,437
Net Operating Income from continuing operations(2)	52,985	49,309	58,009	53,014
Income from continuing operations	13,175	8,154	16,631	8,383
Discontinued operations	—	433	—	135
Net income	13,175	8,587	16,631	8,518
Net income attributable to the Company	12,584	8,285	15,836	8,320
Preferred dividends and distributions	(3,799)	(3,799)	(3,799)	(3,799)
Net income available to common stockholders	8,785	4,486	12,037	4,521
Net income available to common stockholders per share—basic	0.27	0.14	0.37	0.14
Net income available to common stockholders per share—diluted	0.27	0.14	0.37	0.14

	2007 Quarter Ended(1)
	March 31,	June 30,	September 30,	December 31,
	(in thousands, except per share amounts)
Revenues from continuing operations	$61,433	$62,180	$65,117	$69,742
Net Operating Income from continuing operations(2)	46,683	46,545	48,166	52,177
Income from continuing operations	11,753	11,204	11,263	10,801
Discontinued operations	9,667	5,790	1,042	61,797
Net income	21,420	16,994	12,305	72,598
Net income attributable to the Company	20,277	16,140	11,755	68,188
Preferred dividends and distributions	(3,799)	(3,799)	(3,799)	(3,799)
Net income available to common stockholders	16,478	12,341	7,956	64,389
Net income available to common stockholders per share—basic	0.51	0.38	0.24	1.97
Net income available to common stockholders per share—diluted	0.51	0.38	0.24	1.96

(1)	The summation of the quarterly financial data may not equal the annual number reported on the consolidated statement of operations due to rounding differences.

(2)	See Note 19 for definition of Net Operating Income.

The quarterly financial information may not equal the amounts reported on the Company’s quarterly reports on Form 10-Q due to reclassification of revenues and expenses to discontinued operations, in accordance with SFAS 144 (see Note 20) and the adoption of new accounting pronouncements effective January 1, 2009 (see Note 2).

24.	Subsequent Events

On January 16, 2009, aggregate distributions of $20.2 million were paid to common stockholders and common unitholders of record on December 31, 2008.

On January 23, 2009, the Executive Compensation Committee granted an aggregate of 527,099 nonvested RSUs and 51,040 shares of the Company’s common stock to the Executive Officers under the 2008 Annual Long-Term Incentive Program and the DPP, respectively (see Note 13).

On January 23, 2009, the Executive Compensation Committee granted an aggregate of 42,874 nonvested RSUs to certain key employees for the 2008 performance period (see Note 13).

In January 2009, the Executive Compensation Committee approved the 2009 Annual Bonus Program for the Executive Officers (see Note 13).

KILROY REALTY CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Year ended December 31, 2008, 2007 and 2006

(in thousands)

	Balance at Beginning of Period	Charged to Costs and Expenses or Rental Revenue	Deductions	Balance at End of Period
Allowance for Uncollectible Tenant Receivables
Year ended December 31, 2008—Allowance for uncollectible tenant receivables	$3,437	$675	$(132)	$3,980
Year ended December 31, 2007—Allowance for uncollectible tenant receivables	$3,281	$173	$(17)	$3,437
Year ended December 31, 2006—Allowance for uncollectible tenant receivables	$2,875	$520	$(114)	$3,281
Allowance for Unbilled Deferred Rent
Year ended December 31, 2008—Allowance for deferred rent	$8,034	$3,376	$(4,071)	$7,339
Year ended December 31, 2007—Allowance for deferred rent	$7,950	$300	$(216)	$8,034
Year ended December 31, 2006—Allowance for deferred rent	$7,920	$241	$(211)	$7,950

KILROY REALTY CORPORATION

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2008

	Initial Cost				Costs Capitalized Subsequent to Acquisition/ Improvement	Gross Amounts at Which Carried at Close of Period			Accumulated Depreciation	Depreciation Life(1)	Date of Acquisition(A)/ Construction(C)(2)		Rentable Square Feet(3)
Property Location	Encumbrances		Land	Buildings and Improvements		Land	Building	Total
	($ in thousands)
Office Properties:
23925 Park Sorrento Calabasas, California	$18,726	(5)	$50	$2,346	$271	$50	$2,617	$2,667	$921	35	2001	(C)	11,789
23975 Park Sorrento Calabasas, California	(5)		765	17,720	3,586	765	21,307	22,072	7,619	35	2001	(C)	100,592
24025 Park Sorrento Calabasas, California	(5)		845	15,896	2,529	845	18,425	19,270	6,952	35	2000	(C)	102,264
26541 Agoura Road Calabasas, California			1,979	9,630	4,756	1,979	14,386	16,365	6,520	35	1997	(A)	91,327
2240 E. Imperial, El Segundo, California			1,044	11,763	22,429	1,044	34,192	35,236	12,378	35	1983	(C)	122,870
2250 E. Imperial, El Segundo, California			2,579	29,062	19,434	2,579	48,496	51,075	33,337	35	1983	(C)	293,261
2260 E. Imperial, El Segundo, California			2,518	28,370	(5,836)	2,518	22,534	25,052	15,255	35	1983	(C)	286,151
909 Sepulveda Blvd El Segundo, California			3,577	34,042	36,644	3,577	70,686	74,263	9,534	35	2003/2004	(C)	241,607
999 Sepulveda Blvd El Segundo, California			1,407	34,326	8,936	1,407	43,262	44,669	7,559	35	2003/2004	(C)	127,901
3750 Kilroy Airport Way Long Beach, California				1,941	10,154		12,095	12,095	7,087	35	1989	(C)	10,457
3760 Kilroy Airport Way Long Beach, California				17,467	7,540		25,007	25,007	15,128	35	1989	(C)	165,278
3780 Kilroy Airport Way Long Beach, California				22,319	11,462		33,781	33,781	23,988	35	1989	(C)	219,745
3800 Kilroy Airport Way Long Beach, California				19,408	14,728		34,136	34,136	12,452	35	1999/2000	(C)	192,476
3840 Kilroy Airport Way Long Beach, California				13,586	8,663		22,249	22,249	10,171	35	1999/2000	(C)	136,026
3880 Kilroy Airport Way Long Beach, California				9,704	1,084		10,788	10,788	3,674	35	1997	(A)	98,243
3900 Kilroy Airport Way, Long Beach, California				12,615	4,896		17,511	17,511	7,450	35	1997	(A)	126,840
Kilroy Airport Center, Phase IV(4) Long Beach, California					2,088		2,088	2,088	2,058	35
12100 W. Olympic Blvd. Los Angeles, California			352	45,611	12,257	9,633	48,587	58,220	9,076	35	2002	(C)	150,167
12200 W. Olympic Blvd. Los Angeles, California			4,329	35,488	10,342	3,977	46,182	50,159	19,026	35	2000	(C)	150,302
12312 W. Olympic Blvd. Los Angeles, California			3,325	12,202	583	3,399	12,710	16,109	4,335	35	1997	(A)	78,000
1633 26th Street Santa Monica, California			2,080	6,672	1,680	2,040	8,392	10,432	3,826	35	1997	(A)	44,915
2100 Colorado Avenue Santa Monica, California	75,475	(6)	5,474	26,087	1,179	5,476	27,264	32,740	8,875	35	1997	(A)	94,844
3130 Wilshire Blvd. Santa Monica, California			8,921	6,579	7,840	9,188	14,152	23,340	6,522	35	1997	(A)	89,017

	Initial Cost				Costs Capitalized Subsequent to Acquisition/ Improvement	Gross Amounts at Which Carried at Close of Period			Accumulated Depreciation	Depreciation Life(1)	Date of Acquisition(A)/ Construction(C)(2)		Rentable Square Feet(3)
Property Location	Encumbrances		Land	Buildings and Improvements		Land	Building	Total
	($ in thousands)
501 Santa Monica Blvd. Santa Monica, California	(6)		4,547	12,044	4,738	4,551	16,777	21,328	6,154	35	1998	(A)	73,115
12225 El Camino Real Del Mar, California			1,700	9,633	(773)	1,703	8,858	10,561	2,537	35	1998	(A)	60,840
12235 El Camino Real Del Mar, California			1,507	8,543	4,259	1,510	12,799	14,309	3,928	35	1998	(A)	54,673
12340 El Camino Real Del Mar, California			4,201	13,896	7,063	4,201	20,959	25,160	4,092	35	2002	(C)	87,405
12390 El Camino Real Del Mar, California			3,453	11,981	1,200	3,453	13,181	16,634	5,110	35	2000	(C)	72,332
3579 Valley Centre Dr. Del Mar, California	75,867	(7)(8)	2,167	6,897	3,203	2,858	9,409	12,267	3,508	35	1999	(C)	52,375
3611 Valley Centre Dr. Del Mar, California	(7)		4,184	19,352	10,835	5,259	29,112	34,371	9,313	35	2000	(C)	130,178
3661 Valley Centre Dr. Del Mar, California	(7)		4,038	21,144	5,919	4,725	26,376	31,101	8,601	35	2001	(C)	129,752
3721 Valley Centre Dr. Del Mar, California	(7)		4,297	18,967	5,660	4,254	24,670	28,924	4,520	35	2002	(C)	114,780
3811 Valley Centre Dr. Del Mar, California	31,716	(8)	3,452	16,152	20,052	4,457	35,199	39,656	7,706	35	2000	(C)	112,067
12348 High Bluff Drive Del Mar, California	(7)		1,629	3,096	3,249	1,629	6,345	7,974	3,124	35	1999	(C)	38,710
12400 High Bluff Drive Del Mar, California			15,167	40,497	6,025	15,167	46,522	61,689	8,170	35	2003	(C)	208,464
6200 Greenwich Drive Governor Park, California	2,904	(9)	1,583	5,235	2,706	1,699	7,824	9,523	4,217	35	1997	(A)	71,000
6220 Greenwich Drive Governor Park, California	(9)		3,213	10,628	5,912	3,449	16,304	19,753	5,077	35	1997	(A)	141,214
15051 Avenue of Science I-15 Corridor, California			2,888	5,780	5,508	2,888	11,288	14,176	3,343	35	2001	(C)	70,617
15073 Avenue of Science I-15 Corridor, California			2,070	5,728	1,470	2,070	7,198	9,268	2,922	35	2001	(C)	46,759
15231 Avenue of Science I-15 Corridor, California			2,233	8,830	1,685	2,233	10,515	12,748	1,031	35	2005	(C)	65,638
15253 Avenue of Science I-15 Corridor, California			1,548	6,423	997	1,548	7,421	8,969	717	35	2005	(C)	37,437
15333 Avenue of Science I-15 Corridor, California			2,371	16,500	1,106	2,371	17,606	19,977	1,194	35	2006	(C)	78,880
15378 Avenue of Science I-15 Corridor, California			3,565	3,796	1,871	3,565	5,667	9,232	2,219	35	1998	(A)	68,910
15004 Innovation Drive I-15 Corridor, California			1,858		62,246	1,858	62,246	64,104	730	35	2008	(C)	146,156
15435 Innovation Drive I-15 Corridor, California			2,143	6,311	(7)	2,046	6,401	8,447	3,482	35	2000	(C)	51,500
15445 Innovation Drive I-15 Corridor, California			2,143	6,311	237	2,046	6,645	8,691	3,483	35	2000	(C)	51,500
13280 Evening Creek Drive South I-15 Corridor, California			3,701	8,398	1,143	3,701	9,541	13,242	250	35	2007	(A)	42,971

	Initial Cost			Costs Capitalized Subsequent to Acquisition/ Improvement	Gross Amounts at Which Carried at Close of Period			Accumulated Depreciation	Depreciation Life(1)	Date of Acquisition(A)/ Construction(C)(2)		Rentable Square Feet(3)
Property Location	Encumbrances	Land	Buildings and Improvements		Land	Building	Total
	($ in thousands)
13290 Evening Creek Drive South I-15 Corridor, California		5,229	11,871	1,457	5,229	13,328	18,557	70	35	2007	(A)	61,176
13480 Evening Creek Drive North I-15 Corridor, California		7,997		46,980	7,997	46,980	54,977	473	35	2007	(A)	147,533
13500 Evening Creek Drive North I-15 Corridor, California		7,581	35,903	5,104	7,580	41,007	48,587	5,638	35	2004	(A)	140,915
13520 Evening Creek Drive North I-15 Corridor, California		7,581	35,903	5,505	7,580	41,408	48,988	5,601	35	2004	(A)	140,915
7525 Torrey Santa Fe 56 Corridor, California		2,348	28,035	3,818	2,348	31,852	34,200	1,762	35	2007	(C)	103,979
7535 Torrey Santa Fe 56 Corridor, California		2,950	33,808	5,717	2,950	39,525	42,475	2,141	35	2007	(C)	130,243
7545 Torrey Santa Fe 56 Corridor, California		2,950	33,708	7,842	2,950	41,550	44,500	2,289	35	2007	(C)	130,354
7555 Torrey Santa Fe 56 Corridor, California		2,287	24,916	3,466	2,287	28,382	30,669	1,520	35	2007	(C)	101,236
10020 Pacific Mesa Sorrento Mesa, California		8,007	52,189	15,965	8,007	68,154	76,161	3,750	35	2007	(C)	318,000
4910 Directors Place Sorrento Mesa, California		2,240	13,039		2,240	13,039	15,279		35	2008	(C)	(12)
4921 Directors Place Sorrento Mesa, California		3,792	11,091	1,701	3,792	12,793	16,585	30	35	2002	(C)	55,500
4939 Directors Place Sorrento Mesa, California		2,225	12,698	4,359	2,198	17,085	19,283	4,418	35	2002	(C)	60,662
4955 Directors Place Sorrento Mesa, California		2,521	14,122	4,414	3,179	17,878	21,057	6,791	35	2002	(C)	76,246
5005 Wateridge Vista Dr Sorrento Mesa, California		2,558	5,694	(8,252)					35	1999	(C)	61,460
5010 Wateridge Vista Dr Sorrento Mesa, California		4,548	10,122	13,226	9,334	18,562	27,896	7,041	35	1999	(C)	111,318
10243 Genetic Center Dr Sorrento Mesa, California		4,632	19,549	(33)	4,632	19,516	24,148	5,289	35	2001	(C)	102,875
10390 Pacific Center Ct Sorrento Mesa, California		3,267	5,779	7,501	3,267	13,280	16,547	2,742	35	2001	(C)	68,400
6055 Lusk Avenue Sorrento Mesa, California		3,935	8,008	4,929	3,942	12,930	16,872	3,272	35	1997	(A)	93,000
6260 Sequence Drive Sorrento Mesa, California		3,206	9,803	1,016	3,212	10,814	14,026	3,512	35	1997	(A)	130,536
6290 Sequence Drive Sorrento Mesa, California		2,403	7,349	4,037	2,407	11,382	13,789	2,834	35	1997	(A)	90,000
6310 Sequence Drive Sorrento Mesa, California	(6)	2,941	4,946	(8)	2,941	4,939	7,880	2,049	35	1997	(A)	62,415
6340 Sequence Drive Sorrento Mesa, California	(6)	2,434	7,302	9,938	2,437	17,236	19,673	4,993	35	1998	(A)	66,400

	Initial Cost			Costs Capitalized Subsequent to Acquisition/ Improvement	Gross Amounts at Which Carried at Close of Period			Accumulated Depreciation	Depreciation Life(1)	Date of Acquisition(A)/ Construction(C)(2)		Rentable Square Feet(3)
Property Location	Encumbrances	Land	Buildings and Improvements		Land	Building	Total
	($ in thousands)
6350 Sequence Drive Sorrento Mesa, California	(6)	4,941	14,824	(5,300)	4,949	9,516	14,465	4,313	35	1998	(A)	132,600
10394 Pacific Center Ct Sorrento Mesa, California	(6)	2,696	7,134	(1,453)	1,671	6,706	8,377	1,968	35	1998	(A)	59,630
10398 Pacific Center Ct. Sorrento Mesa, California	(6)	1,947	5,152	(521)	1,222	5,357	6,579	1,672	35	1998	(A)	43,645
10421 Pacific Center Ct. Sorrento Mesa, California	(6)	2,926	7,979	19,048	2,926	27,027	29,953	5,891	35	1998	(A)	79,871
10445 Pacific Center Ct. Sorrento Mesa, California	(6)	2,247	5,945	(31)	1,810	6,351	8,161	1,586	35	1998	(A)	48,709
10455 Pacific Center Ct. Sorrento Mesa, California	(6)	4,044	10,701	(2,441)	3,780	8,525	12,305	2,613	35	1998	(A)	90,000
10350 Barnes Canyon Sorrento Mesa, California	(6)	1,648	4,360	1,576	1,459	6,124	7,583	3,099	35	1998	(A)	38,018
10120 Pacific Heights Dr Sorrento Mesa, California	(6)	2,397	6,341	(75)	2,111	6,552	8,663	3,010	35	1998	(A)	52,540
5717 Pacific Center Sorrento Mesa, California		2,693	6,280	4,220	2,693	10,500	13,193	1,517	35	2001	(C)	67,995
4690 Executive Drive UTC, California		1,623	7,926	1,788	1,623	9,713	11,336	3,374	35	1999	(A)	47,636
9455 Towne Center Dr. UTC, California			3,936	3,421	3,118	4,239	7,357	1,528	35	1998	(A)	45,195
9785 Towne Center Dr. UTC, California		2,722	9,932	(1,076)	2,329	9,249	11,578	2,577	35	1999	(A)	75,534
9791 Towne Center Dr. UTC, California		1,814	6,622	1,121	2,217	7,341	9,558	2,045	35	1999	(A)	50,466
4175 E. La Palma Ave Anaheim, California		1,518	2,612	2,415	1,518	5,027	6,545	2,310	35	1997	(A)	43,263
8101 Kaiser Blvd Anaheim, California		2,369	6,180	1,517	2,377	7,689	10,066	2,845	35	1997	(A)	59,790
601 Valencia Avenue Brea, California		3,518	2,900	768	3,519	3,668	7,187	1,218	35	1997	(A)	60,891
603 Valencia Avenue Brea, California		2,706	3,904	331	2,706	4,235	6,941	688	35	2005	(A)	45,900
111 Pacifica Irvine, California	(6)	5,165	4,653	2,369	5,166	7,021	12,187	3,397	35	1997	(A)	67,496
5151 Camino Ruiz Camarillo, California		3,151	13,797	3,785	3,150	17,582	20,732	5,965	35	1997	(A)	187,861
5153 Camino Ruiz Camarillo, California		675	2,957	918	675	3,875	4,550	1,731	35	1997	(A)	38,655
5155 Camino Ruiz Camarillo, California		675	2,957	1,062	675	4,019	4,694	1,782	35	1997	(A)	38,856

	Initial Cost					Costs Capitalized Subsequent to Acquisition/ Improvement	Gross Amounts at Which Carried at Close of Period			Accumulated Depreciation	Depreciation Life(1)	Date of Acquisition(A)/ Construction(C)(2)		Rentable Square Feet(3)
Property Location	Encumbrances			Land	Buildings and Improvements		Land	Building	Total
	($ in thousands)
2829 Townsgate Road Thousand Oaks, California				5,248	8,001	3,752	5,248	11,754	17,002	4,609	35	1997	(A)	81,067

TOTAL OFFICE PROPERTIES		204,688		$263,258	$1,209,904	$519,425	$279,169	$1,713,420	$1,992,589	$455,124				8,650,126

Industrial Properties:
2031 E. Mariposa Ave. El Segundo, California	$			$132	$867	$3,138	$132	$4,005	$4,137	$3,592	35	1954	(C)	192,053
1000 E. Ball Road Anaheim, California				838	1,984	1,264	838	3,248	4,086	2,969	35	1956	(C)/1974(A)	100,000
1230 S. Lewis Rd. Anaheim, California				395	1,489	2,488	395	3,977	4,372	3,275	35	1982	(C)	57,730
1250 N. Tustin Avenue Anaheim, California		35,500	(10)	2,098	4,158	504	2,098	4,663	6,761	1,649	35	1998	(A)	84,185
3125 E. Coronado Street Anaheim, California		72,792	(11)	3,669	4,341	746	3,669	5,087	8,756	1,613	35	1997	(A)	144,000
3130/3150 Miraloma Anaheim, California		(11)		3,335	3,727	233	3,335	3,959	7,294	1,335	35	1997	(A)	144,000
3250 E. Carpenter Ave Anaheim, California		(10)				2,556		2,556	2,556	942	35	1998	(C)	41,225
3340 E. La Palma Ave Anaheim, California		(10)		67	1,521	5,005	67	6,527	6,594	5,444	35	1966	(C)	153,320
3355 E. La Palma Ave Anaheim, California		(11)		1,704	3,235	2,669	1,982	5,626	7,608	2,802	35	2000	(C)	98,200
4123 E. La Palma Ave Anaheim, California				1,690	2,604	2,952	1,690	5,555	7,245	2,304	35	1997	(A)	70,863
4155 E. La Palma Ave Anaheim, California				1,148	2,681	1,074	1,148	3,755	4,903	1,474	35	1997	(A)	74,618
5115 E. La Palma Ave Anaheim, California		(11)		2,462	6,675	4,764	2,464	11,438	13,902	4,100	35	1997	(A)	286,139
5325 E. Hunter Avenue Anaheim, California		(11)		1,728	3,555	940	1,728	4,495	6,223	1,675	35	1997	(A)	110,487
1145 N. Ocean Blvd Anaheim, California		(11)		1,171	2,224	639	1,303	2,732	4,035	1,128	35	2000	(C)	65,447
1201 N. Miller Street Anaheim, California		(11)		3,620	6,875	(2,643)	2,145	5,708	7,853	2,911	35	2000	(C)	119,612

	Initial Cost			Costs Capitalized Subsequent to Acquisition/ Improvement	Gross Amounts at Which Carried at Close of Period			Accumulated Depreciation	Depreciation Life(1)	Date of Acquisition(A)/ Construction(C)(2)		Rentable Square Feet(3)
Property Location	Encumbrances	Land	Buildings and Improvements		Land	Building	Total
	($ in thousands)
1211 N. Miller Street Anaheim, California	(11)	2,130	4,044	4,001	3,234	6,941	10,175	2,373	35	2000	(C)	200,646
1231 N. Miller Street Anaheim, California	(11)	2,023	3,842	791	1,984	4,671	6,655	1,685	35	2000	(C)	113,242
660 N. Puente Brea, California	(10)	227	2,507	373	247	2,861	3,108	950	35	1997	(A)	51,567
950 W. Central Brea, California	(10)	101	1,114	602	111	1,707	1,818	569	35	1997	(A)	24,000
1050 W. Central Brea, California	(10)	139	1,532	289	117	1,844	1,961	638	35	1997	(A)	30,000
1150 W. Central Brea, California	(10)	139	1,532	108	132	1,647	1,779	604	35	1997	(A)	30,000
895 Beacon Street Brea, California	(10)	253	2,785	102	224	2,916	3,140	1,008	35	1997	(A)	54,795
955 Beacon Street Brea, California	(10)	177	1,950	92	172	2,046	2,218	698	35	1997	(A)	37,916
Industrial Properties:
1125 Beacon Street Brea, California	(10)	227	2,507	411	261	2,884	3,145	889	35	1997	(A)	49,178
925 Lambert Road Brea, California	(11)	1,829	3,861	1,158	1,831	5,017	6,848	2,060	35	2000	(C)	80,000
1075 Lambert Road Brea, California	(11)	1,497	3,159	939	1,495	4,100	5,595	1,746	35	2000	(C)	98,811
1675 MacArthur Costa Mesa, California	(11)	2,076	2,114	346	2,076	2,459	4,535	816	35	1997	(A)	50,842
25902 Towne Center Drive Foothill Ranch, California	(11)	3,334	8,243	6,104	4,949	12,733	17,682	5,673	35	1998	(C)	309,685
12681/12691 Pala Drive Garden Grove, California		471	2,115	2,903	471	5,018	5,489	4,852	35	1980	(A)	84,700
7421 Orangewood Ave Garden Grove, California		612	3,967	1,726	612	5,693	6,305	2,005	35	1997	(A)	82,602
7091 Belgrave Garden Grove, California		486	3,092	300	505	3,373	3,878	1,225	35	1997	(A)	70,000
12271 Industry Garden Grove, California		131	833	(292)	125	546	671	189	35	1997	(A)	20,000
12311 Industry Garden Grove, California		168	1,070	(347)	135	757	892	263	35	1997	(A)	25,000
12400 Industry Street Garden Grove, California		943	2,110	187	943	2,297	3,240	854	35	1997	(A)	64,200
7261 Lampson Garden Grove, California		318	2,022	(426)	429	1,484	1,913	452	35	1997	(A)	47,092
12472 Edison Garden Grove, California		374	2,379	677	318	3,111	3,429	1,001	35	1997	(A)	55,576
12442 Knott Garden Grove, California		392	2,498	1,969	356	4,503	4,859	1,562	35	1997	(A)	58,303
2055 S.E. Main Street Irvine, California		772	2,343	424	772	2,766	3,538	922	35	1997	(A)	47,583
1951 E. Carnegie Avenue Santa Ana, California	(10)	1,830	3,630	1,506	1,844	5,122	6,966	2,042	35	1997	(A)	100,000
2525 Pullman Santa Ana, California		4,283	3,276	1,646	4,283	4,922	9,205	1,383	35	2002	(A)	103,380
14831 Franklin Avenue Tustin, California		1,112	1,065	327	1,113	1,391	2,504	640	35	1997	(A)	36,256

	Initial Cost			Costs Capitalized Subsequent to Acquisition/ Improvement	Gross Amounts at Which Carried at Close of Period			Accumulated Depreciation	Depreciation Life(1)	Date of Acquisition(A)/ Construction(C)(2)		Rentable Square Feet(3)
Property Location	Encumbrances	Land	Buildings and Improvements		Land	Building	Total
	($ in thousands)
2911 Dow Avenue Tustin, California		1,124	2,408	674	1,124	3,082	4,206	948	35	1998	(A)	51,410
17150 Von Karman Irvine, California		4,848	7,342	(151)	4,848	7,191	12,039	2,385	35	1997	(A)	(13)

TOTAL INDUSTRIAL PROPERTIES	108,292	$56,073	$125,276	$52,768	$57,705	$176,413	$234,118	$77,645				3,718,663

Undeveloped land and construction in progress		196,372		52,517	196,372	52,517	248,889

TOTAL ALL PROPERTIES	312,980	$515,703	$1,335,180	$624,710	$533,246	$1,942,350	$2,475,596	$532,769				12,368,789

(1)	The cost of buildings and improvements are depreciated using the straight-line method of accounting over estimated useful lives generally ranging from 25 to 35 years for buildings and improvements, and the shorter of the lease term or useful life, generally ranging from one to 20 years, for tenant improvements.

(2)	Represents date of construction or acquisition by the Company, or the Company’s Predecessor, the Kilroy Group.

(3)	Includes square footage from the Company’s stabilized portfolio.

(4)	These costs represent infrastructure costs incurred in 1989.

(5)	These properties secure a $18.7 million mortgage note.

(6)	These properties secure a $75.5 million mortgage note.

(7)	These properties secure a $75.9 million mortgage note.

(8)	These properties secure a $31.7 million mortgage note.

(9)	These properties secure a $2.9 million mortgage note.

(10)	These properties secure a $35.5 million line of credit.

(11)	These properties secure a $72.8 million mortgage note.

(12)	The Company is in the lease-up phase of this property, and therefore the property is excluded from the stabilized portfolio. The property encompasses approximately 51,000 square feet.

(13)	The Company is in the process of re-entitling this property for residential use, and therefore the property is excluded from the stabilized portfolio. The property encompasses approximately 157,000 square feet.

The aggregate gross cost of property included above for federal income tax purposes, approximated $2.0 billion as of December 31, 2008.

The following table reconciles the historical cost of total real estate held for investment, from January 1, 2006 to December 31, 2008:

	Year Ended December 31,
	2008	2007	2006
	($ in thousands)
Total real estate held for investment, beginning of year	$2,370,004	$2,040,761	$1,953,971
Additions during period:
Other acquisitions	—	157,005	—
Improvements, etc.	105,592	225,326	128,229

Total additions during period	105,592	382,331	128,229
Deductions during period:
Cost of real estate sold	—	(53,088)	(41,439)

Total deductions during period	—	(53,088)	(41,439)

Total real estate held for investment, end of year	$2,475,596	$2,370,004	$2,040,761

The following table reconciles the accumulated depreciation from January 1, 2006 to December 31, 2008:
	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Accumulated depreciation, beginning of year	$463,932	$443,807	$416,597
Additions during period:
Depreciation of real estate	68,837	61,143	59,038

Total additions during period	68,837	61,143	59,038
Deductions during period:
Write-offs due to sale	—	(41,018)	(12,632)
Other(1)	—	—	(19,196)

Total deductions during period	—	(41,018)	(31,828)

Accumulated depreciation, end of year	$532,769	$463,932	$443,807

(1)	Related to redevelopment buildings transferred to construction in progress during the year ended December 31, 2006.